UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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EDISON INTERNATIONAL®

Energy for What's Ahead℠

Edison International & Southern California Edison Company
2017 Joint Proxy Statement

Mailing address of the executive offices:
2244 Walnut Grove Avenue
Rosemead, California 91770

LETTER TO OUR SHAREHOLDERS

March 17, 2017

Dear Fellow Shareholder:

We are pleased to invite you to attend the Edison International and Southern California Edison Company Annual Meeting of Shareholders to be held on Thursday, April 27, 2017, at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776.

Proxy Highlights

The Proxy Statement includes information about our corporate governance and executive compensation program. In particular, we would like to direct your attention to the following matters discussed in the Proxy Statement:

●	The key qualifications, experience and diversity of our director nominees (pages 1–7);
●	Our key corporate governance attributes (page 2);
●	Our leadership transition and separation of the Chair and Chief Executive Officer roles (pages 2 and 9);
●	Our Board oversight of cybersecurity and environmental and social issues (page 10); and
●	Our engagement with major shareholders on our corporate governance, executive compensation and business strategy (pages 2 and 27).

Your Vote is Important

The proxy materials are being mailed or provided to you via the Internet beginning on March 17, 2017. We hope that you will participate in the Annual Meeting by attending and/or voting. You may vote your proxy via the Internet, by telephone, or by mail. Please follow the instructions on the Notice of Internet Availability of proxy materials or Proxy Card that you received in the mail.

If you receive more than one copy of the Notice or more than one Proxy Card, it means your shares are held in more than one account. You should vote the shares in all of your accounts. Please note that to vote your shares by Internet or telephone you will need the control number on your Notice or Proxy Card.

Your vote is very important to us and to our business. If you vote by Internet or telephone, please cast your vote by the April 26 deadline (April 25 for shares held in the Edison 401(k) Savings Plan).

Thank you very much for your continued interest in our business.

Sincerely,

William P. Sullivan	Pedro J. Pizarro
Chair of the Board	President and Chief Executive Officer
Edison International	Edison International

i

NOTICE OF 2017 ANNUAL MEETING OF
SHAREHOLDERS

Meeting Information
Date:	Thursday, April 27, 2017
Time:	9:00 a.m., Pacific Time
Location:	Hilton Los Angeles/San Gabriel
Hotel 225 West Valley Blvd.
San Gabriel, California 91776

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 27, 2017:

The Proxy Statement and Annual Report are available at www.edison.com/annualmeeting.

Directions to the Annual Meeting and information on how to vote your proxy are included in the Proxy Statement.

Items To Be Voted On		By Edison International (“EIX”) Shareholders	By Southern California Edison Company (“SCE”) Shareholders	Board Recommendation
1	Election of Directors	9 Nominees	10 Nominees
	Vanessa C.L. Chang	✓	✓	For
	Louis Hernandez, Jr.	✓	✓	For
	James T. Morris	✓	✓	For
	Kevin M. Payne		✓	For
	Pedro J. Pizarro	✓	✓	For
	Linda G. Stuntz	✓	✓	For
	William P. Sullivan	✓	✓	For
	Ellen O. Tauscher	✓	✓	For
	Peter J. Taylor	✓	✓	For
	Brett White	✓	✓	For
2	Ratification of the Appointment of the Independent Registered Public Accounting Firm	✓	✓	For
3	Advisory Vote to Approve the Company’s Executive Compensation	✓	✓	For
4	Advisory Vote on the Frequency of Say-on-Pay Votes	✓	✓	1 Year
5	Shareholder Proposal Regarding Shareholder Proxy Access Reform	✓		Against

EIX and SCE shareholders may also vote on any other matters properly brought before the meeting.

RECORD DATE
Only shareholders at the close of business on March 3, 2017 are entitled to receive notice of and to vote at the Annual Meeting.

SOLICITATION OF PROXIES
The EIX and SCE Boards of Directors are soliciting proxies from you for use at the Annual Meeting, or at any adjournment or postponement of the meeting. Proxies allow designated individuals to vote on your behalf at the Annual Meeting.

Dated: March 17, 2017
For the Boards of Directors,

Barbara E. Mathews
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary
Edison International
Southern California Edison Company

ii

PROXY SUMMARY

The information below is presented to assist shareholders in reviewing the proposals to be voted on at the Annual Meeting. For more complete information about these topics, please review the Company’s complete Proxy Statement and Annual Report.

Our Business, Strategy, and Financial Highlights

EIX’s core business is conducted by its subsidiary SCE, a rate-regulated electric utility that supplies electric energy to approximately 15 million people in a 50,000 square-mile area of southern California. Our mission is to safely provide customers reliable, affordable and clean electricity. Our strategy has three key elements:

●	Invest in our infrastructure to maintain a safe and reliable transmission and distribution network.
●

Modernize the electric grid to enable increased penetration of distributed energy resources to support California’s climate change and greenhouse gas reduction objectives and empower our customers to make new energy technology choices.

●	Promote operational and service excellence to enhance performance in the areas of safety, reliability, customer satisfaction, and cost.

This strategy is intended to provide a foundation for long-term sustainable growth and shareholder value.

Significant results for EIX include:

●	2016 consolidated core earnings of $3.97 per share exceeded our goal of $3.91 per share;
●	One-year (2016) total shareholder return (“TSR”) of 24.9% exceeded the Philadelphia Utility Index, which had a TSR of 17.4%;
●	Three-year (2014-2016) TSR of 68.6% exceeded the Philadelphia Utility Index TSR of 41.9%;
●	Five-year (2012-2016) TSR of 99.8% exceeded the Philadelphia Utility Index TSR of 56.6%; and
●	Annual dividend rate has grown from $1.30 per share in 2012 to $2.17 per share in 2017.

Our Director Nominees

Our director nominees reflect the diversity of ethnicity, gender, skills, background and qualifications valued by our Board. The range of tenure on our Board brings a variety of perspectives to strategic, financial and operational deliberations.

Name	Director Since	Industry Experience	Ethnicity/ Gender	Independent	Committee Memberships	Other Public Co. Boards	Mandatory Retirement Date
Vanessa C.L. Chang	2007	Accounting/	Asian/	Yes	Audit	3	2025
		Real Estate	Female		Compensation
Louis Hernandez, Jr.	2016	Multimedia/	Hispanic/	Yes	Audit	1	2038
		Technology	Male		FOSO
James T. Morris	2016	Insurance	White/	Yes	Audit	1	2032
			Male		Compensation
Kevin M. Payne	2016	Electric Utilities	White/	No	None	0	N/A
(SCE Nominee Only)			Male
Pedro J. Pizarro	2014	Electric Utilities	Hispanic/	No	None	0	N/A
			Male
Linda G. Stuntz	2014	Law	White/	Yes	FOSO	1	2027
			Female		Governance
William P. Sullivan	2015	Information	White/	Yes	FOSO	1	2022
(EIX Chair)		Technology/	Male		Governance
		Biotechnology
Ellen O. Tauscher	2013	Government/	White/	Yes	Audit	2	2024
		Finance	Female		FOSO
Peter J. Taylor	2011	Finance	African	Yes	Audit	0	2031
			American/		Compensation
			Male
Brett White	2007	Commercial	White/	Yes	Compensation	0	2032
		Real Estate	Male		Governance

Audit = Audit Committee
Compensation = Compensation and Executive Personnel Committee
FOSO = Finance, Operations and Safety Oversight Committee
Governance = Nominating/Corporate Governance Committee

2017 Proxy Statement	1

Our Corporate Governance Attributes
Board Characteristics	Average Age of EIX Director Nominees	59
	Average Tenure of EIX Director Nominees (Number of Years)	4
	Percentage of EIX Director Nominees Who Are Independent	89%
	Percentage of EIX Director Nominees Who Are Female	33%
	Percentage of EIX Director Nominees From Diverse Ethnic Backgrounds	44%
Board Oversight	Independent Chair of the EIX Board	✓
	Independent Directors Meet Regularly Without Management Present	✓
	Key Board Committees Composed Solely of Independent Directors	✓
	Board Oversight of Key Enterprise Risks, Including Cybersecurity	✓
	Board Oversight of Political Contributions	✓
	Annual Board and Committee Evaluations	✓
Executive Compensation	Majority of Executive Compensation “At Risk” and Aligned with Shareholder Interests	✓
	Quantitative Targets for Most Annual Incentive Plan Goals	✓
	Incentive Compensation Clawback Policy	✓
	Anti-Hedging and Anti-Pledging Policies	✓
	Stock Ownership Guidelines for Directors and Executive Officers	✓
	Stock Holding Requirements for Executive Officers	✓
Shareholder Rights	Annual Election of Directors	✓
	Majority Voting for Directors in Uncontested Elections	✓
	Threshold for Shareholders to Call Special Meetings	10%
	Shareholder Ability to Act By Written Consent	✓
	Annual Advisory Vote on Executive Compensation	✓
	Proxy Access for Director Elections	✓
2016 Meetings	Number of Board Meetings	11
	Number of Independent Director Executive Sessions	6
	Percentage of EIX Director Nominees Who Attended >75% of Board and Committee Meetings	100%
	Percentage of EIX Director Nominees Who Attended the Annual Meeting	89%
	Percentage of EIX Shareholder Votes Cast in Favor of Executive Compensation	96%

Our Leadership Transition

Theodore F. Craver, Jr. retired at age 65 from his position as EIX Chairman and Chief Executive Officer (“CEO”), effective September 30, 2016. In anticipation of Mr. Craver’s retirement, the Board established a special committee on Board leadership and regularly discussed succession planning at Board meetings. During the succession planning process, the EIX Board determined that separating the roles of the chair and CEO upon Mr. Craver’s retirement would be in the best interests of our shareholders.

Effective upon Mr. Craver’s retirement, the Board appointed independent director William P. Sullivan as the non-executive Chair of the EIX Board and elected Pedro J. Pizarro to succeed Mr. Craver as EIX CEO. To facilitate this leadership transition, effective June 1, 2016, the Board elected Mr. Pizarro as EIX President and Kevin M. Payne as SCE CEO, succeeding Mr. Pizarro.

Our Shareholder Engagement

We seek and value input from our shareholders. In 2016, we engaged with our major institutional shareholders to discuss the Company’s corporate governance, executive compensation, and business strategy. In particular, we sought feedback from shareholders regarding our proxy access framework and sustainability disclosure. Management shared the feedback received from these discussions with the Board and relevant Board committees.

2	2017 Proxy Statement

ITEM 1: ELECTION OF DIRECTORS

Nine directors have been nominated for election to the EIX Board and ten directors have been nominated for election to the SCE Board, each to hold office until the next Annual Meeting. The director nominees of EIX and SCE are the same, except that Mr. Payne is a nominee for the SCE Board only. Directors Jagjeet S. Bindra, who decided not to stand for re-election, and Richard T. Schlosberg III, who reached the mandatory retirement age of 72, will leave the Board effective as of the date of the Annual Meeting.

A biography of each nominee describing his or her age as of this Proxy Statement, current Board committee service, business experience during the past five years and other relevant business experience is presented below. The biography includes the experience, qualifications, attributes, and skills that led the Board to conclude that the nominee should serve as a director. While each nominee’s entire range of experience and skills is important, particular experience that contributes to the diversity and effectiveness of the Board is identified below.

Vanessa C.L. Chang

Biographical Information

Ms. Chang has been a director of EL & EL Investments, a private real estate investment business, since 1999. She previously served as chief executive officer and president of ResolveItNow.com, an online dispute resolution service, senior vice president of Secured Capital Corporation, a real estate investment bank, and a partner of the accounting firm KPMG Peat Marwick LLP. Ms. Chang is a director of Sykes Enterprises, Incorporated and Transocean Ltd., and a director or trustee of 17 funds advised by the Capital Group and its subsidiaries, of which seven are members of the American Funds family and ten are members of Capital Group’s Private Client Services. She is a graduate of the University of British Columbia and a Certified Public Accountant (inactive).

Specific Qualifications and Experience Relevant to the Company

Ms. Chang brings to the Board experience in accounting and financial reporting and oversight matters. This experience is valuable in her role as a financial expert on the Audit Committee. Ms. Chang spent most of her career in the Southern California area and brings knowledge of the community served by SCE. She also brings experience as a director of public, private, and non-profit organizations, and securities regulation and corporate governance knowledge.

Age 64 Director Since 2007 Board Committees ●Audit ●Compensation Other Public Company Boards ●American Funds Family ●Sykes Enterprises, Incorporated ●Transocean Ltd.

Louis Hernandez, Jr.

Age 50 Director Since 2016 Board Committees ●Audit ●FOSO Other Public Company Boards ●Avid Technology, Inc.	Biographical Information

Mr. Hernandez has been the chairman and chief executive officer of Avid Technology, Inc., a digital media company that provides audio and video technology, since 2013, and also served as its president from 2013 to 2016. He has been a director of Avid Technology, Inc. since 2008. From 1999 to 2013, Mr. Hernandez served as chairman and chief executive officer of Open Solutions, Inc., a technology provider for the financial services marketplace. He previously also served in various executive roles at RoweCom Inc. and U.S. Medical Instruments, Inc. and as a director of HSBC North America Holdings Inc. and several of its affiliates. Mr. Hernandez is a graduate of San Diego State University, where he also received his MBA degree.

Specific Qualifications and Experience Relevant to the Company

Mr. Hernandez brings to the Board public company chief executive leadership experience in the multimedia software industry and technology sector. He also brings entrepreneurial, marketing, and product development experience, which is particularly relevant to the Company’s new business development activities. Mr. Hernandez’s experience in the technology sector is valuable in addressing the challenges of the changing electric industry.

2017 Proxy Statement	3

ITEM 1: ELECTION OF DIRECTORS

James T. Morris

Age 57 Director Since 2016 Board Committees ●Audit ●Compensation Other Public Company Boards ●Pacific Mutual Fund Complex	Biographical Information

Mr. Morris is the chairman, president and chief executive officer of Pacific Life Insurance Company, and its parent companies Pacific Mutual Holding Company and Pacific LifeCorp. He has served as chief executive officer since 2007 and chairman since 2008, and served as president from 2007 to 2012 and again beginning in 2016. Mr. Morris has served in a variety of management positions since joining Pacific Life in 1982, including chief operating officer from 2006 to 2007, executive vice president and chief insurance officer, life insurance and annuities and mutual funds divisions, from 2005 to 2006, executive vice president, life insurance division, from 2002 to 2005, and senior vice president, individual insurance, from 1996 to 2002. In addition, he has been chairman of the board and trustee of the Pacific Select Fund and the Pacific Funds Series Trust, members of the same mutual fund complex, since 2007. Mr. Morris serves as a director of the American Council of Life Insurers, where he previously served as its chairman from 2012 to 2013. He is a graduate of the University of California at Los Angeles and serves as a member of the Board of Visitors of the UCLA Anderson School of Management.

Specific Qualifications and Experience Relevant to the Company

Mr. Morris brings to the Board business and chief executive leadership experience in an industry which, like the electric utility industry, is highly regulated. He also brings strategic perspective, product development, marketing and financial analysis experience to the Board.

Kevin M. Payne

Age 56 SCE Director Since 2016 Other Public Company Boards ●None

Biographical Information

Mr. Payne has been the CEO of SCE since June 2016. Prior to his current role, he served as senior vice president of Customer Service for SCE from 2014 to June 2016. Mr. Payne has held various leadership positions, including Vice President of Engineering and Technical Services from 2011 to 2014, Vice President of Client Services Planning and Controls from 2010 to 2011, Vice President of Information Technology and Business Integration from 2009 to 2010, and Vice President of Enterprise Resource Planning from 2008 to 2009. Prior to that he was a Director in the Renewable and Alternative Power and Major Customer Technical Support departments. Mr. Payne began his career with SCE in 1986 in the Engineering and Construction department managing power plant retrofit and other engineering projects. He has a degree in mechanical engineering from the University of California, Berkeley, and is a registered professional engineer.

Specific Qualifications and Experience Relevant to the Company

Mr. Payne brings to the SCE Board in-depth knowledge of the Company’s business, experienced leadership, and an engineering background. He also brings senior executive, operations and strategic planning experience developed during his 30 years of service with SCE.

4	2017 Proxy Statement

ITEM 1: ELECTION OF DIRECTORS

Pedro J. Pizarro

Age 51 EIX Director Since 2016 SCE Director Since 2014 Other Public Company Boards ●None	Biographical Information

Mr. Pizarro has been the President and CEO of EIX since October 2016. Prior to that, he served as President of EIX from June 2016 to September 2016 and President of SCE from October 2014 to May 2016. Mr. Pizarro has held a wide range of executive positions at the EIX companies since joining EIX in 1999. From 2011 through March 2014, he served as President of EME, an indirect subsidiary of EIX that filed for bankruptcy in 2012. Prior to that, Mr. Pizarro served as Executive Vice President of SCE from 2008 to 2011, responsible for SCE’s transmission and distribution system, procurement of conventional and renewable power, and gas-fired and hydroelectric power production facilities. He also previously served as Vice President and Senior Vice President of Power Procurement, and Vice President of Strategy and Business Development, among other executive roles. Prior to his work at the EIX companies, Mr. Pizarro was a senior engagement manager with McKinsey & Company, providing management consulting services to energy, technology, engineering services, and banking clients. He is a director of the Edison Electric Institute and the Electric Power Research Institute, and is a member of the Board of Governors of Argonne National Laboratory. Mr. Pizarro is a graduate of Harvard University and earned a Ph.D. in chemistry from the California Institute of Technology.

Specific Qualifications and Experience Relevant to the Company

Mr. Pizarro brings to the Board in-depth knowledge of the Company’s business, experienced leadership, and operations and strategic planning experience and background. His leadership and experience dealing with difficult challenges during the EME bankruptcy adds value to the Board. He also brings experience as a director of various non-profit organizations.

Linda G. Stuntz

Age 62 Director Since 2014 Board Committees ●FOSO ●Governance Other Public Company Boards ●Royal Dutch Shell plc	Biographical Information

Ms. Stuntz has been a partner of the law firm of Stuntz, Davis & Staffier, P.C. since 1995, and served as a partner of the law firm of Van Ness Feldman LLP from 1993 to 1995. Her practice includes energy and environmental regulation. Ms. Stuntz previously served as Deputy Secretary of, and held senior policy positions in, the U.S. Department of Energy from 1989 to 1993, and served as associate minority counsel and minority counsel to the Energy and Commerce Committee of the U.S. House of Representatives from 1981 to 1987. She is a director of Royal Dutch Shell plc, and previously served as a director of Raytheon Company, Schlumberger, Ltd. and American Electric Power Company. Ms. Stuntz also served on the U.S. Secretary of Energy Advisory Board. She is a graduate of Wittenberg University and received her law degree from Harvard University.

Specific Qualifications and Experience Relevant to the Company

Ms. Stuntz brings to the Board utility and environmental law and public policy experience, which is particularly relevant to the Company’s business. Her experience as a director of other public companies, including in the energy and electric utilities industries, also brings value to the Board.

2017 Proxy Statement	5

ITEM 1: ELECTION OF DIRECTORS

William P. Sullivan

Age 67 Director Since 2015 Chair of the EIX Board Board Committees ●FOSO ●Governance Other Public Company Boards ●Maxim Integrated	Biographical Information

Mr. Sullivan served as chief executive officer of Agilent Technologies, a global provider of scientific instruments, software, services and consumables in life sciences, diagnostics and applied chemical markets, from 2005 to 2015. In addition, he was Agilent’s president from 2005 to 2012 and 2013 to 2014. Prior to that, Mr. Sullivan was executive vice president and chief operating officer of Agilent from 2002 to 2005. He had been senior vice president and general manager of Agilent’s Semiconductor Products Group from 1999 to 2002. Before 1999, Mr. Sullivan served in various management roles, including in manufacturing and product development, at Hewlett-Packard Company. He serves as a director of Maxim Integrated and previously served as a director of Agilent Technologies, Avnet, Inc. and URS Corporation. Mr. Sullivan is a graduate of the University of California, Davis.

Specific Qualifications and Experience Relevant to the Company

Mr. Sullivan brings to the Board experience as president and chief executive officer of a large public company. He also brings significant operational experience, including leadership of successful company transformation. This experience, particularly in the technology sector and in product and business development, is very valuable to the Board in the changing electric industry.

Ellen O. Tauscher

Age 65 Director Since 2013 Board Committees ●Audit ●FOSO Other Public Company Boards ●eHealth Inc. ●SeaWorld Entertainment, Inc.	Biographical Information

Ms. Tauscher has been a strategic advisor with the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC since 2012. Ms. Tauscher served as Under Secretary of State for Arms Control and International Security from 2009 to 2012. Prior to joining the State Department, she served from 1997 to 2009 as a member of the U.S. House of Representatives from California’s 10th Congressional District. While a member of Congress, Ms. Tauscher served on the House Armed Services Committee, the House Transportation and Infrastructure Committee and as Chairman of the House Armed Services Subcommittee on Strategic Forces. Prior to serving in Congress, she worked in investment banking and the financial industry in various roles for Bache Halsey Stuart Shields, Bear Stearns & Co., and Drexel Burnham Lambert, and as an officer of the American Stock Exchange. Ms. Tauscher is a director of eHealth, Inc. and SeaWorld Entertainment, Inc., and previously served as a director of Invacare Corporation. She also served on the U.S. Secretary of Energy Advisory Board. Ms. Tauscher is a graduate of Seton Hall University.

Specific Qualifications and Experience Relevant to the Company

Ms. Tauscher brings to the Board extensive government affairs and public policy experience, which is particularly relevant to the Company’s business and valuable in assessing the Company’s strategy. She also brings business and financial acumen. Her experience in national security and in the State Department and in Congress is particularly valuable in the oversight of cybersecurity risk and her role as the Board’s liaison to the Company’s cybersecurity oversight group (see page 10).

6	2017 Proxy Statement

ITEM 1: ELECTION OF DIRECTORS

Peter J. Taylor

Age 58 Director Since 2011 Board Committees ●Audit (Chair) ●Compensation Other Public Company Boards ●None	Biographical Information

Mr. Taylor has been the president of ECMC Foundation, a nonprofit corporation dedicated to educational attainment for low-income students, since May 2014. Prior to that he served as executive vice president and chief financial officer of the University of California from 2009 to 2014 and managing director of public finance at Lehman Brothers and Barclays Capital from 2002 to 2009. Mr. Taylor is a director of Pacific Mutual Holding Company and the Kaiser Family Foundation, and a member of the Board of Trustees of California State University and the J. Paul Getty Trust. Previously, he was chair of the UCLA African American Admissions Task Force and a commissioner on the California Performance Review Commission. Mr. Taylor is a graduate of the University of California Los Angeles and holds a Master’s degree in public policy analysis from Claremont Graduate University.

Specific Qualifications and Experience Relevant to the Company

Mr. Taylor brings to the Board finance and public policy experience, which is particularly relevant to the Company’s infrastructure investment strategy and highly regulated business. He also brings experience in risk management, accounting and financial reporting, which is valuable in his role as a financial expert and Chair of the Audit Committee.

Brett White

Age 57 Director Since 2007 Board Committees ●Compensation (Chair) ●Governance Other Public Company Boards ●None	Biographical Information

Mr. White has been chairman and chief executive officer of Cushman & Wakefield (formerly DTZ), a commercial real estate services company, since September 2015. He served as executive chairman of DTZ from March 2015 to September 2015. Mr. White previously served as a senior advisor to TPG Capital, a private equity firm, from July 2014 to December 2014 and as a managing partner at Blum Capital, a private equity firm, from January 2013 to December 2013. Prior to that, he served as chief executive officer of CBRE Group, Inc., a commercial real estate services firm, from 2005 to 2012, president of CBRE Group from 2001 to 2010 and, prior to that, as chairman of the Americas of CB Richard Ellis Services, Inc. Mr. White previously served as a director of Ares Commercial Real Estate Corporation, CBRE Group, Inc. and Realogy Holdings Corporation. He is a graduate of the University of California, Santa Barbara.

Specific Qualifications and Experience Relevant to the Company

Mr. White brings to the Board the experience, strategic perspective, critical judgment and analytical skills of a chief executive officer of a global company. His real estate services industry experience is particularly relevant to the Company’s infrastructure investment strategy. He also brings the perspective of a business headquartered and doing business in the local markets served by SCE developed from his years of service at CBRE Group. This experience is valuable in Mr. White’s role as the Company’s Compensation Committee Chair.

The Board recommends you vote “FOR” the EIX and SCE director nominees, as applicable.

2017 Proxy Statement	7

ITEM 1: ELECTION OF DIRECTORS

Our Corporate Governance

How are potential director nominees identified and selected by the Board to become nominees?

The Governance Committee, comprised solely of independent directors under New York Stock Exchange LLC (“NYSE”) rules and our Corporate Governance Guidelines, recommends director candidates to the Board.

The Committee will consider candidates recommended by shareholders if they are submitted in writing to the Corporate Secretary and include all of the information required by Article II, Section 4 of our Bylaws plus a written description with any supporting materials of:

●	Any direct or indirect business relationships or transactions within the last three years between EIX and its subsidiaries and senior management, on the one hand, and the candidate and his or her affiliates and immediate family members, on the other hand; and
●	The qualifications, qualities, and skills of the candidate that the shareholder deems appropriate to submit to the Committee to assist in its consideration of the candidate.

The Committee also considers candidates recommended by our directors, senior management, and director search firms retained by the Committee. Mr. Hernandez, who was elected to the Board in August 2016 and is a first-time nominee for election by the shareholders at the Annual Meeting, was recommended by the Committee’s director search firm. The search firm supports the process of identifying director candidates, coordinating the interview process and conducting reference checks. There are no differences in the manner in which the Committee evaluates a candidate based on the source of the recommendation.

If, based on an evaluation of the candidate’s qualifications, qualities and skills, the Committee determines to continue its consideration of a candidate, Committee members and other directors as determined by the Committee interview the candidate. The Committee conducts any further research on the candidate it deems appropriate. The Committee then determines whether to recommend that the candidate be nominated as a director. The Board considers the recommendation and determines whether to nominate the candidate for election.

What information does the Governance Committee consider when recommending a director nominee?

For the Committee to recommend a director nominee, the candidate must at a minimum possess the qualifications, qualities and skills in our Corporate Governance Guidelines, including:

●	A reputation for integrity, honesty and adherence to high ethical standards;
●	Experience in a generally recognized position of leadership; and
●	The demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company.

The Committee also considers other factors and information, including the Board’s current need for additional members, the candidate’s potential for increasing the Board’s range of experience, skills and diversity, the candidate’s independence, and skills and experience relevant to our business strategy.

In nominating candidates for re-election to the Board, the Committee also considers the nature and time invested in a director’s service on other boards, the director’s Board, Board committee and annual meeting attendance, and the vote received at the prior annual meeting.

How does the Governance Committee consider diversity in identifying director candidates?

Our Corporate Governance Guidelines state the Board’s policy that the value of diversity on the Board should be considered. The Committee considers ethnic and gender diversity, and diversity of skills, backgrounds and qualifications represented on the Board, in recommending nominees for election. The Committee has instructed its director search firm to identify candidates reflecting ethnic and gender diversity.

The Committee evaluates its effectiveness in achieving diversity on the Board through its annual review of Board composition, which identifies ethnicity, gender and industry experience prior to recommending nominees for election.

How does the Board determine which directors are independent?

Our Corporate Governance Guidelines require that the Board be comprised of at least a majority of independent directors and that the Audit, Compensation, and Governance Committees be comprised entirely of independent directors. The Company uses the NYSE listing standards to determine independence.

Directors serving on the Audit and the Compensation Committees must meet additional independence criteria prescribed by the NYSE listing standards and the charters of those Committees. Director Chang serves on the audit committees of the American Funds family, Sykes Enterprises, Incorporated and Transocean Ltd. The Board has determined Ms. Chang’s simultaneous service on the audit committees of three other public companies does not impair her ability to effectively serve on our Audit Committee.

The Board has determined that the relationships described in Section B of Exhibit A-1 to our Corporate Governance Guidelines, which are on our website at www.edison.com/corpgov, are not material for purposes of determining directors’ independence to serve on the Board. The Board does not consider these relationships in making independence determinations to serve on the Board.

For relationships not prohibited by NYSE rules and not covered under the categories of immaterial relationships in our Guidelines, the determination of whether a relationship is material or not, and therefore whether a director is independent to serve on the Board or not, is made in good faith by the directors. The director whose relationship is under consideration abstains from the vote regarding his or her independence.

8	2017 Proxy Statement

ITEM 1: ELECTION OF DIRECTORS

Which directors has the Board determined are independent to serve on the Board?

The Board has determined that all directors other than Messrs. Pizarro and Payne are independent to serve on the Board.

The Board reviews the independence of our directors to serve on the Board or an independent Board committee at least annually, and periodically as needed. On a monthly basis, the Company also monitors director relationships and transactions that might disqualify them as independent. In February 2017, prior to recommending director nominees for election, the Board confirmed that the independent directors had no relationships or transactions that disqualified them as independent to serve on the Board.

Who is the Chair of the Board and what are the Chair’s duties and responsibilities?

Mr. Sullivan has served as the independent Chair of the EIX Board since September 30, 2016. Prior to this time, Mr. Craver served as EIX Chairman and CEO and Mr. White served as the Company’s Lead Director. Effective upon Mr. Craver’s retirement on September 30, 2016, the EIX Board separated the roles of Chair and CEO by amending the EIX Bylaws and Corporate Governance Guidelines and appointing Mr. Sullivan as independent Chair of the EIX Board and Mr. Pizarro as EIX CEO. The Company no longer has a Lead Director.

As independent Chair, Mr. Sullivan’s duties include:

●	Chair the Board meetings and Annual Meetings;
●	With the CEO, create the agenda for the Board meetings;
●	With the Governance Committee, oversee the annual evaluations of the Board;
●	Be the principal liaison in synthesizing and communicating to the CEO key issues from the executive sessions of the independent directors; and
●	With the Compensation Committee Chair, conduct the annual CEO performance review after review with the independent directors.

The SCE Bylaws provide that the CEO of SCE has the duties of the Chair unless a separate Chair of the SCE Board is appointed. Since June 1, 2016, Mr. Payne has served as SCE CEO and has had the duties of the Chair of the SCE Board. SCE does not have a Lead Director.

Why does the Board believe its Board leadership structure is appropriate?

The EIX Board believes separating the Chair and CEO positions is the most appropriate leadership structure for EIX at this time, by allowing Mr. Pizarro to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing Mr. Sullivan to focus on leading the Board, providing advice and counsel to Mr. Pizarro, and facilitating the Board’s independent oversight of management.

The SCE Board has determined that the current leadership structure is appropriate for SCE as a subsidiary of EIX. All directors of SCE are independent, except for Messrs. Payne and Pizarro, and the key Board committees are composed entirely of independent directors.

What is the Board’s role in CEO succession planning?

The Board believes CEO succession planning is one of its most important responsibilities. Our Corporate Governance Guidelines provide that the Board will annually review and evaluate succession planning and management development for the Company’s senior officers, including the CEO.

At least annually, the Board meets in executive session with the EIX CEO to discuss talent and succession planning. The discussion includes CEO succession in the ordinary course, CEO succession if an emergency occurs, and succession for other key senior management positions. The frequency of the Board’s CEO succession planning discussions depends in part on the period until the CEO’s expected retirement.

In the succession planning process, internal CEO succession candidates are identified and evaluated based on criteria considered predictive of success at the CEO level, considering the Company’s business strategy. The Board uses a common talent assessment format for each individual. The assessment includes a development plan for each individual.

Our Corporate Governance Guidelines provide that the Board will have opportunities to become acquainted with the senior officers of the Company and others who may have the potential to handle significant management positions. This is carried out through opportunities for officers to make presentations to the Board and Board committees, director education sessions, other business interactions, and social events intended for this purpose.

What is the Board’s role in risk oversight?

Our Corporate Governance Guidelines provide that one of the Board’s primary functions is to review the Company’s enterprise risk management process and monitor strategic and emerging risks. The Board reviews key enterprise risks identified by management, such as financial, reputational, safety, physical and cyber security, and compliance risks, and monitors key risks through reports and discussions regarding key risk areas at Board meetings. The Board also focuses on specific strategic and emerging risks in periodic strategy reviews. The Board annually reviews corporate goals and approves capital budgets. Board committees have responsibility for risk oversight in specific areas as follows:

The Audit Committee is responsible for oversight of (i) risk assessment and risk management policies, (ii) major financial risk exposures, and (iii) the steps management has taken to monitor and control these exposures. The Committee reviews the Company’s risk management processes and key enterprise risks, reviews the EIX risk management committee charter, receives regular reports on litigation, internal audits and compliance, receives “deep dive” reports on specific risk topics at meetings, and receives semi-annual reports of the Company’s political contributions. The Committee also annually reviews and approves the internal audit plan. The EIX Vice President of Enterprise Risk Management regularly attends Committee meetings and reports on risk issues.

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The Compensation Committee assesses and monitors risks in the Company’s compensation program. The Committee’s risk assessment process and factors considered in assessing risk are discussed under “How We Make Compensation Decisions - Risk Considerations” in the Compensation Discussion and Analysis below.

The FOSO Committee is responsible for oversight of risks in the Company’s capital investment activities and operations. The Committee regularly monitors the level of capital spending relative to approved capital budgets and must approve significant capital spending variances and projects not included in approved capital budgets. The Committee also monitors safety and operational performance metrics, significant developments related to safety, physical and cyber security, reliability and affordability, and the availability of resources in these areas. The Committee receives “deep dive” reports on key topics related to its responsibilities.

The Governance Committee advises the Board regarding Board size and composition, Board committee composition and responsibilities, selection of the independent Chair of the EIX Board, and corporate governance practices that help position the Board to effectively carry out its risk oversight responsibility.

The Board believes its leadership structure supports the Board’s risk oversight function. Independent directors chair the Board committees responsible for risk oversight, the Company has an independent Chair of the EIX Board who facilitates communication between management and directors, and all directors are involved in the review of key enterprise risks.

What is the Board’s role in cybersecurity oversight?

The Company has identified cybersecurity as a key enterprise risk. Cyber risks are included in the key risk reports to the Audit Committee discussed above. In addition, the Board has assigned primary responsibility for cybersecurity oversight to the FOSO Committee, which receives cybersecurity updates with each meeting that focus on the Company’s most critical assets, cybersecurity drills, exercises, mitigation of cyber risks, and assessments by third-party experts. In 2016, the Board also received a report with a similar focus on reducing the Company’s cybersecurity risks.

The Company has established a cybersecurity oversight group comprised of a multidisciplinary senior management team to provide governance and strategic direction for the identification, protection and detection of cybersecurity risks to the Company. Director Tauscher serves as the Board liaison to the oversight group and regularly attends meetings. Other Board members attend at least one meeting annually.

What is the Board’s role in oversight of environmental and social issues?

Environmental and social policies have a significant impact on the Company’s business and strategy. As a result, the Board is regularly engaged in oversight of environmental and social issues related to the Company’s operations, including:

●	Environmental legislation and regulation related to renewable energy, distributed generation, energy efficiency and climate change;
●	Strategic decisions and opportunities related to public policy focus on sustainability;
●	Employee and supplier diversity; and
●	Employee, contractor and public safety.

The Board oversees environmental and social issues that impact the Company’s business, regulatory requirements, and reputation. Risks associated with environmental and social issues are identified in key risk reports to the Audit Committee. The Audit Committee also oversees the Company’s political and charitable contributions.

How do the Board and Board committees evaluate their performance?

The Board and Board committees complete an annual self-evaluation questionnaire and discuss the results of their evaluation in executive session during the applicable Board or committee meeting. Directors have the opportunity to provide feedback on the performance of other directors during this process. The Governance Committee oversees the annual evaluation of the Board and Board committees and periodically reviews the effectiveness of the process.

How many times did the Board meet in 2016?

The Board met eleven times in 2016. Each director attended 75% or more of all Board and Board committee meetings he or she was eligible to attend. The Board held six executive sessions of the independent directors.

Does the Company have a policy on attendance of Director nominees at Annual Meetings?

Director nominees are expected to attend Annual Meetings. All of the EIX and SCE directors except Mr. Taylor attended the 2016 Annual Meeting.

Are directors required to hold EIX Common Stock?

Within five years from their initial election to the Board, directors must own an aggregate number of shares of EIX Common Stock or derivative securities convertible into EIX Common Stock, excluding stock options, having a value equivalent to five times the annual Board retainer. All deferred stock units held by a director count toward this ownership requirement. All directors comply with this stock ownership requirement.

Has EIX adopted proxy access for director elections?

In 2015, the EIX Board adopted proxy access for director elections at annual meetings. The EIX Bylaws provide that the Company will include in its Proxy Statement up to two nominees (or nominees for up to 20% of the EIX Board, whichever is greater) submitted by a shareholder or group of up to 20 shareholders owning at least 3% of EIX common stock continuously for at least three years, if the shareholder group and nominee satisfy the requirements in Article II, Section 13 of the EIX Bylaws, which are available at www.edison.com/corpgov. The EIX Board made this decision after careful consideration of feedback received from our engagement with shareholders regarding proxy access.

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Does EIX have a policy on shareholder rights plans?

The EIX Board has a policy to seek prior shareholder approval of the adoption of any shareholder rights plan unless, due to time constraints or other reasons consistent with the EIX Board’s fiduciary duties, a committee consisting solely of independent directors determines that it would be in the best interests of EIX shareholders to adopt the plan prior to shareholder approval. Any rights plan adopted by the EIX Board without prior shareholder approval will automatically terminate one year after adoption of the plan unless the plan is approved by EIX shareholders prior to such termination.

Is SCE subject to the same corporate governance stock exchange rules as EIX?

EIX is subject to NYSE rules and SCE is subject to NYSE MKT LLC rules, which exempt SCE from designated corporate governance rules for Board and Board committee composition, including director independence, the director nominations process, and the process to determine executive compensation.

SCE is exempt from these rules because (i) it is a “controlled company” with over 50% of the voting power held by its parent company, EIX, and (ii) it has listed only preferred stock on the exchange. However, SCE closely follows the EIX corporate governance practices required under the NYSE rules.

How may I communicate with the Board?

Shareholders and other interested parties may communicate with the Board or individual directors by following the procedures on our website at www.edison.com/corpgov.

Where can I find the Company’s corporate governance documents?

The EIX Bylaws, Corporate Governance Guidelines, and Board committee charters, the Ethics and Compliance Code for Directors applicable to all directors of EIX and SCE, and the Employee Code of Conduct applicable to all EIX and SCE officers and employees, are on our website at www.edison.com/corpgov.

The SCE Bylaws, Corporate Governance Guidelines and Board committee charters are on our website at www.sce.com/corpgov.

Certain Relationships and Related Transactions

The Governance Committee reviews at least annually, and periodically as needed, any transaction in the prior calendar year or any proposed transaction between the EIX companies and a related person in which the amount involved exceeds $120,000 and the related person has a material interest. A related person is a director, a director nominee, an executive officer, or a greater than 5% beneficial owner of any class of voting securities of EIX or SCE, and their immediate family members. This policy is stated in writing in the Committee’s charter.

The Committee’s regular procedure is to obtain from management annually, and periodically as needed, a list of the transactions with related persons described above, and to review these transactions at a meeting held before recommending director nominations to the Board. The list is based on information from questionnaires completed by our directors, director nominees, and executive officers, together with information obtained from our accounts payable and receivable records, and is reviewed by legal counsel. The Committee’s procedure is evidenced in the minutes and records for the Committee meeting at which the review occurred.

Director Linda Stuntz is an equity partner at the law firm of Stuntz, Davis & Staffier, P.C. (“SD&S”), which paid the Company approximately $201,777 in 2016 to sublease office space in Washington, D.C. The Company’s sublease of office space to SD&S began before Ms. Stuntz joined the Board.

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Board Committees

The current membership and key responsibilities of our Audit, Compensation, Governance, and FOSO Committees are below. The duties and powers of each Committee are further described in its charter. The Board occasionally creates special Board committees to focus on certain topics.

AUDIT COMMITTEE

Committee Members: Peter J. Taylor, (Chair) - Financial Expert Vanessa C.L. Chang - Financial Expert Louis Hernandez, Jr. - Financial Expert James T. Morris Ellen O. Tauscher Meetings in 2016: 6

Key Responsibilities:
●Appoint, compensate and oversee the Company’s independent registered public accounting firm (the “Independent Auditor”), including:
- the qualifications, performance and independence of the Independent Auditor;
- the scope and plans for the annual audit; and
- the scope and extent of all audit and non-audit services to be performed by the Independent Auditor.
●Review the Company’s financial statements and financial reporting processes, including internal controls over financing reporting.
●Oversee the Company’s internal audit function, including the General Auditor’s performance, the internal audit plan, budget, resources and staffing.
●Oversee the Company’s ethics and compliance program, including the Chief Ethics and Compliance Officer’s performance, helpline calls and investigations, and the employee code of conduct.
●Discuss the Company’s policies and guidelines with respect to major financial and key enterprise risk exposures, risk assessment and management, and the steps taken to monitor and control these risks.
●Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.
●Review the Company’s political contribution policies and expenditures and approve contributions that exceed $1 million.

COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE

Committee Members: Brett White (Chair) Vanessa C.L. Chang James T. Morris Richard T. Schlosberg, III Peter J. Taylor Meetings in 2016: 3

Key Responsibilities:
●Review the performance and set the compensation of designated elected officers, including the executive officers.
●Review director compensation for consideration and action by the Board.
●Approve the design of executive compensation programs, plans and arrangements.
●Approve stock ownership guidelines for officers and recommend director stock ownership guidelines to the Board.
●Review and assess whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

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NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Committee Members: Richard T. Schlosberg, III (Chair) Jagjeet S. Bindra Linda G. Stuntz William P. Sullivan Brett White Meetings in 2016: 6

Key Responsibilities:
●Identify and recommend director candidates.
●Periodically review Board size and composition.
●Make recommendations to the Board regarding Board committee and committee chair assignments and the EIX independent Board Chair appointment.
●Review related party transactions.
●Periodically review and recommend updates to the Corporate Governance Guidelines and Board committee charters.
●Advise the Board with respect to corporate governance matters.
●Oversee the annual evaluation of the Board and Board committees.
●Review the orientation program for new directors and continuing education activities for all directors.

FINANCE, OPERATIONS AND SAFETY OVERSIGHT COMMITTEE

Committee Members: Jagjeet S. Bindra (Chair) Louis Hernandez, Jr. Linda G. Stuntz William P. Sullivan Ellen O. Tauscher Meetings in 2016: 4

Key Responsibilities:
●Review and monitor capital spending and investments in subsidiaries compared to the annual budget approved by the Board, and receive post-completion reports from management on all major capital projects.
●Monitor operational and service excellence performance metrics.
●Monitor significant developments relating to safety, reliability and affordability, specifically including cybersecurity, business resiliency and emergency response, and the availability of appropriate resources to achieve objectives in these areas.
●Annually review the sources and uses of funds and the trust investments of the Company.
●Authorize financing, redemption and repurchase transactions.

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ITEM 1: ELECTION OF DIRECTORS

Director Compensation

The following table presents information regarding the compensation paid for 2016 to our non-employee directors. The compensation paid to any director who is also an employee of EIX or SCE is presented in the EIX and SCE Summary Compensation Tables and the related explanatory tables.

Director Compensation Table – Fiscal Year 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jagjeet S. Bindra	$125,125	$135,032	—	—	—	$10,000	$270,157
Vanessa C.L. Chang	$124,000	$135,032	—	—	$24,331	$10,000	$293,363
Louis Hernandez, Jr.	$55,000	$67,537	—	—	$250	—	$122,787
James T. Morris	$82,500	$135,032	—	—	$718	—	$218,250
Richard T. Schlosberg, III	$123,125	$135,032	—	—	$43,993	$10,000	$312,150
Linda G. Stuntz	$110,000	$135,032	—	—	$2,152	$10,000	$257,184
William P. Sullivan	$127,625	$150,666	—	—	—	—	$278,291
Ellen O. Tauscher	$116,000	$135,032	—	—	$1,102	—	$252,133
Peter J. Taylor	$131,000	$135,032	—	—	—	$10,000	$276,032
Brett White	$144,375	$135,032	—	—	$22,606	$10,000	$312,013
(1)	The amounts reported for stock awards reflect the aggregate grant date fair value of those awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2016 Annual Report.
(2)	Each non-employee director, other than Mr. Hernandez, was granted a total of 1,926 shares of EIX Common Stock or fully-vested deferred stock units on April 28, 2016, and each share or unit had a value of $70.11 on the grant date. Mr. Hernandez was granted 917 fully-vested deferred stock units on August 25, 2016 in connection with his initial election to the Board, and each unit had a value of $73.65 on the grant date. Mr. Sullivan was granted an additional 219 shares of EIX Common Stock on October 3, 2016 in connection with his appointment as Chair of the EIX Board, and each share had a value of $71.39 on the grant date. None of the non-employee directors had unvested deferred stock units as of December 31, 2016.
(3)	We have not granted stock options to our non-employee directors since 2009. The number of outstanding EIX stock options from grants in prior years held by each non-employee director as of December 31, 2016 was as follows: Ms. Chang and Mr. White 7,500 each.The other non-employee directors do not have any EIX stock options outstanding.
(4)	Amounts reported consist of interest on deferred compensation account balances considered under SEC rules to be at above-market rates.
(5)	EIX has a matching gift program that provides assistance to qualified public and private schools by matching dollar-for-dollar gifts of at least $25 up to a prescribed maximum amount per calendar year for the Company’s employees and EIX and SCE directors. The amounts in this column reflect matching gifts made by EIX pursuant to this program in 2016. EIX matches aggregate director contributions of up to $10,000 per calendar year to qualified schools. Under the Director Matching Gift Program, matching amounts for non-cash gifts are determined based on the value of the gift on the date given by the director. For purposes of determining the date on which a gift of publicly-traded stock is given, the date is based on the date stock ownership transfers to the qualified school.

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Annual Retainer and Meeting Fees

Compensation for non-employee directors during 2016 included an annual retainer, fees for attending certain meetings, and an annual equity award. Directors were offered the opportunity to receive all of their compensation on a deferred basis under the EIX Director Deferred Compensation Plan. The following table sets forth the cash retainers and meeting fees paid to directors in 2016:

Type of Fee		Jan. to Sept. 2016	Oct. to Dec. 2016
Board Retainer Per Quarter		$27,500	$27,500
Additional Board Retainer Per Quarter to:
●	Audit Committee Chair	$5,000	$5,000
●	Compensation Committee Chair	$3,750	$4,375
●	Other Committee Chairs	$3,125	$3,750
●	Lead Director	$6,250	N/A
●	Chair of the EIX Board	N/A	$15,625
Fee Per Meeting:(1)
●	Shareholder/Board/Committee	N/A	N/A
●	Other Business Meeting	$2,000	$2,000
(1)	Directors are not paid meeting fees for attending shareholder, Board or Board committee meetings. They are paid a $2,000 fee for attending any other business meeting on behalf of the Company as a director, for example, cybersecurity oversight group meetings (see page 10). No director received more than $6,000 in meeting fees in 2016. Directors only receive one meeting fee for any concurrent meetings attended by the director.

All directors are also reimbursed for out-of-pocket expenses for serving as directors and are eligible to participate in the Director Matching Gift Program described in footnote (5) to the Director Compensation Table above.

Annual Equity Awards

Upon initial election or re-election to the Board, non-employee directors are granted an annual equity award of EIX Common Stock or deferred stock units (as explained below) with an aggregate grant date value of $135,000. Upon initial appointment or re-appointment of a non-employee director as Chair of the EIX Board, the director is granted an additional annual equity award of EIX Common Stock or deferred stock units with an aggregate grant date value of $62,500. If the grant date of an award for an initial election to the Board or initial appointment as Chair of the EIX Board occurs after the date of EIX’s Annual Meeting for that year, then the grant date value of the award is prorated by multiplying it by the following percentage: 75% if the grant date is in the second quarter of the year; 50% if the grant date is in the third quarter of the year; 25% if the grant date is in the fourth quarter of the year.

The number of shares or units granted is determined by dividing the grant date value of the equity award ($135,000, $62,500, or a prorated portion thereof, as described above) by the closing price of EIX Common Stock on the grant date and rounding up to the next whole share. Each award is fully vested when granted.

The annual equity award for an initial election to the Board is made in the form of deferred stock units. For re-election awards and the additional equity award for appointment or re-appointment as Chair of the EIX Board, directors have the opportunity to elect in advance to receive such awards entirely in EIX Common Stock, entirely in deferred stock units, or in any combination of the two. A deferred stock unit is a contractual right to receive one share of EIX Common Stock. Deferred stock units are credited to the director’s account under the EIX Director Deferred Compensation Plan described below. Deferred stock units cannot be voted or sold. They accrue dividend equivalents on the ex-dividend date, if and when dividends are declared on EIX Common Stock. The accrued dividend equivalents are converted to additional deferred stock units.

Each director’s equity award in 2016 was granted under the EIX 2007 Performance Incentive Plan. Directors serving on both Company Boards receive only one award per year for election to the Boards. In April 2016, EIX shareholders approved amendments to the EIX 2007 Performance Incentive Plan, including a limit of $500,000 per calendar year on the grant date fair value of awards to each non-employee director. In 2016, each non-employee director received equity awards totaling less than $200,000 in grant date fair value.

EIX Director Deferred Compensation Plan

The EIX Director Deferred Compensation Plan is separated into two plan documents. The grandfathered plan document applies to deferrals earned prior to January 1, 2005, while the 2008 plan document applies to deferrals earned on or after January 1, 2005.

Non-employee directors are eligible to defer up to 100% of their retainers and meeting fees. Any portion of a director’s annual equity award that he or she elects to receive as deferred stock units is automatically deferred. Amounts deferred (other than deferred stock units) accrue interest until paid to the director at a rate equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period ending September 1 of the prior year.

Payment of Grandfathered Plan Benefits
Amounts deferred under the grandfathered plan document (other than deferred stock units) may be deferred until a specified date, retirement, death or discontinuance of service as a director. At the director’s election, any such compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Any such deferred compensation is paid as a single lump sum or in three annual installments upon any other discontinuance of service as a director. Directors may elect at the time of deferral to receive payment on a fixed date. Deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Deferred stock units may be deferred until retirement, death or discontinuance of service as a director, and when payable will be distributed in EIX Common Stock. Payment will be made in a lump sum upon the director’s retirement, unless a request to receive distribution in annual installments over 5, 10, or 15 years was previously approved. Discontinuance of service as a director prior to retirement will result in a lump sum payout of deferred stock units. Upon the director’s death, any remaining deferred stock unit balance will be paid to the director’s beneficiary in a lump sum.

Deferred stock units may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

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ITEM 1: ELECTION OF DIRECTORS

Payment of 2008 Plan Benefits
Any amounts deferred under the 2008 plan document (including deferred stock units) may be deferred until a specified date no later than the date the director turns age 75, retirement, death, disability or other separation from service. Directors have sub-accounts for each annual deferral for which the following forms of payment may be elected:

●	Single lump-sum;
●	Two to fifteen annual installments;
●	Monthly installments for 60 to 180 months; or
●	Any combination of the above.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event. However, payments may not begin later than the director’s 75th birthday unless the director is still on the Board. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated under the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

If a director who was eligible to participate in the plan by December 31, 2008 dies within ten years of his or her initial eligibility to participate in the plan, the director’s remaining deferred compensation account balance will be doubled and paid to his or her beneficiary. However, deferred stock units and any amounts attributable to dividend equivalents previously associated with stock options will not be doubled. All amounts payable are treated as obligations of EIX.

Determination of Director Compensation

The Board makes all decisions regarding director compensation. These decisions are normally made after receiving recommendations from the Compensation Committee. The Compensation Committee makes its recommendations after receiving input from its independent compensation consultant and management. The Compensation Committee retained Pay Governance LLC (“Pay Governance”) to evaluate and make recommendations regarding director compensation for 2016. Pay Governance’s assistance included helping the Compensation Committee identify industry trends and norms for director compensation, reviewing and identifying peer group companies, and evaluating director compensation data for these companies. The changes made to director compensation in 2016, including the additional cash retainer and equity award for the Chair of the EIX Board, were based on analysis and recommendations provided by Pay Governance. Management’s input focuses on legal, compliance, and administrative issues.

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ITEM 1: ELECTION OF DIRECTORS

Our Stock Ownership

Directors, Director Nominees and Executive Officers

The following table shows the number of shares of EIX Common Stock beneficially owned as of March 3, 2017, except as otherwise indicated, by each of our directors, director nominees, officers and former officers named in the EIX and SCE Summary Compensation Tables (“NEOs”), and our current directors and executive officers as a group. None of the persons in the table beneficially owns any other equity securities of the Company or its subsidiaries. The table includes shares that the individual has a right to acquire through May 3, 2017.

Name of Beneficial Owner	Category	Deferred Stock Units(1)	Stock Options	Common Stock Shares(2)	Total Shares Beneficially Owned(3)	Percent of Class(4)
Jagjeet S. Bindra	Director	3,581	—	8,357	11,938	*
Vanessa C.L. Chang	Director/Nominee	5,410	7,500	113	13,023	*
Louis Hernandez, Jr.	Director/Nominee	930	—	—	930	*
James T. Morris	Director/Nominee	393	—	—	393	*
Kevin M. Payne	SCE Director/Nominee	—	42,918	6,649	49,567	*
	EIX/SCE NEO
Pedro J. Pizarro	Director/Nominee	—	134,411	38,734	173,145	*
	EIX/SCE NEO
Richard T. Schlosberg, III	Director	39,944	—	5,000	44,944	*
Linda G. Stuntz	Director/Nominee	632	—	1,000	1,632	*
William P. Sullivan	Director/Nominee	—	—	4,214	4,214	*
Ellen O. Tauscher	Director/Nominee	4,581	—	217	4,798	*
Peter J. Taylor	Director/Nominee	—	—	1,965	1,965	*
Brett White	Director/Nominee	27,034	7,500	—	34,534	*
Ronald L. Litzinger	EIX NEO	—	624,920	67,190	690,210	*
Adam S. Umanoff	EIX NEO	—	60,790	994	61,784	*
Maria Rigatti	EIX/SCE NEO	—	30,567	14,868	45,435	*
William M. Petmecky, III	SCE NEO	—	8,029	1,781	9,810	*
Ronald O. Nichols	SCE NEO	—	21,048	3,371	24,419	*
Russell C. Swartz	SCE NEO	—	182,236	24,538	206,774	*
Peter T. Dietrich(5)	SCE NEO	—	68,594	16,171	84,765	*
Theodore F. Craver, Jr.(6)	EIX NEO	—	2,448,181	287,168	2,735,349	*
W. James Scilacci(7)	EIX NEO	—	391,306	46,301	437,607	*
EIX Directors and Executive Officers		82,505	1,075,396	169,259	1,327,160	*
as a Group (20 individuals)
SCE Directors and Executive Officers		82,505	505,886	113,671	702,062	*
as a Group (17 individuals)
(1)	The reported number consists only of deferred stock units that could be settled in shares of EIX Common Stock within 60 days at the director’s discretion (for example, by retirement). However, all deferred stock units held by a director count toward the stock ownership requirement for directors. In addition to the deferred stock units reported in this table, Messrs. Taylor and Morris hold 12,403 and 1,573 fully-vested deferred stock units, and Mses. Chang, Stuntz and Tauscher hold 21,638, 5,690, and 1,091 fully-vested deferred stock units, respectively. These additional deferred stock units will also be settled in shares of EIX Common Stock, but in accordance with SEC rules are not included in the table because they cannot be settled in shares of EIX Common Stock within 60 days at the director’s discretion.
(2)	Except as follows, each individual has sole voting and investment power:
Shared voting and sole investment power: Mr. Payne 2,184; Ms. Rigatti 5,553; Mr. Umanoff 994; Mr. Nichols 1,779; all EIX directors and executive officers as a group 16,022; and all SCE directors and executive officers as a group 9,579.
Shared voting and shared investment power: Mr. Bindra 8,357; Ms. Chang 113; Mr. Litzinger 61,389; Mr. Nichols 295; all EIX directors and executive officers as a group 71,660; and all SCE directors and executive officers as a group 8,765.
(3)	Includes shares listed in the three columns to the left.
(4)	Each individual beneficially owns less than 1% of the shares of EIX Common Stock.
(5)	Mr. Dietrich retired as SCE Senior Vice President effective January 20, 2017. His EIX Common Stock shares are reported as of January 20, 2017.
(6)	Mr. Craver retired as EIX Chairman and CEO effective September 30, 2016. His EIX Common Stock shares are reported as of December 28, 2017.
(7)	Mr. Scilacci retired as EIX Executive Vice President and Chief Financial Officer effective September 30, 2016. His EIX Common Stock shares are reported as of December 21, 2016.

2017 Proxy Statement	17

ITEM 1: ELECTION OF DIRECTORS

Other Shareholders

The following are the only shareholders known to beneficially own more than 5% of any class of EIX or SCE voting securities as of December 31, 2016, except as otherwise indicated:

Title of Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
EIX Common Stock	The Vanguard Group	25,636,237(1)	7.9%
	100 Vanguard Blvd.
	Malvern, PA 19355
EIX Common Stock	State Street Corporation	25,631,157(2)	7.9%
	One Lincoln Street
	Boston, MA 02111
EIX Common Stock	BlackRock Inc.	23,356,460(3)	7.2%
	55 East 52nd Street
	New York, NY 10055
EIX Common Stock	JPMorgan Chase & Co.	16,898,630(4)	5.1%
	270 Park Ave.
	New York, NY 10017
SCE Common Stock	Edison International	434,888,104(5)	100%
	2244 Walnut Grove Avenue
	Rosemead, CA 91770
(1)	This information is based on a Schedule 13G filed with the SEC on February 9, 2017. The Vanguard Group reports it has sole voting power over 549,552 shares, shared voting power over 64,792 shares, sole investment power over 25,063,409 shares, and shared investment power over 572,828 shares.
(2)	This information is based on a Schedule 13G filed with the SEC on February 14, 2017. Acting in various fiduciary capacities, State Street reports it has shared voting and investment power over all shares. This includes 8,900,259 shares, or 2.7% of the class, held by State Street as the 401(k) Plan Trustee. 401(k) Plan shares are voted in accordance with instructions given by participants, whether vested or not. 401(k) Plan shares for which instructions are not received will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan Shareholders, unless contrary to ERISA.
(3)	This information is based on a Schedule 13G filed with the SEC on January 24, 2017. BlackRock Inc. reports it has sole voting power over 20,271,273 shares and sole investment power over all shares.
(4)	This information is based on a Schedule 13G filed with the SEC on January 19, 2017. JPMorgan Chase reports it has sole voting power over 15,311,419 shares, shared voting power over 105,858 shares, sole investment power over 16,683,688 shares, and shared investment power over 214,284 shares.
(5)	EIX became the holder of all issued and outstanding shares of SCE Common Stock on July 1, 1988, when it became the holding company of SCE. EIX continues to have sole voting and investment power over these shares.

18	2017 Proxy Statement

ITEM 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Independent Auditor retained to audit the Company’s financial statements. The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Auditor for calendar year 2017. The Company is asking shareholders to ratify this appointment.

PwC is an international accounting firm which provides leadership in public utility accounting matters. Representatives of PwC are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they wish.

PwC has been retained as the Company’s Independent Auditor continuously since 2002. The Audit Committee has adopted restrictions on hiring certain persons formerly associated with PwC into an accounting or financial reporting oversight role to help ensure PwC’s continuing independence.

The Audit Committee meets annually in executive session without PwC present to evaluate the quality of PwC’s audit services and their performance, including PwC’s industry knowledge from an accounting and tax perspective, PwC’s continued independence and professional skepticism, the Committee’s discussions with management about PwC’s performance, and information available from Public Company Accounting Oversight Board (“PCAOB”) inspection reports.

The Audit Committee annually considers whether the Independent Auditor firm should be reappointed for another year. The lead engagement partner is required to rotate off the Company’s audit every five years. The Audit Committee is involved in the selection of the lead engagement partner. In 2015, in connection with the mandated rotation of PwC’s lead engagement partner effective beginning with PwC’s audit of the Company’s 2016 financial statements, the Company interviewed candidates who met professional, industry and personal criteria, and selected finalists. The Audit Committee Chair participated in interviews with the finalists and selected the lead engagement partner, in consultation with the Audit Committee.

The Audit Committee considered several factors when determining whether to reappoint PwC as the Company’s Independent Auditor, including:

●	The length of time PwC has been engaged;
●	PwC’s knowledge of the Company and its personnel, processes, accounting systems and risk profile;
●	The quality of the Audit Committee’s ongoing discussions with PwC, their independence and professional skepticism; and
●	An assessment of the professional qualifications, utility industry experience and past performance of PwC, its lead engagement partner, and other members of the core engagement team.

The Audit Committee and the Board believe that the continued retention of PwC to serve as the Company’s Independent Auditor is in the best interests of the Company and its investors.

The Company is not required to submit this appointment to a shareholder vote. Ratification would be advisory only. However, if the shareholders of either EIX or SCE do not ratify the appointment, the Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

The Board recommends you vote “FOR” Item 2.

2017 Proxy Statement	19

ITEM 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Auditor Fees

The following table sets forth the aggregate fees billed by PwC to EIX (consolidated total including EIX and its subsidiaries) and SCE, respectively, for the fiscal years ended December 31, 2016 and December 31, 2015:

	EIX and Subsidiaries ($000)		SCE ($000)
Type of Fee	2016	2015	2016	2015
Audit Fees(1)	$6,511	$6,326	$5,632	$5,488
Audit-Related Fees(2)	60	240	60	240
Tax Fees(3)	693	1,402	389	713
All Other Fees(4)	96	1,248	96	1,248
TOTAL	$7,360	$9,216	$6,177	$7,689
(1)	These represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements.
(2)	These represent fees for assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.
(3)	These represent fees for tax-related compliance and other tax-related services to support compliance with federal and state tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases.
(4)	These represent fees for consulting services related to San Onofre Nuclear Generating Station decommissioning and other miscellaneous services.

The Audit Committee annually approves all proposed audit fees in executive session without PwC present, considering several factors, including a breakdown of the services to be provided, proposed staffing and hourly rates, and changes in the Company and industry from the prior year. The audit fees are the culmination of a process which included a comparison of the prior year’s proposed fees to actual fees incurred and fee proposals for known and anticipated 2016 services in the audit, audit-related, tax and other categories. The Audit Committee’s deliberations consider balancing the design of an audit scope that will achieve a high quality audit with driving efficiencies from both the Company and PwC while compensating PwC fairly.

The Audit Committee is required to pre-approve all audit and permitted non-audit services performed by PwC to ensure these services will not impair the firm’s independence.

The Audit Committee has delegated to the Committee Chair the authority to pre-approve services between Committee meetings, provided that any pre-approval decisions are presented to the Committee at its next meeting. PwC must assure that all audit and non-audit services provided to the Company have been approved by the Audit Committee.

During the fiscal year ended December 31, 2016, all services performed by PwC were pre-approved by the Audit Committee, irrespective of whether the services required pre-approval under the Exchange Act.

20	2017 Proxy Statement

ITEM 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee is composed of five independent directors and operates under a charter adopted by the Board, which is posted on our website at www.edison.com/corpgov. The Audit Committee complied with the requirements of its charter in 2016.

The Board has determined that each Audit Committee member is independent and financially literate, and that at least one member has accounting or other related financial management expertise, as such qualifications are defined by NYSE rules, our Corporate Governance Guidelines, and/or the Committee charter. The Board has also determined that directors Chang, Hernandez and Taylor each qualify as an “audit committee financial expert” as defined by SEC rules.

The Audit Committee’s key responsibilities are described above under “Board Committees – Audit Committee.” The Audit Committee’s role in risk oversight is described above under “Our Corporate Governance – What is the Board’s role in risk oversight?”

Audit Committee meeting agendas are developed based on input from each Committee member, the Independent Auditor, the General Auditor, and management. In 2016, the Committee requested and received presentations on significant risk issues and a variety of topics, such as:

●	Power procurement accounting;
●	New accounting standards related to revenue recognition and lease accounting;
●	The Company’s privacy compliance program; and
●	Records management.

Management is responsible for the Company’s internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The Independent Auditor performs an independent audit of the Company’s financial statements under the standards of the PCAOB and issues a report on the financial statements. The Audit Committee monitors and oversees these processes. The Committee members are not accountants or auditors by profession and therefore have relied on certain representations from management and the Independent Auditor in carrying out their responsibilities.

In discharging our oversight responsibilities in connection with the December 31, 2016 financial statements, the Audit Committee:

●	Reviewed and discussed the audited financial statements with the Company’s management and the Independent Auditor;
●	Discussed various matters with the Independent Auditor, including matters required by the PCAOB’s standard “Communications with Audit Committees;” and
●	Received the written disclosures and PwC’s letter confirming its independence from the Company, and discussed such independence with PwC.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2016 Annual Report to be filed with the SEC.

Peter J. Taylor, Chair
Vanessa C.L. Chang
Louis Hernandez, Jr.
James T. Morris
Ellen O. Tauscher

2017 Proxy Statement	21

ITEM 3: ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

The advisory vote to approve the Company’s executive compensation, commonly known as “Say-on-Pay,” gives shareholders the opportunity to endorse or not endorse our executive compensation. This advisory vote is required by SEC rules to be provided at least once every three years. However, in 2011, our shareholders voted in favor of holding the advisory vote every year, and the Board determined that it would be held annually. The Company’s Say-on-Pay proposal received support from at least 91% of the votes cast in each of the last six years.

Our executive compensation program is described under “Compensation Discussion and Analysis” below. We encourage you to read it carefully. Our executive compensation program is reviewed and approved by the Compensation Committee. The Board believes our executive compensation structure is competitive, aligns compensation with shareholder value and serves shareholders well.

EIX and SCE request shareholder approval of the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement under the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.

The Company values constructive dialogue with shareholders on compensation and other important governance matters. Because your vote is advisory, it will not be binding on the Board or the Company and will not be construed as overruling a decision by the Board or the Company. However, the Compensation Committee will consider the outcome of the vote and any constructive feedback from shareholders when making future executive compensation decisions. See “Compensation Summary – Shareholder Communication and Compensation Program for 2017.”

It is expected that the next Say-on-Pay vote will occur at the 2018 Annual Meeting.

The Board recommends you vote “FOR” Item 3.

22	2017 Proxy Statement

ITEM 4: ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTES

Item 3 above provides our shareholders the opportunity to cast an advisory Say-on-Pay vote to endorse or not endorse the compensation of our named executive officers. In 2011, our shareholders voted in favor of holding the Say-on-Pay vote every year, and the Board determined that it would be held annually. The Board continues to believe that Say-on-Pay votes should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program.

SEC rules require that at least every six years the Company provide our shareholders the opportunity to cast an advisory vote on how often we should include a Say-on-Pay proposal in our proxy materials for future shareholder meetings at which directors will be elected and for which we must include executive compensation information in the proxy statement for that meeting. Under this Item 4, shareholders are given the choice in the proxy card to vote to have the Say-on-Pay vote every year, every two years or every three years, or abstain from voting. Therefore, shareholders will not be voting to approve or disapprove the Board’s specific recommendation.

Like the Say-on-Pay vote, your vote on this Item 4 is advisory and will not be binding upon the Board or the Company. However, the Board and its Compensation Committee value the opinions expressed by shareholders and will take into account the outcome of the vote when considering the frequency of future Say-on-Pay votes.

The Board recommends you vote to hold the Say-on-Pay vote every year.

2017 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our named executive officers (“NEOs”) for 2016, and how we use our compensation program to drive performance. We also discuss the roles and responsibilities of our Compensation Committee (the “Committee”) in determining executive compensation. The CD&A is organized as follows:

●	Compensation Summary
●	What We Pay and Why: Elements of Total Direct Compensation
●	How We Make Compensation Decisions
●	Post-Employment and Other Benefits
●	Other Compensation Policies and Guidelines

The CD&A contains information relevant to your decision regarding the advisory vote to approve our executive compensation (Item 3 on your Proxy Card). When voting on Item 3, EIX shareholders will vote on EIX executive compensation, while SCE shareholders will vote on SCE executive compensation.

Compensation Summary

Certain key information about our executive compensation program is highlighted in this Compensation Summary.

Executive Compensation Practices

Our executive compensation program is designed with the objective of strongly linking pay with performance. The table below highlights our current compensation practices for NEOs, including practices we believe drive performance and are aligned with good governance principles, and practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

What We Do	What We Don’t Do
✓We tie pay to performance by making the majority of compensation “at risk” and linking it to shareholders’ interests	✗We do not have any employment contracts
✓We target a competitive range around the market median for base salary and annual and long-term incentives	✗We do not provide excise tax gross-ups on change in control payments
✓We compare executive compensation to a peer group defined by a recognized market index	✗We do not have individually negotiated change in control agreements
✓We balance multiple metrics for annual and long-term incentives	✗We do not provide perquisites
✓We have double-trigger change in control provisions for equity award vesting	✗We do not provide personal use of any corporate aircraft
✓We seek shareholder feedback on our executive compensation program and share the feedback with the Board and the Committee	✗We do not reprice or allow the cash buyout of stock options with exercise prices below the current market value of EIX Common Stock
✓We have stock ownership guidelines, which include holding requirements, and an incentive compensation clawback policy	✗We do not permit pledging of Company securities by directors or EIX executive officers
✓Our Committee’s compensation consultant is independent and does not provide any other services to the Company	✗We do not permit hedging of Company securities by directors or employees

24	2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Leadership Transition

The 2016 compensation of NEOs reported in the tables below reflects compensation changes resulting from our leadership transition during 2016. As discussed above, effective September 30, 2016, Theodore F. Craver, Jr. retired from his position as EIX’s Chairman and CEO, and Pedro J. Pizarro succeeded him as EIX CEO. Effective June 1, 2016, Mr. Pizarro became EIX President, Kevin M. Payne became SCE CEO and Ronald O. Nichols became SCE President.

In addition, effective September 30, 2016, W. James Scilacci retired from his position as EIX Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”), and Maria Rigatti succeeded him. William M. Petmecky, III was promoted effective September 30, 2016 to replace Ms. Rigatti as SCE’s Senior Vice President (“SVP”) and CFO.

The Committee generally targets a competitive range of +/-15% around the market median for base salary and annual and long-term incentives for each NEO position. However, the Committee set compensation for most of the newly promoted NEOs below this range for their new positions, with the opportunity for increases after evaluating their performance in their new positions. More information is under “What We Pay and Why: Elements of Total Direct Compensation” and “How We Make Compensation Decisions: Use of Competitive Data.”

The two charts below in this "Compensation Summary" compare EIX CEO pay to EIX’s performance and to peer group median pay for a five-year period. Since Mr. Craver served as EIX CEO during all but the last three months of this period, his compensation is used for these purposes.

EIX NEOs for 2016

EIX NEOs are identified below. EIX shareholders will vote on EIX executive compensation.

EIX NEOs	Title
Pedro J. Pizarro	EIX CEO effective 9/30/16; EIX President effective 6/1/16; SCE President through 5/31/16
Theodore F. Craver, Jr.	EIX Chairman of the Board and CEO through 9/30/16; also EIX President through 5/31/16
Maria Rigatti	EIX EVP and CFO effective 9/30/16; SCE SVP and CFO through 9/30/16
W. James Scilacci	EIX EVP and CFO through 9/30/16
Adam S. Umanoff	EIX EVP and General Counsel
Kevin M. Payne	SCE CEO effective 6/1/16; SCE SVP through 5/31/16
Ronald L. Litzinger	Edison Energy Group (“EEG”) President; also EIX EVP through 3/28/16

SCE NEOs for 2016

SCE NEOs are identified below. SCE shareholders will vote on SCE executive compensation.

SCE NEOs	Title
Kevin M. Payne	CEO effective 6/1/16; SVP through 5/31/16
Pedro J. Pizarro	President through 5/31/16
William M. Petmecky, III	SVP and CFO effective 9/30/16; Vice President and Treasurer through 9/30/16
Maria Rigatti	SVP and CFO through 9/30/16
Ronald O. Nichols	President effective 6/1/16; SVP through 5/31/16
Russell C. Swartz	SVP and General Counsel
Peter T. Dietrich	SVP through 1/20/17

Executive Benefit Changes

In the last two years, the Committee has approved changes to various executive benefits after a thorough review of our compensation and benefits program. The key changes are below. More information is under “Potential Payments Upon Termination or Change in Control – Executive Survivor Benefit Plan,” “Other Compensation Policies and Guidelines – Stock Ownership Guidelines,” “Non-Qualified Deferred Compensation – Executive Deferred Compensation Plan” and “Pension Benefits – Executive Retirement Plan.”

Benefit	Change	Effective Date	Key Objectives of Changes
Executive Survivor Benefit Plan	Terminated	December 31, 2016	●Decrease portion of compensation and benefits package not directly tied to performance ●Simplify benefits for new executives ●Continue strong compliance with Stock Ownership Guidelines for Officers
Long-Term Incentive Awards	Added holding requirements for officers subject to Stock Ownership Guidelines	February 22, 2017
Executive Deferred Compensation Plan	Eliminated matching contributions	January 1, 2018
Executive Retirement Plan	Reduced plan benefit	January 1, 2018

2017 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS

Elements and Objectives of Total Direct Compensation

Element	Form	Key Objective	% of EIX CEO Target Total Direct Compensation*
Base Salary	Fixed Pay: Cash	Establish a pay foundation to attract and retain qualified executives	14%
Annual Incentive Awards	Variable Pay: Cash	Focus executives’ attention on specific financial, strategic and operating objectives of the Company that we believe will increase shareholder value and benefit customers	15%
Long-Term Incentive Awards	Variable Pay: Equity	Align executive pay with long-term value provided to shareholders	71%
	●50% stock options	●Link compensation to stock price increase
	●25% performance shares	●Reward relative shareholder return compared to peers and earnings per share compared to pre-established targets
	●25% restricted stock units	●Encourage retention, with value tied to absolute shareholder return
*	In this CD&A, the term “target total direct compensation” means the sum of the NEO’s salary, target annual incentive award, and grant date fair value of long-term incentive awards for the particular year. The 2016 target total direct compensation of Messrs. Craver and Pizarro was averaged to calculate the disclosed “% of EIX CEO Target Total Direct Compensation.”

Alignment of EIX CEO Pay with Performance

During the five-year period from 2012 to 2016, EIX’s TSR1 was approximately 100%. Mr. Craver’s total direct compensation changed by less than 10% during the period. “Total direct compensation” or “TDC” means the sum of base salary, the actual annual incentive award paid for the year and the grant date fair value of long-term incentive awards (columns (c), (e), (f) and (g) of the Summary Compensation Table) for the NEO for the year.

The following chart shows the alignment over the past five years between Mr. Craver’s total direct compensation and our indexed TSR, which represents the value of an initial investment of $100 in EIX common stock at the beginning of the five-year period, and assumes that dividends are reinvested on the ex-dividend date. For purposes of comparison, the 2016 CEO TDC in the chart represents Mr. Craver’s pro forma total direct compensation for the full 2016 year, assuming he continued receiving the same salary rate and annual incentive award as a percent of salary for the remainder of the year.

EIX CEO Total Direct Compensation (TDC)
vs. Indexed TSR 2012-2016

(1)	In this Proxy Statement, for all purposes other than performance share payouts, TSR is calculated using the difference between (i) the closing stock price for the relevant stock on the last NYSE trading day preceding the first day of the relevant period and (ii) the closing stock price for the relevant stock on the last trading day of the relevant period, and assumes all dividends during the period are reinvested on the ex-dividend date. Under this methodology, EIX’s 2014-2016 TSR was at the 90th percentile of the Philadelphia Utility Index. A different methodology is used to determine performance share payouts: TSR is calculated using the difference between (i) the average closing stock price for the stock for the 20 trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the stock for the 20 trading days ending with the last trading day of the performance period, and assumes all dividends are reinvested on the ex-dividend date (see “Long-Term Incentive Awards” below). Under this methodology, EIX’s TSR for the 2014-2016 performance period was also at the 90th percentile of the Philadelphia Utility Index.

26	2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Comparison of EIX CEO Pay with Peer Group

The following chart shows Mr. Craver’s total direct compensation for the last five years as reported in the EIX Summary Compensation Table, compared to the median TDC for the chief executive officers of the companies that comprise the Philadelphia Utility Index peer group. The 2016 CEO TDC in the chart represents Mr. Craver’s pro forma total direct compensation for the full 2016 year. (The 2016 Peer Median TDC in the chart is the same as the 2015 Peer Median TDC, since peer group data for 2016 was generally unavailable in time to include in this Proxy Statement.)

Mr. Craver’s total direct compensation was somewhat above the peer group median from 2012 through 2014, due primarily to chief executive officer turnover at peer companies and annual incentive awards for Mr. Craver that were significantly above-target, largely as a result of above-target core earnings.2 Mr. Craver’s 2015 and pro forma 2016 total direct compensation was slightly below the peer group median, largely due to the annual incentive awards at peer companies.

Mr. Pizarro’s total direct compensation in 2016 was significantly below the peer group median for chief executive officers. His compensation before the September 30 effective date of his election as EIX CEO was targeted at the market median for his prior positions (SCE President through May 31 and EIX President from June 1 through September 29). In addition, his annualized compensation after the effective date of his election as EIX CEO was below the peer group median for chief executive officers. For purposes of comparison, the following chart shows Mr. Pizarro’s pro forma total direct compensation for 2016, based on the annualized compensation the Committee approved in connection with the September 30, 2016 effective date of his election as EIX CEO.

EIX CEO vs. Peer Group Median TDC

Shareholder Communication and Compensation Program for 2017

We seek and value input from our shareholders. In 2016, we engaged with our major institutional shareholders to discuss the Company’s corporate governance, executive compensation, and business strategy. Management shared the feedback received from these discussions with the Board and relevant Board committees.

EIX’s Say-on-Pay proposal received support from approximately 96% of the votes cast in 2016. The Committee reviewed the results of the shareholder vote, including feedback from major shareholders. Taking the vote results and shareholder feedback into account, and considering trends in executive compensation and the best interests of shareholders, the Committee approved maintaining our executive compensation program with the following changes for 2017: the previously-approved termination of the Executive Survivor Benefit Plan went into effect; and the Company’s stock ownership guidelines were amended February 22, 2017 to implement holding restrictions for EIX common stock acquired pursuant to long-term incentive awards. More information is under “Potential Payments Upon Termination or Change in Control – Executive Survivor Benefit Plan” and “Other Compensation Policies and Guidelines – Stock Ownership Guidelines.”

What We Pay and Why: Elements of Total Direct Compensation

We generally target a competitive range of +/-15% around the market median for each element of total direct compensation offered under our program: base salaries, annual cash incentives, and long-term equity-based incentives. The reasons for the Committee’s decision to target the competitive range around the median level include:

●	The policy of the applicable regulatory authorities that SCE should provide market level compensation, and the desire for internal compensation equity between EIX and SCE;
●	Above-median compensation usually is not needed, except occasionally for recruitment and retention purposes and to reward exceptional performers; and

(2)	Core earnings is defined on a consolidated basis for EIX as earnings attributable to EIX shareholders less non-core items. Non-core items include income or loss from discontinued operations, income resulting from allocation of losses to tax equity investor under the HLBV accounting method and income or loss from significant discrete items that management does not consider representative of ongoing earnings, such as: exit activities, including sale of certain assets and other activities that are no longer continuing, write downs, asset impairments and other gains or losses related to certain tax, regulatory or legal settlements or proceedings. For a reconciliation of core earnings to net income determined under GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management Overview – Highlights of Operating Results” included as part of the Company’s 2016 Annual Report.

2017 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS

●	Below-median compensation would create retention and recruitment difficulties.

A significant portion of our executives’ total direct compensation is tied to company performance. The following charts show that incentive compensation comprised approximately 86% of EIX CEO 2016 target total direct compensation and approximately 70% of EIX’s and SCE’s other NEOs’ 2016 target total direct compensation.

EIX CEO Pay Mix

Other NEO Pay Mix

This pay mix provides an opportunity for NEO compensation to reflect the upside and downside potential of company performance and helps to focus NEOs’ attention on our financial, strategic and operating objectives, and shareholder returns.

Base Salary

For 2016, each NEO’s base salary was evaluated according to his or her position and performance. For each position, a market base salary range was determined. The median of the range was the market median level of base salaries for comparable positions. We do not have employment contracts and our NEOs do not have contractual rights to receive fixed base salaries.

In connection with the leadership transition during 2016, the Committee increased the annual base salary rates of Messrs. Pizarro, Payne, Petmecky, and Nichols and Ms. Rigatti. After their respective final promotions for 2016, these NEOs’ annual base salary rates were approximately 10-40% below the market median for their respective new positions. Each NEO has an opportunity for an increase in his or her annual base salary rate in 2017 after the NEO’s performance in the new position is evaluated.

In addition, in early 2016, the Committee increased the base salary rates of Messrs. Scilacci and Umanoff and set them within 1% of the market median for their respective positions.

Annual Incentive Awards

Executive Incentive Compensation Plan
NEOs are eligible for annual incentive awards under the EIX Executive Incentive Compensation Plan for achieving financial, strategic and operational goals that are established at the beginning of each year. The goals are tied to the key elements of our strategy described on page 1 and specific quantitative targets are set for most of the goals.

The 2016 annual incentive award target value for each NEO was set as a percentage of the NEO’s base salary (the “Annual Incentive Target %”). In connection with the leadership transition during 2016, the Committee increased the Annual Incentive Target % for Messrs. Pizarro, Payne, Petmecky, and Nichols and Ms. Rigatti, and set the respective Annual Incentive Target % within ten percentage points of the market median for the new positions. In addition, in early 2016, the Committee increased the respective Annual Incentive Target % for Messrs. Craver, Scilacci, and Umanoff to bring it closer to or approximately at the market median for their respective positions.

The minimum annual incentive award is $0. The maximum award is 200% of target, which the Committee’s independent compensation consultant, Pay Governance, advised is the most prevalent practice among the peer group companies.

The Committee determines annual incentive awards based on corporate and individual performance. The corporate performance factor is based on performance relative to the goals established at the beginning of the year. For each goal category, the Committee assigned a target score reflecting the relative weight given that goal category and a potential score range. In February 2017, the Committee determined the score achieved for each goal category, depending on the extent to which the goals were unmet, met or exceeded.

Separate goals were established for EIX and SCE. However, as reflected in the 2016 EIX Corporate Performance Scoring Matrix below, many of EIX’s goals related to SCE’s performance. Annual incentive awards for Messrs. Craver, Scilacci, Litzinger, and Umanoff were based on the EIX corporate performance factor. Annual incentive awards for Messrs. Payne, Petmecky, Dietrich, Nichols, and Swartz were based on the SCE corporate performance factor. Mr. Pizarro’s and Ms. Rigatti’s annual incentive awards were based on a blend of the EIX and SCE corporate performance factors, weighted based upon the relative time each respectively served as an EIX officer and as an SCE officer in 2016.

28	2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2016 EIX Corporate Performance Scoring Matrix

Goal Category	Key Goals/Performance Contributing to Actual Score		Actual Score for Goal(2)	Target Score for Goal Category	Potential Score for Goal Category	Actual Score for Goal Category(2)
	Goal(1)	Performance(1)
Financial Performance	●Core earnings of $1.274 billion	●Goal Exceeded: $1.294 billion(3)	66	60	0-120	66
Strategic Initiatives	●Execute SCE goals for affordable customer rates	●Goal Exceeded: see SCE matrix below for additional information	6	30	0-60	10
	●Obtain favorable outcome in SCE’s Distribution Resources Plan (“DRP”) (10-K, pgs. 5-6)	●Goal Exceeded: favorable market reaction to DRP; CPUC acknowledged important link between DRP and SCE’s General Rate Case	5
	●Grow EEG’s distributed energy and commercial and industrial energy services businesses (10-K, pg. 106): contract 150 megawatts (“MW”) and complete construction of 122 MW of distributed solar projects; complete 20 MW of community solar projects and 20 MW of rural cooperative projects; sign 10 new contracts for advisory and integrated solutions	●Goal Not Met: new contracts and completed projects below target	2
	●Grow EEG’s transmission business: complete Grid Assurance investment decision (10-K, pg. 106); submit two transmission bids	●Goal Met: completed Grid Assurance investment decision; submitted two transmission bids	2
	●Evaluate business case for SCE fiber business; prepare for 2017 launch	●Goal Met: SCE established business case and began implementing fiber business	2
	●Propose three new business opportunities; begin implementing one	●Goal Met: three new business opportunities evaluated; SCE developed transportation electrification plan (10-K, pg. 6)	2
	●Evaluate business case for EEG water business; begin operation of one pilot project	●Goal Partially Met: business case evaluated; decision made to wind down business	1
	●Achieve SCE capital spending targets	●Goal Not Met: see SCE matrix below for additional information	0
	●No significant noncompliance events; no worker or public safety issues; defend San Onofre settlement agreement(4)	●Goal Not Met: see SCE matrix below for additional information	-10
People and Culture	●Integrate new EEG companies; develop and begin implementing plan for EEG human capital platform; hire and retain key employees	●Goal Exceeded: integrated new companies; implemented human capital platform; retained key employees	6	10	0-20	9
	●Diversify leadership pipeline above 2015 levels: ethnic minorities 25.4% of executives and 39.8% of leadership pool; women 27% of executives and 29.6% of leadership pool	●Goal Not Met: increased ethnic minorities to 26.1% of executives and 40.3% of leadership pool; did not increase women in leadership pipeline	3
Total:				100	0-200	85
(1)	The parenthetical “10-K” page references in the “Goal” and “Performance” columns refer to pages in the combined Form 10-K filed by EIX and SCE for the fiscal year ended December 31, 2016 (“10-K”). The referenced pages contain additional information about the relevant topics, but do not address annual incentive plan goals or the scoring of the performance for purposes of this matrix.
(2)	Score determinations are generally made in the judgment of the Committee after assessing overall performance against goals.
(3)	Linear interpolation between the target of $1.274 billion and the maximum score level of $1.474 billion was used to determine the actual score.
(4)	When the Committee established this goal, it determined that the Actual Score for the goal would be zero if the goal was met and could be negative if the goal was not met.

2017 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS

2016 SCE Corporate Performance Scoring Matrix

Goal Category	Key Goals/Performance Contributing to Actual Score		Actual Score for Goal(2)	Target Score for Goal Category	Potential Score for Goal Category	Actual Score for Goal Category(2)
	Goal(1)	Performance(1)
Financial Performance	●Core earnings of $1.333 billion	●Goal Exceeded: $1.376 billion(3)	53	40	0-80	53
Safety	●DART (Days Away, Restricted, and Transfer) injury rate ≤0.61	●Goal Not Met: 0.80	0	10	0-20	0
	●No serious injuries to the public from system failures(4)	●Goal Met: no serious injuries to the public	0
	●No worker fatalities(4)	●Goal Not Met: four worker fatalities	0
Operational and Service Excellence	●Affordable customer rates: controllable operations and maintenance (“O&M”) cost per customer ≤$334; system average rate of 14.9-15.3 cents per kilowatt-hour	●Goal Exceeded: controllable O&M cost per customer of $329; system average rate of 14.8 cents per kilowatt-hour	6	20	0-40	8
	●Improve J.D. Power Customer Satisfaction Study scores: business customer rank ≤14; residential customer rank ≤17	●Goal Partially Met: business customer rank of 13; residential customer rank of 20	3
	●Protect critical infrastructure: no significant data breaches, control system compromises or IT infections caused by phishing	●Goal Met: no significant data breaches, control system compromises or IT infections caused by phishing	2
	●Diverse Business Enterprise spend ≥40%	●Goal Met: 45%	2
	●Achieve capital spending targets: $3.321 billion CPUC-jurisdictional; $0.628 billion FERC-jurisdictional	●Goal Not Met: $3.042 billion CPUC-jurisdictional $0.457 billion FERC-jurisdictional	0
	●Achieve system performance and reliability goals: SAIDI≤95.3; SAIFI≤0.85; MAIFI≤1.24	●Goal Not Met: SAIDI–100.8; SAIFI–0.91; MAIFI–1.31	0
	●No significant noncompliance events(4)	●Goal Not Met: penalty expected for Long Beach service interruptions (10-K, pg. 8)	-5
Strategic Initiatives	●Advance grid modernization efforts: favorable outcome in DRP (10-K, pgs. 5-6); initiate one microgid project; customer commitments for 500 charging stations (10-K pgs. 5-6); progress on energy storage projects (10-K, pgs. 5, 111)	●Goal Exceeded: favorable market reaction to DRP; microgrid project initiated; commitments for 686 charging stations; energy storage placed in service (40 MW) and contracted (142 MW)	13	20	0-40	21
	●Advance key regulatory proceedings: file 2018 General Rate Case (10-K, pg. 7); defend San Onofre settlement agreement (10-K pgs. 7, 94-96)	●Goal Partially Met: filed 2018 General Rate Case; adverse impact of CPUC ruling on settlement agreement	8
People and Culture	●Enhance decision-making processes and encourage employee engagement	●Goal Met: streamlined decision-making structure; new X-Change program implements employee ideas	5	10	0-20	8
	●Diversify leadership pipeline above 2015 levels: ethnic minorities 29.5% of executives and 41.4% of leadership pool; women 31.8% of executives and 29.5% of leadership pool	●Goal Not Met: increased ethnic minorities to 30% of executives and 42.1% of leadership pool; did not increase women in leadership pipeline	3
Total:				100	0-200	90
(1)	The referenced 10-K pages contain additional information about the relevant topics, but do not address annual incentive plan goals or the scoring of the performance for purposes of this matrix. “CPUC” means the California Public Utilities Commission. “FERC” means the Federal Energy Regulatory Commission. “SAIDI” means the System Average Interruption Duration Index. “SAIFI” means the System Average Interruption Frequency Index. “MAIFI” means the Momentary Average Interruption Frequency Index.
(2)	Score determinations are generally made in the judgment of the Committee after assessing overall performance against goals.
(3)	Linear interpolation between the target of $1.333 billion and the maximum score level of $1.466 billion was used to determine the actual score.
(4)	When the Committee established this goal, it determined that the Actual Score for the goal would be zero if the goal was met and could be negative if the goal was not met.

30	2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2016 Annual Incentive Awards
Based on 2016 performance, the corporate performance factors for EIX and SCE were 85% and 90% of target, respectively. These factors were determined by adding the “Actual Scores” in the corporate performance scoring matrices above. Notwithstanding strong financial performance, the corporate performance factors were below target primarily due to below-target performance on safety and operational and service excellence goals. The Committee did not exercise its discretion to increase or decrease the corporate performance factor from the amount determined by application of the scoring matrix.

The Committee determined the annual incentive award for each NEO by multiplying the annual incentive target percentage for the NEO by the EIX or SCE corporate performance factor and an individual performance factor. Individual performance factors were determined by the Committee in its discretion (subject to the limitation described below under “Impact of Other Plans”), based on its assessment of each NEO’s performance and achievements for the year, and relative impact and contribution to corporate performance compared to executives in similar roles. The following table shows the resulting annual incentive awards to our EIX NEOs as a percentage of salary and as a multiple of target:

EIX NEOs(1)	Annual Incentive Target as % of Salary(2)(3)	Corporate Performance Factor(3)(4)	Individual Performance Factor(3)(5)	Annual Incentive Award as % of Salary(3)(6)	Annual Incentive Award as Multiple of Target(3)(6)
Pedro J. Pizarro	94%	0.87	1.00	81%	0.87x
Theodore F. Craver, Jr.	125%	0.85	1.00	106%	0.85x
Maria Rigatti	63%	0.89	1.13	62%	0.99x
W. James Scilacci	75%	0.85	1.00	64%	0.85x
Adam S. Umanoff	75%	0.85	1.07	68%	0.91x
Kevin M. Payne	64%	0.90	1.00	58%	0.90x
Ronald L. Litzinger	70%	0.85	0.75	45%	0.64x
(1)	Target and actual annual incentive awards for all EIX and SCE NEOs are shown in the Grants of Plan-Based Awards tables and the Summary Compensation Tables, respectively.
(2)	The amounts shown for Messrs. Pizarro and Payne and Ms. Rigatti are the weighted average Annual Incentive Target % for the respective NEO, with the weighting based on the number of workdays in 2016 that the NEO served in each position for which a different Annual Incentive Target % applied. The 2016 Annual Incentive Target % for Mr. Pizarro as SCE President was 75%. It was adjusted to 90% in connection with his promotion to EIX President and adjusted again to 115% in connection with his promotion to EIX CEO. The 2016 Annual Incentive Target %s for Ms. Rigatti as SCE SVP and CFO and for Mr. Payne as SCE SVP were 55% and 50%, respectively, and these percentages were adjusted to 75% and 70%, respectively, in connection with Ms. Rigatti’s promotion to EIX EVP and CFO and Mr. Payne’s promotion to SCE President.
(3)	The amounts shown have been rounded to two decimal places or to the nearest whole percentage point for purposes of the table.
(4)	The corporate performance factor for all EIX NEOs (other than Messrs. Pizarro and Payne and Ms. Rigatti) was 0.85. The corporate performance factor for all SCE NEOs (other than Mr. Pizarro and Ms. Rigatti, but including Mr. Payne), was 0.90. The corporate performance factors for Mr. Pizarro and Ms. Rigatti were a blend of EIX and SCE factors, weighted based upon the relative time each respectively served as an EIX officer and as an SCE officer in 2016.
(5)	In determining Mr. Litzinger’s individual performance factor, the Committee placed particular emphasis on the performance of EEG given his responsibilities as President of that business. In 2016, EEG did not meet or only partially met many of its goals. As a result, the Committee set Mr. Litzinger’s individual performance factor low relative to the other NEOs, despite solid performance by Mr. Litzinger.
(6)	The actual annual incentive awards to Messrs. Craver and Scilacci were prorated due to their retirement, based on (i) the ratio of the number of workdays from January 2016 through September 30, 2016, compared to (ii) the total number of workdays in 2016. The amounts reported for Messrs. Craver and Scilacci reflect the actual awards, after proration.

Impact of Other Plans
The EIX Committee adopted the EIX 2016 Executive Annual Incentive Program (“162(m) Program”) so that annual incentive awards under the EIX Executive Incentive Compensation Plan could be designed to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Under the 162(m) Program, an overall maximum annual incentive award for 2016 was established for each participating officer as a specified percentage of an annual incentive award pool. The aggregate award pool for the participating officers had a maximum value equal to 3% of EIX’s 2016 consolidated earnings from continuing operations (after interest, taxes, depreciation and amortization), subject to adjustment for the effects of any special charges to earnings (the “Section 162(m) Pool”). The following percentages of the pool were allocated to the NEOs to determine maximum annual incentive awards for 2016: Mr. Pizarro, 11%; Mr. Craver, 28%; Ms. Rigatti, 4%; Mr. Scilacci, 10%; Mr. Umanoff, 8%; Mr. Payne, 3%; Mr. Litzinger, 8%; Mr. Nichols, 3%; Mr. Swartz, 4%; and Mr. Dietrich, 5% (each, an “Individual Section 162(m) Cap”). Neither the Section 162(m) Pool nor the Individual Section 162(m) Caps served as a basis for the Committee’s compensation decisions for NEOs. Instead, these caps served to establish a ceiling on annual incentive awards for purposes of tax deductions. For 2016, the total amount awarded under the 162(m) Program was less than the Section 162(m) Pool and the actual annual incentive awarded to each participating NEO was less than his or her Individual Section 162(m) Cap.

Long-Term Incentive Awards

All of our long-term incentives are awarded as equity instruments reflecting, or valued by reference to, EIX Common Stock. They are therefore directly linked to the value provided to EIX shareholders. The equity awards also align executives’ interests with the long-term interests of customers by enhancing executives’ focus on the Company’s long-term goals.

Seventy-five percent (75%) of our long-term equity mix is performance-based: the non-qualified stock options that comprise 50% of each NEO’s long-term incentive award value; and the performance shares that comprise 25% of the award value. We believe stock options are performance-based because

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COMPENSATION DISCUSSION AND ANALYSIS

NEOs will realize value only if the market value of EIX Common Stock appreciates. Long-term incentive awards are made under the EIX 2007 Performance Incentive Plan.

Long-Term Incentive Value
On February 24, 2016, the Committee approved 2016 long-term incentive award target values for the NEOs. Each target value was set as a percentage of base salary (the “Long-Term Incentive Target %”). The Committee also approved the methodology for converting those values into the number of stock options, performance shares, and restricted stock units granted to each NEO on the March 1, 2016 grant date (the “Initial LTI Grants”). On May 25, 2016, the Committee increased the Long-Term Incentive Target % for Messrs. Payne and Nichols in connection with their promotions and approved a second award for each of them that was granted on June 30, 2016. The target value of the June 30 grants was 75% of the difference between (i) the Long-Term Incentive Target % approved on May 25, as applied to the NEO’s increased base salary for the new position, and (ii) the value of the NEO’s Initial LTI Grant. On August 24, 2016, the Committee increased the Long-Term Incentive Target % for Messrs. Pizarro and Petmecky and Ms. Rigatti in connection with their promotions and approved a second award for each of them that was granted on September 30, 2016. The target value of the September 30 grants was 50% of the difference between (i) the Long-Term Incentive Target % approved on August 24, as applied to the NEO’s increased base salary for the new position, and (ii) the value of the NEO’s Initial LTI Grant. The Committee generally applies the following proration for awards granted after the first quarter: 75% if the grant date is in the second quarter of the year; 50% if the grant date is in the third quarter of the year; 25% if the grant date is in the fourth quarter of the year. The grant date value of each award is listed in the “Grants of Plan-Based Awards” tables below.

For 2016, the Committee did not change the Long-Term Incentive Target % for the NEOs who were not promoted during the year. For Messrs. Pizarro, Payne, and Nichols, the Long-Term Incentive Target % approved for their second awards ranged from approximately 15% to 55% below the market median for the new positions, with the opportunity for increases in subsequent year(s) after evaluating their performance in their new positions. For Ms. Rigatti and Mr. Petmecky, the Long-Term Incentive Target % approved for their second awards was within 6% of the market median for the respective new positions. In each case, the Committee decided the Long-Term Incentive Target % was appropriate relative to the market median level for comparable positions, based on the Committee’s overall assessment of each NEO’s experience, time in position, and individual performance, and internal equity and retention concerns.

Stock Options
Each stock option granted may be exercised to purchase one share of EIX Common Stock at an exercise price equal to the closing price of a share of EIX Common Stock on the grant date. Options vest over a four-year period, subject to continued employment, with one-fourth of each award vesting and becoming exercisable at the beginning of each year.

The number of options granted to each NEO was determined by dividing the option award value approved by the Committee for that NEO by the grant date value of an option using a Black-Scholes Merton valuation model based on the same assumptions and principles used to determine the grant date fair value of options generally for purposes of EIX’s financial reporting.

Performance Shares
Performance shares reward performance over three years against pre-established metrics. Each performance share awarded is a contractual right to receive one share of EIX Common Stock or its cash equivalent if performance and continued service vesting requirements are satisfied. The actual payout can range from zero to 200% of target performance shares, and depends on actual performance against pre-established metrics. The performance share awards provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the performance period and after the date of grant, the NEO will be credited with an additional number of target performance shares having a value equal to the dividend that would have been payable on the target performance shares subject to the award. The performance shares credited as dividend equivalents have the same vesting and other terms and conditions as the original performance shares and are forfeited if the underlying shares are not earned.

A conversion formula is used to determine the number of performance shares awarded to each NEO. For the portion of performance shares subject to the TSR metric discussed below, the award value approved by the Committee is divided by the grant date value of the TSR performance shares using a Standard Monte Carlo simulation model based on the same assumptions and principles used to determine the grant date fair value of performance-based awards generally for purposes of EIX’s financial reporting. For the portion of performance shares subject to the earnings per share metric discussed below, the respective award value is converted into a specific number of earnings per share performance shares by dividing the award value by the closing price of a share of EIX Common Stock on the grant date.

Performance shares granted before 2015 generally are paid half in EIX Common Stock and half in cash having a value equal to the EIX Common Stock that otherwise would have been delivered. EIX converts a portion of the awards otherwise payable in stock to cash to satisfy minimum tax withholding or any governmental levies. NEOs may elect to defer payment of the portion of performance shares payable in cash under the Executive Deferred Compensation Plan. Performance shares granted in or after 2015 are payable solely in cash.

Performance Share Awards: TSR Metric

Two metrics are used to measure performance share payouts, with each metric weighted 50%. One of the two performance metrics is based on the percentile ranking of EIX’s TSR for the three-year performance period beginning January 1 in the year of grant compared to the TSR of each company in EIX’s peer group for the same period. The following table provides the percentile ranking and corresponding payout levels:

Payout Levels	TSR Ranking	Payout
Below Threshold	<25th Percentile	0
Threshold	25th Percentile	25% of Target
Target	50th Percentile	Target
Maximum	≥75th Percentile	200% of Target

32	2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

If EIX achieves a TSR ranking between the 25th percentile and the 50th percentile or between the 50th percentile and the 75th percentile, the number of shares paid will be interpolated on a straight-line basis with discrete intervals at every 5th percentile. To determine performance share payouts, TSR is calculated using the difference between (i) the average closing stock price for the stock for the 20 trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the stock for the 20 trading days ending with the last trading day of the performance period, and assumes all dividends are reinvested on the ex-dividend date.

EIX’s TSR from 2014-2016 ranked in the 90th percentile of the peer group under the methodology used to calculate TSR for performance shares and resulted in a 200% of target payout for the TSR performance shares granted in 2014.

Performance Share Awards: EPS Metric

The second performance metric is based on EIX’s three-year average annual core earnings3 per share (“EPS”), measured against target levels. The Committee establishes the EPS target for each calendar year in February of that year.

The performance multiple for a calendar year is based on EIX’s actual EPS performance for that year as a percentage of the EPS target for that year, in accordance with the following table:

Performance Level	Actual EPS as % of Target EPS	EPS Performance Multiple
Below Threshold	<80%	0
Threshold	80%	0.25x
Target	100%	1.0x
Maximum	≥120%	2.0x
(3)	Footnote 2 in the “Compensation Summary” provides additional information regarding the determination of core earnings.

If EIX’s EPS for a year as a percentage of target EPS is between 80% and 100% or between 100% and 120%, the EPS performance multiple is interpolated on a straight-line basis, with discrete intervals at every 4th percentage point. The EPS performance multiples achieved for each calendar year in the three-year performance period are averaged, and the resulting average determines the performance share payout as a multiple of target.

In February 2017, the Committee certified the following EPS performance multiples for the three calendar years in the performance period for the 2014 grant:

Year	Actual EPS	Target EPS(1)	Actual EPS as % of Target EPS	EPS Performance Multiple
2014	$4.59	$3.70	124%	2.00x
2015	$4.10	$3.92	105%	1.20x
2016	$3.97	$3.91	101%	1.00x
Average of performance multiples (actual payout):				1.40x
(1)	In each case, the Target EPS was set below the prior year’s Actual EPS due to lower projected income tax benefits.

Since the average of the EPS performance multiples for 2014, 2015, and 2016 was 1.4, EPS performance shares granted in 2014 paid out at 140% of target.

Restricted Stock Units
Each restricted stock unit awarded is a contractual right to receive one share of EIX Common Stock after the vesting requirement of three years of continued service is satisfied. The restricted stock units for NEOs provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the vesting period, the NEO will be credited with an additional number of restricted stock units having a value equal to the dividend that would have been payable on the number of restricted stock units subject to the award. The restricted stock units credited as dividend equivalents have the same vesting and other terms and conditions as the original restricted stock units and are forfeited if the underlying units do not vest.

The restricted stock units are paid in EIX Common Stock, except EIX converts awards to cash having a value equal to the stock that otherwise would have been delivered to satisfy minimum tax withholding and governmental levies. The EIX Committee may elect to pay any restricted stock units in cash rather than shares of EIX Common Stock if and to the extent that payment in shares would exceed the applicable share limits of the EIX 2007 Performance Incentive Plan.

The number of restricted stock units granted to each NEO was determined by dividing the award value approved by the Committee for that NEO by the closing price of a share of EIX Common Stock on the grant date. At payout, NEOs realize an increase or decrease in value (compared to the grant date value) commensurate with the increase or decrease in value realized by shareholders from changes in the stock price and dividends over the three-year vesting period.

Acceleration of Long-Term Equity
If an NEO terminates employment after reaching age 65, or age 61 with five years of service, (i) stock options will vest and continue to become exercisable as scheduled, (ii) performance shares will be retained with vesting based on the applicable performance metrics, and (iii) restricted stock units will vest and become payable as scheduled; in each instance, as though the NEO’s employment had continued through the vesting period and subject to a pro-rated reduction if the NEO retires within the year of grant. Messrs. Craver and Scilacci were eligible for these accelerated vesting provisions when they retired. Mr. Swartz would also be eligible if he retires. If an NEO dies or becomes disabled while employed, stock options and restricted stock units will immediately vest and become exercisable and payable, respectively, and performance shares will be retained, with vesting based on the applicable performance metrics.

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COMPENSATION DISCUSSION AND ANALYSIS

How We Make Compensation Decisions

Role of Compensation Committee and Executive Officers

The Committee is responsible for reviewing and determining the compensation paid to executive-level Company officers, including the NEOs. The Committee annually reviews all components of compensation for our CEO and other NEOs, including base salary and annual and long-term incentives. The Committee also reviews significant benefits, including retirement and non-qualified deferred compensation plans.

Each February, the Committee sets the base salary and the target and maximum potential annual and long-term incentive award values for the current year for each officer. At that time, the Committee also determines annual incentive awards for the prior year and performance share payouts for the prior performance period. Base salary changes are generally effective early March of each year.

For the February Committee meeting, the EIX CEO provides recommendations regarding the compensation of NEOs (other than his own compensation). Other NEOs participate in developing and reviewing executive compensation recommendations, but do not participate in recommendations regarding their own compensation.

The Committee evaluates the EIX CEO’s performance relative to goals and determines his compensation in executive session without the EIX CEO present. The Committee Chair reports to the Board in an independent director executive session regarding the compensation determination.

For officers who are not EIX executive officers, the Committee has authorized the EIX CEO and the EIX executive responsible for executive compensation matters to jointly approve special relocation, recruitment and retention awards within limits pre-approved by the Committee. Mid-year compensation determinations for newly hired and promoted officers that are within guidelines previously approved by the Committee do not require additional Committee approval if the individuals are not EIX executive officers.

Tally Sheets
The Committee periodically reviews tally sheets for EIX NEOs. Tally sheets provide the Committee with information about the following components of compensation, including compensation paid over the preceding three calendar years:

●	Cash compensation (base pay and annual incentives);
●	Long-term incentive award values (stock options, performance shares and restricted stock units); and
●	Changes in pension values and non-qualified plan earnings.

The tally sheets also provide the amounts payable in the event of voluntary or involuntary separation from service, death or disability, or a change in control resulting in termination.

The Committee also reviews additional information regarding long-term incentives, including stock program statistics on share usage, analysis of current exercise values of prior option grants, and a summary of current and past performance share results.

Except as otherwise noted, the Committee’s executive compensation determinations are subjective and the result of the Committee’s business judgment, which is informed by the experiences of the Committee members and input from the Committee’s independent compensation consultant.

Role of the Committee’s Independent Compensation Consultant

The Committee retained Pay Governance to assist in evaluating officer compensation for 2016, including the compensation of NEOs; however, the Committee decides our officers’ compensation. This assistance included helping the Committee identify industry trends and norms for executive compensation; reviewing and identifying appropriate peer group companies and pay surveys; and evaluating executive compensation data for these companies.

During 2016, Pay Governance provided the following services:

●	Provided a presentation on executive compensation trends and competitive evaluation of total direct compensation for executives;
●	Reviewed Committee agendas and supporting materials before each meeting, and raised questions/issues with management and the Committee Chair, as appropriate;
●	Reviewed drafts of the CD&A for the Proxy Statement and related compensation tables; and
●	Provided recommendations on EIX CEO compensation to the Committee at its February meeting, without prior review by the EIX CEO.

In addition, a Pay Governance representative attended Committee meetings and communicated directly with the Committee as needed. Pay Governance did not perform any services for the Company in 2016 unrelated to the Committee’s responsibilities for our compensation programs, and all interactions by the consultants with management were related to their work for the Committee and conducted in accordance with the directions of the Committee or its Chair.

The Committee retains sole authority to hire its compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. Pursuant to SEC rules, the Committee assessed and determined that no conflict of interest exists with respect to the engagement of Pay Governance as the Committee’s compensation consultant.

Use of Competitive Data

The Committee generally targets a competitive range of +/-15% around the market median for comparable positions for each element of total direct compensation. For 2016, the Committee used peer group data and data from pay surveys by Towers Watson to determine the “market median.”

The Committee used the companies in the Philadelphia Utility Index as the peer group for benchmarking performance and comparing NEO compensation for 2016. The Philadelphia Utility

34	2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Index has been used by the Committee as the basis for the peer group since 2005. Use of an established market index for peer group purposes is consistent with the way investors evaluate performance across companies within an industry.

2016 Peer Group Companies - Philadelphia Utility Index
AES Corporation	Entergy
Ameren	Eversource Energy
American Electric Power	Exelon
CenterPoint Energy	FirstEnergy
Consolidated Edison	NextEra Energy
Covanta (replaced by American	PG&E Corporation
Water Works during 2016)(1)
Dominion Resources	Public Service Enterprise Group
DTE Energy	Southern Company
Duke Energy	Xcel Energy
El Paso Electric
(1)	The peer group data used to determine the “market median” for 2016 included Covanta (and not American Water Works), since Covanta was in the Philadelphia Utility Index at the time of the February 2016 Committee meeting. In contrast, American Water Works (and not Covanta) was included in the peer group for determining EIX’s TSR ranking for the TSR Performance Shares granted in 2014. The performance period for those Performance Shares ended December 31, 2016 and the terms and conditions of the awards required that the peer group consist of the companies in the Philadelphia Utility Index at the end of the performance period. American Water Works’ TSR was higher than Covanta’s for the 2014-2016 performance period.

EIX is just above the peer group median in revenues and market capitalization. For the four quarters ending September 30, 2016, EIX had revenues of $11.33 billion compared to the peer group median of $11.27 billion (ranking 10th out of the 20 companies in the peer group), based on reported revenues. As of December 31, 2016, EIX’s market capitalization of $23.46 billion was approximately 9% above the peer group median of $21.44 billion (ranking 8th out of 20).

As part of the process of setting 2016 target total direct compensation for NEOs, Pay Governance provided the Committee with benchmarking data from peer group proxy statements. In addition, the Committee received base salary, target annual incentive, and target long-term incentive grant value data from the Towers Watson 2015 Energy Services and the Towers Watson 2015 General Industry pay surveys. The pay survey data included compensation information from utilities, other energy companies, and companies in other industries with comparable revenues, in order to reflect the range of the Company’s competitors for executive talent and provide a robust set of information to make compensation decisions. The pay survey data was presented to the Committee in aggregated form. The Committee does not consider the identities of the individual companies in the survey data to be material for its decision-making process, and the individual companies were not provided to the Committee.

The components of the market data and the relative weighting used to calculate a market median varied for each NEO position, based on the availability of sufficient comparative data for the position, and were reviewed by Pay Governance. Market median levels for 2016 were projected from available data with input from Pay Governance.

The Committee exercises its judgment in setting each executive’s compensation levels within the competitive range described above, and may time to time vary from the competitive range, after taking into account the executive’s experience, time in position, individual performance, internal equity, retention concerns, or other factors it considers relevant under the circumstances.

Risk Considerations

Our executive compensation policy directs that our total compensation structure should not encourage inappropriate or excessive risk-taking. The Committee takes risk into consideration when reviewing and approving executive compensation.

As specified in its charter, and with the assistance of Pay Governance and Company management, the Committee reviewed the Company’s compensation programs for executives and for employees generally and has concluded these programs do not create risks reasonably likely to have a material adverse effect on the Company.

In concluding that the current executive compensation program does not encourage inappropriate or excessive risk-taking, the Committee noted the following characteristics that limit risk:

●	Annual incentives are balanced with long-term incentives to lessen the risk that short-term objectives might be pursued to the detriment of long-term value creation;
●

Goals for annual incentive programs are varied (not focused on just one metric), include safety and compliance goals, and are subject to Committee review and discretion as to the ultimate award payment for executives;

●	Long-term incentive awards are subject to a multi-year vesting schedule;
●	The ultimate value of equity grants is not solely dependent on stock price due to the use of relative TSR and EPS for performance shares;
●	Stock ownership guidelines require top officers to own company stock worth two to six times their base salary and include holding requirements;
●	Executives are prohibited from hedging Company securities and EIX executive officers are prohibited from pledging Company securities;
●

The Company has an incentive compensation clawback policy that allows the Committee or the Board to recoup incentive compensation overpayments in the event of a restatement of Company financial statements; and

●	Executive retirement and deferred compensation benefits are unfunded and thus depend in part on the continued solvency of the Company.

2017 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

Post-Employment and Other Benefits

Post-Employment Benefits

The NEOs receive retirement benefits under qualified and non-qualified defined-benefit and defined-contribution retirement plans. The SCE Retirement Plan and the 401(k) Plan are both qualified retirement plans in which the NEOs participate on substantially the same terms as other participating employees.

Due to limitations imposed by ERISA and the Internal Revenue Code, the benefits payable to the NEOs under the SCE Retirement Plan and the 401(k) Plan are limited. The Executive Retirement Plan and the Executive Deferred Compensation Plan provide for our NEOs to receive the full amount of benefits that would be paid under the qualified plans but for such limitations, and certain additional benefits. The Committee believes these programs help us to attract and retain qualified executives.

For descriptions of the tax-qualified and non-qualified defined benefit pension plans and the Executive Deferred Compensation Plan, see the narrative to the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

The Company also sponsors survivor and disability benefit plans in which the NEOs were eligible to participate in 2016.

Severance and Change in Control Benefits

Our policy regarding severance protection for NEOs stems from its importance in retaining and recruiting executives. Executives have attractive opportunities with other companies or are recruited from well-compensated positions in other companies. We believe offering one year’s worth of compensation and benefits if any officer is involuntarily severed without cause provides financial security to offset the risk of leaving another company or foregoing an opportunity with another company. Severance benefits are not offered for resignation for “good reason,” except if a change in control occurs.

The current executive compensation plans offer additional benefits if a change in control of EIX occurs. We believe the occurrence, or expected occurrence, of a change-in-control transaction would create uncertainty regarding continued employment for NEOs. This uncertainty would result from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level.

To encourage the NEOs to remain employed with the Company during a time when their prospects for continued employment following the change in control would be uncertain, and to permit them to remain focused on the Company’s interests, NEOs are provided with enhanced severance benefits if their employment is actually or constructively terminated without cause within a defined period of time around a change in control of EIX.

Constructive termination (or a resignation for “good reason”) would include occurrences such as a material diminution in duties or salary, or a substantial relocation.

Given that none of the NEOs has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or annual incentive award, we believe a constructive termination severance trigger is needed to prevent an acquirer from having an incentive to constructively terminate an NEO’s employment to avoid paying any severance benefits. We do not provide excise tax gross-ups on change-in-control severance benefits for any of our executives. We do not believe NEOs should be entitled to receive their cash severance benefits merely because a change-in-control transaction occurs. Therefore, the payment of cash severance benefits is subject to a double-trigger where an actual or constructive termination of employment must also occur before payment.

However, if a change in control occurs where EIX is not the surviving corporation, and following the transaction, outstanding equity awards would not be continued or assumed, then NEOs and other holders of awards under our equity incentive plan would receive immediate vesting of their outstanding equity awards as described under “Potential Payments Upon Termination or Change in Control.”

We believe it is appropriate to fully vest equity awards in change-in-control situations where EIX is not the surviving corporation and the equity awards are not assumed, whether or not employment is terminated, because such a transaction ends the NEOs’ ability to realize any further value with respect to the equity awards.

For detailed information on the estimated potential payments and benefits payable to NEOs if they terminate employment, including following a change in control of the Company, see “Potential Payments Upon Termination or Change in Control.”

Perquisites

In general, we provide no perquisites for our NEOs. From time to time the Company may provide a retirement gift to a retiring executive in recognition of the executive's long and dedicated service. In certain circumstances, the Company pays for or reimburses spousal travel expenses where an executive’s spouse attends a business-related function. Given the nature of these functions and the benefits to the Company, the Company does not consider the payment of spousal travel expenses to be a perquisite. However, under SEC rules, the incremental cost of such travel by an NEO’s spouse is included as All Other Compensation for the NEO for the corresponding year in the Summary Compensation Table below.

Other Compensation Policies and Guidelines

Tax-Deductibility

Section 162(m) disallows a tax deduction by public companies for compensation over $1,000,000 paid to chief executive officers and certain other most highly compensated executive officers unless certain tests are met. While EIX’s first priority is to achieve its executive compensation objectives, it will generally attempt to design and administer its executive compensation program to preserve the deductibility of compensation payments. However, it may grant non-deductible compensation in circumstances it considers appropriate and no guarantees can be made that any compensation intended to constitute

36	2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

deductible performance-based compensation within the meaning of Section 162(m) will be deductible.

Under the EIX 2007 Performance Incentive Plan, non-qualified stock options, performance shares and annual incentive awards awarded to EIX NEOs are intended to constitute deductible performance-based compensation within the meaning of Section 162(m). However, restricted stock units are not deductible performance-based compensation within the meaning of Section 162(m). This follows EIX’s philosophy that its goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, the Company has stock ownership guidelines that require SVPs and more senior officers to own EIX Common Stock or equivalents in an amount ranging from two to six times their annual base salary. The stock ownership guidelines for NEOs who were executive officers on December 31, 2016 are as follows:

●	Mr. Pizarro – six times salary
●	Ms. Rigatti and Messrs. Umanoff, Payne, and Litzinger – three times salary
●	Messrs. Petmecky, Nichols, Swartz, and Dietrich – two times salary

The NEOs are expected to achieve their ownership targets within five years from the date they became subject to the guidelines. EIX Common Stock owned outright, shares held in the 401(k) Plan, and vested and unvested restricted stock units which do not depend on performance measures are included in determining compliance with the guidelines. Shares that NEOs may acquire through the exercise or payout of stock options and performance shares are not included in determining compliance until the options or performance shares are exercised, or paid, as the case may be, and the shares are acquired. Based on ownership as of March 3, 2017, all of the NEOs meet their stock ownership requirements under these guidelines.

The guidelines were amended effective February 22, 2017 to provide that an officer subject to the guidelines may not sell EIX Common Stock acquired pursuant to an EIX long-term incentive award (“Acquired Stock”) if the officer does not meet his or her ownership requirement under the guidelines. An officer whose ownership satisfies the guidelines may not sell Acquired Stock to the extent the sale would cause his or her ownership to fall below the applicable guideline level. These transfer limitations do not apply to transfers to satisfy the exercise price of an EIX stock option or to satisfy tax obligations with respect to an EIX long-term incentive award. Exceptions to the guidelines may be approved on a case-by-case basis.

Hedging and Pledging Policy

Under the Company’s Insider Trading Policy, hedging related to Company securities, including EIX shares, is prohibited for all directors and employees, including NEOs. In addition, directors and EIX executive officers may not pledge Company securities as collateral for loans.

Clawback Policy

The Company maintains an incentive compensation clawback policy that allows the Board or the Committee to recoup incentive compensation if the Company restates its financial statements. The policy applies to cash or equity-based incentive compensation to current and former EIX and SCE NEOs and other executive officers that is paid, granted, vested or accrued in any fiscal year within the three-year period preceding the filing of the restatement (but only if the payment, grant, vesting or accrual occurs after December 10, 2014). The policy allows recoupment of the difference between the incentive compensation paid, granted, vested or accrued under the original results and the incentive compensation that would have been paid, granted, vested or accrued under the restated results. The policy can be enforced by reducing or cancelling outstanding and future incentive compensation, and by a claim for repayment.

The SEC and NYSE have been expected to provide rules requiring public companies to adopt clawback policies to recover incentive compensation overpayments from executive officers under certain conditions involving accounting restatements. If and when this guidance is received, the Committee or the Board will review the existing clawback policy and determine whether changes are needed.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and the discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s 2016 Annual Report and this Proxy Statement.

Brett White, Chair
Vanessa C.L. Chang
James T. Morris
Richard T. Schlosberg, III
Peter J. Taylor

Compensation Committee Interlocks and Insider Participation

Mr. Morris became a Committee member when the Committees were reappointed on April 28, 2016. The other Committee members whose names appear on the Compensation Committee Report above were Committee members during all of 2016. Under applicable SEC rules, there were no interlocks or insider participation on the Committee.

2017 Proxy Statement	37

EXECUTIVE COMPENSATION

Summary Compensation Tables

The following tables present information regarding compensation of the EIX and SCE NEOs for service during 2016, and for 2015 and/or 2014 for individuals who were also NEOs in those years. The tables were prepared in accordance with SEC requirements. The total compensation presented below does not necessarily reflect the actual total compensation received by our NEOs. The amounts under “Stock Awards” and “Option Awards” do not represent the actual amounts paid to or realized by our NEOs for these awards during 2014-2016, but represent the aggregate grant date fair value of awards granted in those years for financial reporting purposes. Likewise, the amounts under “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” do not reflect amounts paid to or realized by our NEOs during 2014-2016.

EIX Summary Compensation Table – Fiscal Years 2014, 2015 and 2016

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro J. Pizarro EIX CEO effective 9/30/16; EIX President effective 6/1/16; SCE President through 5/31/16	2016	836,782	—	1,553,399	1,553,133	678,402	914,498	75,382	5,611,596
	2015	662,931	—	843,867	843,756	520,931	6,052	45,653	2,923,190
	2014	151,724	—	585,196	585,006	148,690	762,977	7,080	2,240,673

Theodore F. Craver, Jr. EIX Chairman of the Board and CEO through 9/30/16; also EIX President through 5/31/16	2016	938,697	—	2,968,836	2,968,751	997,366	371,205	415,051	8,659,905
	2015	1,241,954	—	2,968,833	2,968,752	1,659,738	2,081,101	194,389	11,114,767
	2014	1,200,000	—	2,700,105	2,700,005	2,759,952	4,708,778	163,843	14,232,683

Maria Rigatti EIX EVP and CFO effective 9/30/16; SCE SVP and CFO through 9/30/16	2016	392,891	—	362,080	361,687	244,994	364,218	29,596	1,755,466
	2015	315,000	—	170,178	170,100	209,199	14,867	47,935	927,279
	2014	136,379	—	141,856	141,756	110,263	342,536	29,507	902,297

W. James Scilacci EIX EVP and CFO through 9/30/16	2016	484,100	—	682,597	682,508	311,178	803,918	339,740	3,304,041
	2015	620,977	—	656,357	656,253	461,125	974,465	62,594	3,431,771
	2014	600,000	—	585,038	585,002	798,000	2,609,953	53,004	5,230,997
Adam S. Umanoff EIX EVP and General Counsel	2016	548,391	—	589,961	589,876	375,169	241,541	46,535	2,391,473
	2015	537,931	—	631,860	631,804	454,686	110,007	32,400	2,398,688

Kevin M. Payne SCE CEO effective 6/1/16; SCE SVP through 5/31/16	2016	421,171	—	323,185	322,942	243,790	470,168	23,028	1,804,284
	2015	294,097	—	122,534	122,434	163,611	105,588	18,299	826,563
	2014	274,975	—	113,742	113,551	199,557	693,339	15,928	1,411,092
Ronald L. Litzinger EEG President; also EIX EVP through 3/28/16	2016	600,000	—	630,031	630,003	267,750	804,297	50,490	2,982,571
	2015	600,000	—	630,049	630,005	483,000	932,224	61,325	3,336,603
	2014	597,529	—	585,038	585,002	798,000	2,465,664	53,241	5,084,474

(1)	The Committee increased the annual base salary rates of Messrs. Pizarro and Payne in connection with their promotions effective June 1, 2016 and set them at $800,000 and $500,000, respectively. The Committee increased the annual base salary rates of Mr. Pizarro and Ms. Rigatti in connection with their promotions effective September 30, 2016 and set them at $1,100,000 and $550,000, respectively.
(2)	Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in the EIX Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2016 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted. In accordance with the terms and conditions of the 2016 awards, 1/4 of the awards granted in 2016 to Messrs. Craver and Scilacci terminated for no value in connection with their respective retirements. The amounts shown in the Summary Compensation Table are presented before taking these forfeitures into account.

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EXECUTIVE COMPENSATION

The table below shows the maximum value of performance share awards included in the EIX Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved. For the grant date fair value of each award based on the probable outcome of the applicable performance conditions, see the “Grants of Plan-Based Awards” table below. The 2014 performance share awards vested as of December 31, 2016; see the “Option Exercises and Stock Vested” table below for the value realized when they vested. The performance periods for the 2015 and 2016 performance shares have not ended.

Name	Maximum Performance Share Potential as of Grant Date for 2016 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2015 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2014 Awards ($)
Pedro J. Pizarro	1,553,513	843,953	456,145
Theodore F. Craver, Jr.	2,968,868	2,968,825	2,700,165
Maria Rigatti	362,240	170,223	141,900
W. James Scilacci	682,616	656,397	585,058
Adam S. Umanoff	590,040	631,872	—
Kevin M. Payne	323,286	122,597	94,000
Ronald L. Litzinger	630,052	630,034	585,058
(3)	Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in the EIX Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2016 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted. In accordance with the terms and conditions of the 2016 awards, 1/4 of the awards granted in 2016 to Messrs. Craver and Scilacci terminated for no value in connection with their respective retirements. The amounts shown in the Summary Compensation Table are presented before taking these forfeitures into account.
(4)	The annual incentive awards to Messrs. Craver and Scilacci were prorated, based on (i) the ratio of the number of workdays from January 2016 through September 30, 2016, compared to (ii) the total number of workdays in 2016. The reported amounts for Messrs. Craver and Scilacci are presented after proration.
(5)	The reported amounts for 2016 include: (i) 2016 interest on deferred compensation account balances considered under SEC rules to be at above-market rates for Mr. Pizarro $7,325; Mr. Craver $371,205; Ms. Rigatti $3,499; Mr. Scilacci $169,443; Mr. Umanoff $14,766; Mr. Payne $21,115; and Mr. Litzinger $88,209; and (ii) the 2016 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan for Mr. Pizarro $907,173; Mr. Craver ($52,112); Ms. Rigatti $360,719; Mr. Scilacci $634,475; Mr. Umanoff $226,775; Mr. Payne $449,053; and Mr. Litzinger $716,088. Since Mr. Craver’s pension value decreased, in accordance with SEC rules it is not included in the amount reported for him in column (h) of the EIX Summary Compensation Table.
(6)	Amounts reported for 2016 represent Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan for each NEO other than Messrs. Pizarro, Scilacci, and Craver. For Mr. Pizarro, the amount reported for 2016 includes $65,382 for Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan and $10,000 in charitable matching gifts under the Director Matching Gift Program described in footnote (5) to the Director Compensation Table above. For Mr. Scilacci, the amount reported for 2016 includes $43,568 for Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan and $296,172 as payment for accrued and unused vacation in connection with his retirement. For Mr. Craver, the amount reported for 2016 includes $107,485 for Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, a $10,000 charitable matching gift under the Director Matching Gift Program described in footnote (5) to the Director Compensation Table above, $6,929 in retirement gifts, $282,452 as payment for accrued and unused vacation in connection with his retirement, and $8,185 in transportation expenses for Mr. Craver’s spouse when she traveled with Mr. Craver and attended business-related functions. EIX does not consider payment of these business-related travel expenses to be a perquisite given the benefits to the Company of her attendance at the functions.

SCE Summary Compensation Table – Fiscal Years 2014, 2015 and 2016

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kevin M. Payne CEO effective 6/1/16; SVP through 5/31/16	2016	421,171	—	323,185	322,942	243,790	470,168	23,028	1,804,284
	2015	294,097	—	122,534	122,434	163,611	105,588	18,299	826,563
	2014	274,975	—	113,742	113,551	199,557	693,339	15,928	1,411,092
Pedro J. Pizarro President through 5/31/16	2016	836,782	—	1,553,399	1,553,133	678,402	914,498	75,382	5,611,596
	2015	662,931	—	843,867	843,756	520,931	6,052	45,653	2,923,190
	2014	151,724	—	585,196	585,006	148,690	762,977	7,080	2,240,673
William M. Petmecky, III SVP and CFO effective 9/30/16; Vice President and Treasurer through 9/30/16	2016	267,797	—	122,561	122,341	110,585	216,661	15,900	855,845

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EXECUTIVE COMPENSATION

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Maria Rigatti SVP and CFO through 9/30/16	2016	392,891	—	362,080	361,687	244,994	364,218	29,596	1,755,466
	2015	315,000	—	170,178	170,100	209,199	14,867	47,935	927,279
	2014	136,379	—	141,856	141,756	110,263	342,536	29,507	902,297
Ronald O. Nichols President effective 6/1/16; SVP through 5/31/16	2016	362,759	—	175,430	175,196	184,345	119,918	41,027	1,058,675

Russell C. Swartz SVP and General Counsel	2016	362,000	—	162,993	162,906	202,485	147,204	22,485	1,060,073
	2015	362,000	—	163,013	162,903	219,508	60,518	25,517	993,459
	2014	362,000	—	163,011	162,906	320,551	871,160	24,470	1,904,098
Peter T. Dietrich SVP through 1/20/17	2016	480,000	—	216,124	216,007	237,600	264,864	36,700	1,451,295
	2015	480,000	—	216,090	216,004	263,340	167,704	116,550	1,459,688
	2014	480,000	—	237,712	237,605	388,080	370,877	116,630	1,830,904

(1)	The Committee increased the annual base salary rates of Messrs. Pizarro, Payne, and Nichols in connection with their respective promotions effective June 1, 2016 and set them at $800,000, $500,000, and $400,000, respectively. The Committee increased the annual base salary rates of Messrs. Pizarro and Petmecky and Ms. Rigatti in connection with their respective promotions effective September 30, 2016 and set them at $1,100,000, $300,000, and $550,000, respectively.
(2)	Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in the SCE Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2016 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.
The table below shows the maximum value of performance share awards included in the SCE Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved. For the grant date fair value of each award based on the probable outcome of the applicable performance conditions, see the “Grants of Plan-Based Awards” table below. The 2014 performance share awards vested as of December 31, 2016; see the “Option Exercises and Stock Vested” table below for the value realized when they vested. The performance periods for the 2015 and 2016 performance shares have not ended.

Name	Maximum Performance Share Potential as of Grant Date for 2016 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2015 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2014 Awards ($)
Kevin M. Payne	323,286	122,597	94,000
Pedro J. Pizarro	1,553,513	843,953	456,145
William M. Petmecky, III	122,581	—	—
Maria Rigatti	362,240	170,223	141,900
Ronald O. Nichols	175,443	—	—
Russell C. Swartz	163,066	163,030	163,055
Peter T. Dietrich	216,226	216,169	237,722
(3)	Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in the SCE Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2016 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.
(4)	The reported amounts for 2016 include: (i) 2016 interest on deferred compensation account balances considered under SEC rules to be at above-market rates for Mr. Payne $21,115; Mr. Pizarro $7,325; Mr. Petmecky $0; Ms. Rigatti $3,499; Mr. Nichols $2,952; Mr. Swartz $69,494; and Mr. Dietrich $31,915; and (ii) the 2016 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan for Mr. Payne $449,053; Mr. Pizarro $907,173; Mr. Petmecky $216,661; Ms. Rigatti $360,719; Mr. Nichols $116,966; Mr. Swartz $77,710; and Mr. Dietrich $232,949.
(5)	Amounts reported for 2016 represent Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan for each NEO other than Messrs. Pizarro and Nichols. For Mr. Pizarro, the amount reported for 2016 includes $65,382 for Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan and $10,000 in charitable matching gifts under the Director Matching Gift Program described in footnote (5) to the Director Compensation Table above. For Mr. Nichols, the amount reported for 2016 includes $21,027 for Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan and $20,000 that was paid pursuant to the terms of his employment offer in 2014.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following tables present information regarding the incentive plan awards granted to the EIX and SCE NEOs during 2016 under the EIX 2007 Performance Incentive Plan and the potential 2016 target and maximum amount of performance-based annual incentive awards payable under the 162(m) Program or the EIX Executive Incentive Compensation Plan (EICP). See the CD&A above for further information regarding award terms reported in the tables below and for discussions regarding NEO stock ownership guidelines, dividends paid on equity awards, and allocations between short-term and long-term compensation.

EIX Grants of Plan-Based Awards Table – Fiscal Year 2016

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date(1)	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Pedro J. Pizarro
Stock Options	3/1/2016	2/24/2016								116,785	66.88	906,252
TSR Performance Shares	3/1/2016	2/24/2016				687	2,749	5,498				226,600
EPS Performance Shares	3/1/2016	2/24/2016				847	3,388	6,776				226,589
Restricted Stock Units	3/1/2016	2/24/2016							6,776			453,179
Stock Options	9/30/2016	8/24/2016								75,836	72.25	646,881
TSR Performance Shares	9/30/2016	8/24/2016				460	1,838	3,676				161,799
EPS Performance Shares	9/30/2016	8/24/2016				560	2,239	4,478				161,768
Restricted Stock Units	9/30/2016	8/24/2016							4,477			323,463
Annual Incentive			N/A	784,885	1,569,770
Theodore F. Craver, Jr.(5)
Stock Options	3/1/2016	2/24/2016								382,571	66.88	2,968,751
TSR Performance Shares	3/1/2016	2/24/2016				2,251	9,004	18,008				742,200
EPS Performance Shares	3/1/2016	2/24/2016				2,775	11,098	22,196				742,234
Restricted Stock Units	3/1/2016	2/24/2016							22,195			1,484,421
Annual Incentive			N/A	1,562,500	3,125,000
Maria Rigatti
Stock Options	3/1/2016	2/24/2016								22,103	66.88	171,519
TSR Performance Shares	3/1/2016	2/24/2016				130	521	1,042				42,946
EPS Performance Shares	3/1/2016	2/24/2016				161	642	1,284				42,937
Restricted Stock Units	3/1/2016	2/24/2016							1,283			85,807
Stock Options	9/30/2016	8/24/2016								22,294	72.25	190,168
TSR Performance Shares	9/30/2016	8/24/2016				135	541	1,082				47,624
EPS Performance Shares	9/30/2016	8/24/2016				165	659	1,318				47,613
Restricted Stock Units	9/30/2016	8/24/2016							1,317			95,153
Annual Incentive			N/A	246,694	493,388
W. James Scilacci(5)
Stock Options	3/1/2016	2/24/2016								87,952	66.88	682,508
TSR Performance Shares	3/1/2016	2/24/2016				518	2,070	4,140				170,630
EPS Performance Shares	3/1/2016	2/24/2016				638	2,552	5,104				170,678
Restricted Stock Units	3/1/2016	2/24/2016							5,103			341,289
Annual Incentive			N/A	487,500	975,000
Adam S. Umanoff
Stock Options	3/1/2016	2/24/2016								76,015	66.88	589,876
TSR Performance Shares	3/1/2016	2/24/2016				448	1,790	3,580				147,550
EPS Performance Shares	3/1/2016	2/24/2016				551	2,205	4,410				147,470
Restricted Stock Units	3/1/2016	2/24/2016							4,410			294,941
Annual Incentive			N/A	412,500	825,000

2017 Proxy Statement	41

EXECUTIVE COMPENSATION

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date(1)	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Kevin M. Payne
Stock Options	3/1/2016	2/24/2016								16,882	66.88	131,004
TSR Performance Shares	3/1/2016	2/24/2016				100	398	796				32,807
EPS Performance Shares	3/1/2016	2/24/2016				123	490	980				32,771
Restricted Stock Units	3/1/2016	2/24/2016							980			65,542
Stock Options	6/30/2016	5/25/2016								20,795	77.67	191,938
TSR Performance Shares	6/30/2016	5/25/2016				124	495	990				48,065
EPS Performance Shares	6/30/2016	5/25/2016				155	618	1,236				48,000
Restricted Stock Units	6/30/2016	5/25/2016							1,236			96,000
Annual Incentive			N/A	270,878	541,756
Ronald L. Litzinger
Stock Options	3/1/2016	2/24/2016								81,186	66.88	630,003
TSR Performance Shares	3/1/2016	2/24/2016				478	1,911	3,822				157,524
EPS Performance Shares	3/1/2016	2/24/2016				589	2,355	4,710				157,502
Restricted Stock Units	3/1/2016	2/24/2016							4,710			315,005
Annual Incentive			N/A	420,000	840,000
(1)	Options, performance shares, and restricted stock units were granted to each NEO on March 1, 2016 as part of the NEO’s compensation package for his or her position as of that date. Additional options, performance shares, and restricted stock units were granted to Mr. Payne in connection with his election as SCE CEO effective June 1, 2016 (the actual grant date of June 30, 2016 was the last New York Stock Exchange trading date for that quarter). Additional options, performance shares, and restricted stock units were granted to Mr. Pizarro and Ms. Rigatti in connection with their respective elections as EIX CEO and EIX EVP and CFO, effective September 30, 2016.
(2)	Maximum amounts reported reflect 200% of the applicable annual incentive target under the EICP and are lower than the maximum annual incentive award payable under the 162(m) Program to participating NEOs; NEOs who participate in the 162(m) Program receive the applicable award under the EICP if it is less than the applicable maximum under the 162(m) Program. For information regarding the description of performance-based conditions under the 162(m) Program and the EICP, see “Annual Incentive Awards” in the CD&A above.
(3)	Half of each NEO’s 2016 performance share award value was granted in performance shares subject to a TSR vesting metric and the other half of the award value was granted in performance shares subject to an EPS vesting metric. The TSR and EPS components of each NEO’s award are subject to different threshold and other vesting requirements. In order to reflect these differences, the table above reports the TSR and EPS components of each NEO’s 2016 performance share award as separate awards. See “Long-Term Incentive Awards” in the CD&A above for information regarding the terms of the awards, the description of performance based vesting conditions, and the criteria for determining the amounts payable.
(4)	The amounts shown for options, performance shares, and restricted stock units represent the grant date fair value of the awards in 2016 determined in accordance with FASB ASC Topic 718. There is no guarantee that, if and when the awards vest, they will have this value. Assumptions used in the calculation of these amounts are referenced in footnotes (2) and (3) to the EIX Summary Compensation Table.
(5)	In accordance with the terms and conditions of the awards, 1/4 of the options, performance shares, and restricted stock units awarded in 2016 to Messrs. Craver and Scilacci terminated for no value in connection with their respective retirements. Similarly, the annual incentive awards to Messrs. Craver and Scilacci were prorated, based on (i) the ratio of the number of workdays from January 2016 through September 30, 2016, compared to (ii) the total number of workdays in 2016. The amounts shown in the Grants of Plan-Based Awards Table are presented before taking these forfeitures and proration, respectively, into account.

42	2017 Proxy Statement

EXECUTIVE COMPENSATION

SCE Grants of Plan-Based Awards Table – Fiscal Year 2016

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date(1)	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Kevin M. Payne
Stock Options	3/1/2016	2/24/2016								16,882	66.88	131,004
TSR Performance Shares	3/1/2016	2/24/2016				100	398	796				32,807
EPS Performance Shares	3/1/2016	2/24/2016				123	490	980				32,771
Restricted Stock Units	3/1/2016	2/24/2016							980			65,542
Stock Options	6/30/2016	5/25/2016								20,795	77.67	191,938
TSR Performance Shares	6/30/2016	5/25/2016				124	495	990				48,065
EPS Performance Shares	6/30/2016	5/25/2016				155	618	1,236				48,000
Restricted Stock Units	6/30/2016	5/25/2016							1,236			96,000
Annual Incentive			N/A	270,878	541,756
Pedro J. Pizarro
Stock Options	3/1/2016	2/24/2016								116,785	66.88	906,252
TSR Performance Shares	3/1/2016	2/24/2016				687	2,749	5,498				226,600
EPS Performance Shares	3/1/2016	2/24/2016				847	3,388	6,776				226,589
Restricted Stock Units	3/1/2016	2/24/2016							6,776			453,179
Stock Options	9/30/2016	8/24/2016								75,836	72.25	646,881
TSR Performance Shares	9/30/2016	8/24/2016				460	1,838	3,676				161,799
EPS Performance Shares	9/30/2016	8/24/2016				560	2,239	4,478				161,768
Restricted Stock Units	9/30/2016	8/24/2016							4,477			323,463
Annual Incentive			N/A	784,885	1,569,770
William M. Petmecky, III
Stock Options	3/1/2016	2/24/2016								12,502	66.88	97,016
TSR Performance Shares	3/1/2016	2/24/2016				74	295	590				24,317
EPS Performance Shares	3/1/2016	2/24/2016				91	363	726				24,277
Restricted Stock Units	3/1/2016	2/24/2016							726			48,555
Stock Options	9/30/2016	8/24/2016								2,969	72.25	25,326
TSR Performance Shares	9/30/2016	8/24/2016				18	72	144				6,338
EPS Performance Shares	9/30/2016	8/24/2016				22	88	176				6,358
Restricted Stock Units	9/30/2016	8/24/2016							176			12,716
Annual Incentive				119,294	238,588
Maria Rigatti
Stock Options	3/1/2016	2/24/2016								22,103	66.88	171,519
TSR Performance Shares	3/1/2016	2/24/2016				130	521	1,042				42,946
EPS Performance Shares	3/1/2016	2/24/2016				161	642	1,284				42,937
Restricted Stock Units	3/1/2016	2/24/2016							1,283			85,807
Stock Options	9/30/2016	8/24/2016								22,294	72.25	190,168
TSR Performance Shares	9/30/2016	8/24/2016				135	541	1,082				47,624
EPS Performance Shares	9/30/2016	8/24/2016				165	659	1,318				47,613
Restricted Stock Units	9/30/2016	8/24/2016							1,317			95,153
Annual Incentive			N/A	246,694	493,388
Ronald O. Nichols
Stock Options	3/1/2016	2/24/2016								12,984	66.88	100,756
TSR Performance Shares	3/1/2016	2/24/2016				77	306	612				25,224
EPS Performance Shares	3/1/2016	2/24/2016				94	377	754				25,214
Restricted Stock Units	3/1/2016	2/24/2016							754			50,428
Stock Options	6/30/2016	5/25/2016								8,065	77.67	74,440
TSR Performance Shares	6/30/2016	5/25/2016				48	192	384				18,643
EPS Performance Shares	6/30/2016	5/25/2016				60	240	480				18,641
Restricted Stock Units	6/30/2016	5/25/2016							480			37,282
Annual Incentive			N/A	204,828	409,655

2017 Proxy Statement	43

EXECUTIVE COMPENSATION

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date(1)	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Russell C. Swartz
Stock Options	3/1/2016	2/24/2016								20,993	66.88	162,906
TSR Performance Shares	3/1/2016	2/24/2016				124	495	990				40,803
EPS Performance Shares	3/1/2016	2/24/2016				152	609	1,218				40,730
Restricted Stock Units	3/1/2016	2/24/2016							1,218			81,460
Annual Incentive			N/A	199,100	398,200
Peter T. Dietrich
Stock Options	3/1/2016	2/24/2016								27,836	66.88	216,007
TSR Performance Shares	3/1/2016	2/24/2016				164	656	1,312				54,074
EPS Performance Shares	3/1/2016	2/24/2016				202	808	1,616				54,039
Restricted Stock Units	3/1/2016	2/24/2016							1,615			108,011
Annual Incentive			N/A	264,000	528,000
(1)	Options, performance shares, and restricted stock units were granted to each NEO on March 1, 2016 as part of the NEO’s compensation package for his or her position as of that date. Additional options, performance shares, and restricted stock units were granted to Messrs. Payne and Nichols in connection with their respective elections as CEO and President effective June 1, 2016 (the actual grant date of June 30, 2016 was the last New York Stock Exchange trading date for that quarter). Additional options, performance shares, and restricted stock units were granted to Messrs. Pizarro and Petmecky and Ms. Rigatti in connection with their respective elections as EIX CEO, SCE SVP and CFO, and EIX EVP and CFO, effective September 30, 2016.
(2)	Maximum amounts reported reflect 200% of the applicable annual incentive target under the EICP and are lower than the maximum annual incentive award payable under the 162(m) Program to participating NEOs; NEOs who participate in the 162(m) Program receive the applicable award under the EICP if it is less than the applicable maximum under the 162(m) Program. For information regarding the description of performance-based conditions under the 162(m) Program and the EICP, see “Annual Incentive Awards” in the CD&A above.
(3)	Half of each NEO’s 2016 performance share award value was granted in performance shares subject to a TSR vesting metric and the other half of the award value was granted in performance shares subject to an EPS vesting metric. The TSR and EPS components of each NEO’s award are subject to different threshold and other vesting requirements. In order to reflect these differences, the table above reports the TSR and EPS components of each NEO’s 2016 performance share award as separate awards. See “Long-Term Incentive Awards” in the CD&A above for information regarding the terms of the awards, the description of performance based vesting conditions, and the criteria for determining the amounts payable.
(4)	The amounts shown for options, performance shares, and restricted stock units represent the grant date fair value of the awards in 2016 determined in accordance with FASB ASC Topic 718. There is no guarantee that, if and when the awards vest, they will have this value. Assumptions used in the calculation of these amounts are referenced in footnotes (2) and (3) to the SCE Summary Compensation Table.

44	2017 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following tables present information regarding the outstanding equity awards held by the EIX and SCE NEOs at the end of 2016. Outstanding equity awards consist of non-qualified stock options, performance shares, and restricted stock units. Column (d) “Equity Incentive Plan Awards” has been omitted in accordance with SEC rules because no such awards were outstanding at the end of 2016.

EIX Outstanding Equity Awards Table – Fiscal Year-End 2016

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro J. Pizarro	12/31/2014	32,940	32,939	65.48	1/2/2024	4,724	340,099	—	—
	3/2/2015	27,902	83,706	63.72	1/2/2025	7,001	503,983	12,665	911,753
	3/1/2016	—	116,785	66.88	1/2/2026	6,962	501,162	12,610	907,801
	9/30/2016	—	75,836	72.25	1/2/2026	4,511	324,757	8,216	591,482
Theodore F.	3/3/2009	295,614	—	24.84	1/2/2019	—	—	—	—
Craver, Jr.	3/3/2010	461,129	—	33.30	1/2/2020	—	—	—	—
	3/3/2011	440,361	—	37.96	1/4/2021	—	—	—	—
	3/5/2012	511,495	—	43.10	1/3/2022	—	—	—	—
	3/1/2013	503,732	—	48.48	1/3/2023	—	—	—	—
	3/3/2014	189,076	189,076	51.90	1/2/2024	—	—	—	—
	3/2/2015	98,173	294,519	63.72	1/2/2025	—	—	44,553	3,207,347
	3/1/2016	—	286,929	66.88	1/2/2026	—	—	30,979	2,230,155
Maria Rigatti	9/30/2014	9,194	9,192	55.92	1/2/2024	1,349	97,109	—	—
	3/2/2015	5,625	16,875	63.72	1/2/2025	1,412	101,619	2,555	183,903
	3/1/2016	—	22,103	66.88	1/2/2026	1,318	94,892	2,390	172,034
	9/30/2016	—	22,294	72.25	1/2/2026	1,327	95,534	2,418	174,093
W. James Scilacci	3/3/2010	57,597	—	33.30	1/2/2020	—	—	—	—
	3/3/2011	96,986	—	37.96	1/4/2021	—	—	—	—
	3/5/2012	108,334	—	43.10	1/3/2022	—	—	—	—
	3/1/2013	109,142	—	48.48	1/3/2023	—	—	—	—
	3/3/2014	40,968	40,965	51.90	1/2/2024	—	—	—	—
	3/2/2015	21,702	65,104	63.72	1/2/2025	—	—	9,850	709,124
	3/1/2016	—	65,964	66.88	1/2/2026	—	—	7,123	512,774
Adam S. Umanoff	3/2/2015	20,893	62,679	63.72	1/2/2025	5,242	377,398	9,482	682,635
	3/1/2016	—	76,015	66.88	1/2/2026	4,531	326,169	8,209	590,951
Kevin M. Payne	3/1/2013	13,790	—	48.48	1/3/2023	—	—	—	—
	3/3/2014	6,580	6,579	51.90	1/2/2024	982	70,720	—	—
	3/31/2014	1,160	1,159	56.61	1/2/2024	187	13,493	—	—
	3/2/2015	4,049	12,146	63.72	1/2/2025	1,016	73,150	1,840	132,447
	3/1/2016	—	16,882	66.88	1/2/2026	1,007	72,482	1,825	131,355
	6/30/2016	—	20,795	77.67	1/2/2026	1,254	90,242	2,258	162,523

2017 Proxy Statement	45

EXECUTIVE COMPENSATION

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Ronald L. Litzinger	3/3/2008	28,242	—	49.95	1/2/2018	—	—	—	—
	6/30/2008	32,932	—	51.38	1/2/2018	—	—	—	—
	3/3/2009	76,385	—	24.84	1/2/2019	—	—	—	—
	3/3/2010	70,526	—	33.30	1/2/2020	—	—	—	—
	3/3/2011	90,045	—	37.96	1/4/2021	—	—	—	—
	3/5/2012	96,959	—	43.10	1/3/2022	—	—	—	—
	3/1/2013	106,414	—	48.48	1/3/2023	—	—	—	—
	3/3/2014	40,968	40,965	51.90	1/2/2024	6,111	439,933	—	—
	3/2/2015	20,834	62,500	63.72	1/2/2025	5,228	376,332	9,455	680,655
	3/1/2016	—	81,186	66.88	1/2/2026	4,839	348,358	8,766	631,038
(1)	Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in equal annual installments over a four-year vesting period, with the first installment vesting on January 2 in the year following the year in which the grant occurs and the following three installments vesting on the next three anniversaries of that date (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant). In accordance with the terms and conditions of the awards, 1/4 of the options granted on March 1, 2016 to Messrs. Craver and Scilacci terminated for no value in connection with their respective retirements. With respect to these options, the amounts shown in the Outstanding Equity Awards Table are presented after taking these forfeitures into account.
(2)	Subject to each NEO’s continued employment, restricted stock units become vested and payable on January 2 at the end of a three-year vesting period beginning with the year in which the grant occurs (if January 2 falls on a holiday or weekend, then vesting occurs on the preceding business day on which the New York Stock Exchange is open).
(3)	The values shown in columns (h) and (j) of the table are determined by multiplying the number of shares or units reported in column (g) or (i), respectively, by the closing price of EIX Common Stock on December 30, 2016.
(4)	Subject to each NEO’s continued employment, approximately half of each NEO’s 2015 and 2016 performance share grants become earned and vested based on EIX’s comparative TSR during the relevant three-year performance period (“TSR Performance Shares”) and the remainder become earned and vested based on EIX’s average annual core earnings per share measured against target levels for the three calendar years in the relevant performance period (“EPS Performance Shares”). The number of performance shares included for each NEO in column (i) of the table above is the maximum number of shares that may become earned (including shares added by reinvestment of dividend equivalents) for the 2015 and 2016 grants. In accordance with the terms and conditions of the stock awards, 1/4 of the performance shares granted on March 1, 2016 to Messrs. Craver and Scilacci terminated for no value in connection with their respective retirements. With respect to these 2016 performance share grants, the amounts shown in the Outstanding Equity Awards Table are presented after taking these forfeitures into account.

46	2017 Proxy Statement

EXECUTIVE COMPENSATION

SCE Outstanding Equity Awards Table – Fiscal Year-End 2016

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Kevin M.	3/1/2013	13,790		48.48	1/3/2023	—	—	—	—
Payne	3/3/2014	6,580	6,579	51.90	1/2/2024	982	70,720	—	—
	3/31/2014	1,160	1,159	56.61	1/2/2024	187	13,493	—	—
	3/2/2015	4,049	12,146	63.72	1/2/2025	1,016	73,150	1,840	132,447
	3/1/2016	—	16,882	66.88	1/2/2026	1,007	72,482	1,825	131,355
	6/30/2016	—	20,795	77.67	1/2/2026	1,254	90,242	2,258	162,523
Pedro J.	12/31/2014	32,940	32,939	65.48	1/2/2024	4,724	340,099	—	—
Pizarro	3/2/2015	27,902	83,706	63.72	1/2/2025	7,001	503,983	12,665	911,753
	3/1/2016	—	116,785	66.88	1/2/2026	6,962	501,162	12,610	907,801
	9/30/2016	—	75,836	72.25	1/2/2026	4,511	324,757	8,216	591,482
William M.	9/30/2014	—	4,408	55.92	1/2/2024	647	46,563	—	—
Petmecky, III	3/2/2015	—	8,093	63.72	1/2/2025	678	48,792	1,227	88,298
	3/1/2016	—	12,502	66.88	1/2/2026	746	53,696	1,352	97,333
	9/30/2016	—	2,969	72.25	1/2/2026	177	12,767	322	23,212
Maria Rigatti	9/30/2014	9,194	9,192	55.92	1/2/2024	1,349	97,109	—	—
	3/2/2015	5,625	16,875	63.72	1/2/2025	1,412	101,619	2,555	183,903
	3/1/2016	—	22,103	66.88	1/2/2026	1,318	94,892	2,390	172,034
	9/30/2016	—	22,294	72.25	1/2/2026	1,327	95,534	2,418	174,093
Ronald O.	6/30/2014	5,858	5,858	58.11	1/2/2024	928	66,821	—	—
Nichols	3/2/2015	3,499	10,495	63.72	1/2/2025	879	63,255	1,590	114,483
	3/1/2016	—	12,984	66.88	1/2/2026	775	55,767	1,403	101,031
	6/30/2016	—	8,065	77.67	1/2/2026	487	35,045	876	63,082
Russell C.	3/3/2008	9,965	—	49.95	1/2/2018	—	—	—	—
Swartz	3/3/2009	28,624	—	24.84	1/2/2019	—	—	—	—
	3/3/2010	20,590	—	33.30	1/2/2020	—	—	—	—
	3/3/2011	27,785	—	37.96	1/4/2021	—	—	—	—
	3/5/2012	31,745	—	43.10	1/3/2022	—	—	—	—
	3/1/2013	30,392	—	48.48	1/3/2023	—	—	—	—
	3/3/2014	11,408	11,408	51.90	1/2/2024	—	—	—	—
	3/2/2015	5,387	16,161	63.72	1/2/2025	—	—	2,447	176,139
	3/1/2016	—	20,993	66.88	1/2/2026	—	—	2,268	163,307
Peter T.	3/1/2013	22,389	—	48.48	1/3/2023	—	—	—	—
Dietrich	3/3/2014	16,640	16,638	51.90	1/2/2024	2,483	178,752	—	—
	3/2/2015	7,143	21,429	63.72	1/2/2025	1,792	129,022	3,244	233,533
	3/1/2016	—	27,836	66.88	1/2/2026	1,659	119,447	3,008	216,559
(1)	Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in equal annual installments over a four-year vesting period, with the first installment vesting on January 2 in the year following the year in which the grant occurs and the following three installments vesting on the next three anniversaries of that date (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant).
(2)	Subject to each NEO’s continued employment, restricted stock units become vested and payable on January 2 at the end of a three-year vesting period beginning with the year in which the grant occurs (if January 2 falls on a holiday or weekend, then vesting occurs on the preceding business day on which the New York Stock Exchange is open).
(3)	The values shown in columns (h) and (j) of the table are determined by multiplying the number of shares or units reported in column (g) or (i), respectively, by the closing price of EIX Common Stock on December 30, 2016.

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(4)	Subject to each NEO’s continued employment, approximately half of each NEO’s 2015 and 2016 performance share grants become earned and vested based on EIX’s comparative TSR during the relevant three-year performance period and the remainder become earned and vested based on EIX’s average annual core earnings per share measured against target levels for the three calendar years in the relevant performance period. The number of performance shares included for each NEO in column (i) of the table above is the maximum number of shares that may become earned (including shares added by reinvestment of dividend equivalents) for the 2015 and 2016 grants.

Option Exercises and Stock Vested

The following tables present information regarding the exercise of stock options by the EIX and SCE NEOs and vesting of stock awards during 2016. The stock awards listed in the following tables represent the value realized on the vesting of restricted stock units during 2016, and the value realized on the vesting of 2014 performance share awards payable for the 2014-2016 performance period. The value realized on the vesting of the 2014 performance share awards reflects a payout of approximately 170% of the target number of shares. This above-target payout was due to EIX’s TSR ranking in the 90th percentile of its peer group for the performance period and EIX’s EPS exceeding its target for each year in the performance period by approximately 24%, 5% and 1%, respectively.

EIX Option Exercises and Stock Vested Table – Fiscal Year 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(1)(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(3)(4) ($)
(a)	(b)	(c)	(d)	(e)
Pedro J. Pizarro	—	—	6,297	453,334
Theodore F. Craver, Jr.	698,781	22,726,402	57,412	4,133,078
Maria Rigatti	—	—	1,859	133,839
W. James Scilacci	159,970	4,519,124	24,223	1,743,783
Adam S. Umanoff	—	—	—	—
Kevin M. Payne	10,924	293,831	1,655	119,153
Ronald L. Litzinger	101,524	3,421,952	8,734	628,770
(1)	All of the stock options exercised by Mr. Litzinger were exercised pursuant to his Rule 10b5-1 trading plan.
(2)	The value realized on exercise of stock options equals the difference between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options, multiplied by the number of shares as to which the options were exercised.
(3)	In accordance with the terms and conditions of the restricted stock units granted in 2016 to Messrs. Craver and Scilacci, 1/4 of those restricted stock units terminated for no value in connection with their respective retirements. The amounts shown in the Option Exercises and Stock Vested Table are presented after taking these forfeitures into account. For Mr. Craver, the amounts reported in columns (d) and (e) above include 17,102 restricted stock units awarded in 2016, with a December 31, 2016 value (including dividend equivalents) of $1,231,178, that are considered vested for this purpose as a result of the retirement vesting provisions applicable to the award. For Mr. Scilacci, the amounts reported in columns (d) and (e) above include restricted stock units awarded in 2014, 2015, and 2016 (a total of 15,488 units with a December 31, 2016 value, including dividend equivalents, of $1,115,013), that are considered vested for this purpose as a result of the retirement vesting provisions applicable to the award. In accordance with applicable SEC rules, the units discussed in this footnote are also reported as 2016 registrant contributions in the EIX Non-Qualified Deferred Compensation Table below because, while the units vested or are considered to have vested for certain purposes, they were not yet payable on December 31, 2016.
(4)	With the exception of the restricted stock units discussed in footnote (3) above (which are valued in accordance with footnote (3)), the value for stock awards equals the market price of EIX Common Stock on the vesting date (December 31, 2016 for performance shares granted in 2014) multiplied by the number of shares or units, as applicable, that vested.

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SCE Option Exercises and Stock Vested Table – Fiscal Year 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(2)(3) ($)
(a)	(b)	(c)	(d)	(e)
Kevin M. Payne	10,924	293,831	1,655	119,153
Pedro J. Pizarro	—	—	6,297	453,334
William M. Petmecky, III	7,108	69,938	891	64,147
Maria Rigatti	—	—	1,859	133,839
Ronald O. Nichols	—	—	1,297	93,380
Russell C. Swartz	6,659	160,834	3,686	265,324
Peter T. Dietrich	42,039	1,133,297	3,549	255,482
(1)	The value realized on exercise of stock options equals the difference between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options, multiplied by the number of shares as to which the options were exercised.
(2)	For Mr. Swartz, the amounts reported in columns (d) and (e) above include 1,251 restricted stock units awarded in 2016 with a December 31, 2016 value (including dividend equivalents) of $90,085 that are considered vested for this purpose because the units would have been payable in accordance with the retirement provisions of the award had he elected to retire on December 31, 2016. In accordance with applicable SEC rules, the units discussed in this footnote are also reported as 2016 registrant contributions in the SCE Non-Qualified Deferred Compensation Table below because, while the units vested or are considered to have vested for certain purposes, they were not yet payable on December 31, 2016.
(3)	With the exception of the restricted stock units discussed in footnote (2) above (which are valued in accordance with footnote (2)), the value for stock awards equals the market price of EIX Common Stock on the vesting date (December 31, 2016 for performance shares granted in 2014) multiplied by the number of shares or units, as applicable, that vested.

Pension Benefits

The following tables present information regarding the present value of accumulated benefits that may become payable to, and payments made to, the EIX and SCE NEOs under the Company’s qualified and non-qualified defined-benefit pension plans.

EIX Pension Benefits Table

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Pedro J. Pizarro	SCE Retirement Plan	18	431,430	—
	Executive Retirement Plan		3,015,481	—
Theodore F. Craver, Jr.	SCE Retirement Plan	20	620,203	—
	Executive Retirement Plan		19,376,135	1,294,085
Maria Rigatti	SCE Retirement Plan	18	688,959	—
	Executive Retirement Plan		852,200	—
W. James Scilacci	SCE Retirement Plan	33	1,184,453	—
	Executive Retirement Plan		10,237,105	—
Adam S. Umanoff	SCE Retirement Plan	2	36,477	—
	Executive Retirement Plan		298,228	—
Kevin M. Payne	SCE Retirement Plan	30	816,364	—
	Executive Retirement Plan		2,002,343	—
Ronald L. Litzinger	SCE Retirement Plan	31	1,172,447	—
	Executive Retirement Plan		8,241,487	—
(1)	The years of credited service are presented as of December 31, 2016. For Mr. Pizarro and Ms. Rigatti, the amount reported reflects all years of credited service with EIX and its affiliates, including service prior to their respective current period of employment.
(2)	The amounts reported in column (d) for “Present Value of Accumulated Benefit” (“PVAB”) are actual retirement benefits for those who retired during 2016 or actuarial estimates of the present value of each NEO’s accumulated benefits under the SCE Retirement Plan and the Executive Retirement Plan, using the same measurement date (December 31, 2016) and material assumptions used for year-end 2016 financial reporting purposes, except that it is assumed for purposes of the amounts reported in column (d) that each NEO retires at the later of December 31, 2016, 5 years of service, or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the Executive Retirement Plan. The following assumptions were used to calculate the PVAB: (i) discount rate of 3.94% for the SCE Retirement Plan and 4.18% for the Executive Retirement Plan; (ii) the RP-2014 White Collar Mortality Table projected with the MP-2016 projection table; (iii) 80% of benefits under the SCE Retirement Plan are paid in the form of a lump sum and 20% are paid in the form of a single life annuity, while 100% of benefits under the Executive Retirement Plan are paid in the form of a lump sum; and (iv) lump sum amounts are determined using an interest rate of 6.00% for the SCE Retirement Plan and 4.18% for the Executive Retirement Plan.

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SCE Pension Benefits Table

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Kevin M. Payne	SCE Retirement Plan	30	816,364	—
	Executive Retirement Plan		2,002,343	—
Pedro J. Pizarro	SCE Retirement Plan	18	431,430	—
	Executive Retirement Plan		3,015,481	—
William M. Petmecky, III	SCE Retirement Plan	22	442,510	—
	Executive Retirement Plan		454,088	—
Maria Rigatti	SCE Retirement Plan	18	688,959	—
	Executive Retirement Plan		852,200	—
Ronald O. Nichols	SCE Retirement Plan	3	61,092	—
	Executive Retirement Plan		195,149	—
Russell C. Swartz	SCE Retirement Plan	24	868,327	—
	Executive Retirement Plan		2,758,634	—
Peter T. Dietrich	SCE Retirement Plan	6	126,690	—
	Executive Retirement Plan		925,776	—
(1)	The years of credited service are presented as of December 31, 2016. For Mr. Pizarro and Ms. Rigatti, the amounts reported reflect all years of credited service with EIX and its affiliates, including service prior to their respective current period of employment.
(2)	See footnote (2) under “EIX Pension Benefits Table” above for information regarding the PVAB calculation.

SCE Retirement Plan

The SCE Retirement Plan is a non-contributory defined-benefit pension plan subject to ERISA. The Retirement Plan was a traditional final average pay plan with a Social Security offset until April 1, 1999, when for most participants a transition to cash balance features was adopted. Employees hired on or after December 31, 2017 will not be eligible to participate in the plan.

Form of Payment
Eligible participants may elect a lump sum, life annuity, joint and survivor annuity (if married), or a contingent annuity. For married participants, payment in a joint and 50% survivor annuity is the automatic form of benefit, absent an alternative election. The Company pays the cost of the spousal survivor annuity benefit. For single participants, the single life annuity option is the automatic payment method. Participants can choose to start receiving benefit payments after separation from service or can effectively defer commencement of payments until age 70-1/2.

Cash Balance Benefits
Eligible employees have cash balance accounts that earn interest monthly based on the third segment rate of a corporate bond yield curve specified by the Internal Revenue Service for the month of August preceding the plan year.

Eligible employees of participating companies also earn a monthly pay credit ranging from 3% to 9% of base pay, depending on the number of age plus service “points” the participant has earned. The pay credits are received for each month the participant has an hour of service with the participating company. An additional credit of $150 per month is applied each month to the cash balance account of each participant who is eligible to receive a pay credit for that month.

Grandfathered Benefits
Eligible participants (at least age 50 or with 60 combined age and service points as of March 31, 1999) are considered “grandfathered” and accrue benefits under prior plan formulas.

Upon separation, the grandfathered participant will be eligible to receive the greater of the benefit calculated under the prior plan formulas (offset by any profit sharing account balance in the 401(k) Plan) or the value of the new cash balance account.

An actuarial reduction of the normal age 65 benefit applies if a grandfathered participant either terminates prior to age 55 and commences benefits prior to age 65, or retires and commences benefits after attaining age 55 but prior to age 61. The pension benefit commencing at age 55 for an employee terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit, while the pension benefit commencing at age 55 for an employee retiring at age 55 with at least five years of service is 77% of the normal age 65 benefit. Lesser early retirement reductions are applied for benefit commencement after age 55 but prior to age 61.

An unreduced early retirement benefit is available at age 61 and above. No NEO is eligible for grandfathered benefits under the SCE Retirement Plan.

Vesting
Full vesting occurs after three years of service, upon attainment of age 65, or upon death while employed.

Executive Retirement Plan

The Executive Retirement Plan is an unfunded benefit equalization plan permitted by ERISA designed to allow NEOs and other employees to receive the full amount of benefits that would be paid under the SCE Retirement Plan but for limitations under ERISA and the Internal Revenue Code, and certain additional benefits. As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Retirement Plan was separated into two plan documents. The grandfathered plan document applies to benefits accrued, determined and vested prior to January 1, 2005, while the 2008 plan document applies to benefits accrued, determined or vested on or after January 1, 2005.

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Eligibility and Benefit Formula
Company executives, including the NEOs, are eligible to participate in the Executive Retirement Plan. The normal age 65 benefit is calculated using the following formula:

1.75% x Total Compensation up to 30 years + 1% x Total Compensation for each year over 30 years.

Total Compensation is the NEO’s base salary and annual incentive award earned in the 36 consecutive months when the total of these payments was the highest (the 36 months need not be consecutive for those grandfathered in the provisions effective prior to 2008).

Because they were senior executives prior to January 1, 2006, Messrs. Craver, Scilacci, Pizarro, and Litzinger receive an additional service percentage of 0.75% per year for the first ten years of service, which results in an additional 7.5% upon completion of ten years of service.

The actual benefit payable is reduced and offset by (i) all amounts payable under the SCE Retirement Plan described above, (ii) up to 40% of the executive’s primary Social Security benefits and (iii) the value of 401(k) Plan accounts derived from the Company’s profit sharing contributions, if any.

Effective January 1, 2018, a participant’s benefit under the plan will be the lesser of: (i) the lump sum value of the final average pay benefit determined as described above; or (ii) the sum of (x) the lump sum value of the final average pay benefit determined as described above but substituting 1% for 1.75% and 0.5% for 1% in the benefit formula described above as to years of service accrued after 2017 and (y) the amount in the participant’s Executive Retirement Account. For an individual who first participates in the plan on or after January 1, 2018, the participant’s benefit under the plan will be the amount in the participant’s Executive Retirement Account. The aggregate retirement benefit under the plan (i.e., totaling the final average pay benefit, if applicable, and the Executive Retirement Account benefit) is expected to be reduced for most executives and will be unchanged for the rest. Executive Retirement Accounts will be established under the plan effective January 1, 2018, and will be credited annually in an amount equal to 12% of the sum of (i) the differential between the participant’s actual salary that year and the participant’s earnings taken into account for purposes of determining deferrals under the Edison 401(k) Savings Plan that year, and (ii) the participant’s annual incentive for that year. Interest will be credited on Executive Retirement Account balances at a rate based on the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period preceding September 1 of the prior year. EIX established this interest rate for all plan participants, and may change the interest rate on a prospective basis.

If an NEO becomes entitled to severance benefits under the EIX 2008 Executive Severance Plan (the “Severance Plan”), or any successor plan, the NEO will receive additional service and age credits to calculate the NEO’s benefit under the Executive Retirement Plan as described under “Potential Payments Upon Termination or Change in Control” below. Effective, January 1, 2018, enhanced contributions to the participant’s Executive Retirement Account will also be made in such circumstances equal to (i) a multiplier (one two, or three, determined based on the multiplier used to determine the participant’s severance benefits under the Severance Plan), times (ii) 12% of the sum of the participant’s target annual incentive amount plus the differential between the participant’s annual salary rate and annualized earnings taken into account for purposes of determining deferrals under the Edison 401(k) Savings Plan (determined immediately prior the participant’s separation from service). These severance benefit protections are provided to attract and retain qualified executives.

Vesting
Benefits vest under the Executive Retirement Plan after five years of service, upon death or disability, or upon becoming eligible for severance benefits under the Severance Plan.

Payment
Benefits that become payable under the grandfathered plan document are generally payable as follows. Upon a vested participant’s retirement at or after age 55 or death, the normal form of benefit is a life annuity, paid monthly, with a 50% spousal survivor benefit following the death of the participant (if the surviving spouse is more than five years younger than the participant, the spousal benefit will be reduced to an amount less than 50% of the pre-death benefit to account for the longer projected payout period). The Company pays the cost of this spousal survivor benefit. A contingent annuity benefit for a survivor other than a spouse is also available, but without company subsidy.

Participants may elect to receive an alternative form of benefit, such as a lump-sum payment or monthly payments over 60 or 120 months. If the participant’s employment terminates for any reason other than death, retirement, permanent and total disability, or involuntary termination not for cause, vested benefits will be paid after the participant attains age 55 in an annuity only. If a participant’s employment is terminated for cause, all benefits will be forfeited.

Benefits that become payable under the 2008 plan document are generally payable as follows. Participants have sub-accounts for each annual accrual for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; monthly installments for 60, 120, or 180 months; a life annuity with a 50% spousal survivor benefit following the participant’s death; or a contingent annuity. Participants may elect to have their designated form of payment triggered by their retirement, death, disability or other separation from service; however, payment will not occur before a participant reaches age 55 other than in the case of death or disability.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event, the later of the applicable triggering event and a specific month and year, or a specified number of months and/or years, following the applicable triggering event; however, payments generally may not begin later than the participant’s 75th birthday unless the participant is still employed. Payments may be delayed or accelerated under the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code; if payments are delayed after the later of the applicable triggering event or age 55, interest is credited at a rate equal to that credited to cash balance accounts under the SCE Retirement

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Plan described above or, as to any valuation date after 2017, at a rate based on the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period preceding September 1 of the prior year. EIX established this interest rate for all plan participants, and may change the interest rate on a prospective basis.

The annuity options available under the 2008 plan document have the same features as the annuity options available under the grandfathered plan document. Account balances payable in installments under the 2008 plan document earn interest at a rate of interest determined in the same manner as described in the preceding paragraph for delayed payments.

The benefit formula includes benefit reductions for termination prior to age 55, or early retirement after attaining age 55 but prior to age 61, similar to the formula for the SCE Retirement Plan discussed above. If an NEO terminates prior to age 55 but with a total of 68 years of age and service, the benefit formula includes a special early retirement benefit reduction based on the SCE Retirement Plan formula for early retirement. An unreduced early retirement benefit is available at age 61 and above. Mr. Scilacci will receive unreduced early retirement benefits in connection with his retirement. As of December 31, 2016, Messrs. Pizarro and Petmecky and Ms. Rigatti were eligible for special early retirement benefits.

Non-Qualified Deferred Compensation

The following tables present information regarding the contributions to and earnings on the EIX and SCE NEOs’ deferred compensation balances during 2016, and the total deferred amounts for the NEOs at the end of 2016. All deferrals are under the Executive Deferred Compensation Plan (EDCP), except for (1) restricted stock units (RSUs) that vested or are considered to have been vested for certain purposes at the end of 2016 as a result of the retirement vesting provisions applicable to the RSUs, and (2) deferrals by Mr. Litzinger under the Affiliate Option Deferred Compensation Plan (AODCP).

EIX Non-Qualified Deferred Compensation Table – Fiscal Year 2016

Name(1)		Executive Contributions in Last Fiscal Year(2) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)		(b)	(c)	(d)	(e)	(f)
Pedro J. Pizarro	EDCP	310,219	49,482	19,509	—	507,813
Theodore F. Craver, Jr.	EDCP	157,277	91,585	988,578	175,638	20,495,440
	RSUs	—	1,231,178	758,633	1,790,977	5,033,869
Maria Rigatti	EDCP	131,520	13,696	9,319	4,792	245,236
W. James Scilacci	EDCP	945,011	27,668	451,254	27,649	9,541,561
	RSUs	—	1,115,013	—	—	1,115,013
Adam S. Umanoff	EDCP	709,756	30,635	39,324	—	1,051,495
Kevin M. Payne	EDCP	24,716	14,073	56,233	—	1,187,081
Ronald L. Litzinger(5)	EDCP	596,976	34,590	224,060	—	4,758,615
	AODCP	—	—	22,070	—	605,987
(1)	The balances shown represent compensation already reportable in the Summary Compensation Tables in this and prior Proxy Statements, except for the portion of interest not considered above-market under SEC rules. Although the contributions to the EDCP and AODCP reflect compensation that was earned, the officers chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as unsecured general creditors, in return for interest paid at a rate commensurate with or less than EIX’s cost of capital.
(2)	The amounts reported as executive and registrant contributions in 2016 also are included as compensation in the appropriate columns of the EIX Summary Compensation Table above, except with respect to certain restricted stock units awarded to Messrs. Craver and Scilacci. Three-fourths of the restricted stock units awarded to Messrs. Craver and Scilacci in 2016 and all of the restricted stock units awarded to Mr. Scilacci in 2014 and 2015 are reported as registrant contributions in this table because they became vested for certain purposes during 2016 as a result of the retirement vesting provisions applicable to these awards, but they had not yet become payable. The restricted stock units awarded to Messrs. Craver and Scilacci are reported as of their grant date fair value in the Stock Awards column of the EIX Summary Compensation Table above, while in this EIX Non-Qualified Deferred Compensation Table the units that became vested for certain purposes during 2016 as a result of the retirement vesting provisions applicable to these awards are reported as registrant contributions based on the closing price of EIX Common Stock on December 31, 2016 and include dividend equivalents accrued as of December 31, 2016.
(3)	Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (h) of the EIX Summary Compensation Table above.
(4)	For Mr. Craver, the amount reported as aggregate withdrawals/distributions reflects 2016 payments in EIX Common Stock for restricted stock units awarded in 2013 that are considered to have become vested for certain purposes but not payable prior to 2016 as a result of the retirement vesting provisions applicable to the award; the amount reported is based on the closing price of EIX Common Stock on December 31, 2015.
(5)	Mr. Litzinger is a participant in both the EDCP and the AODCP, which is a predecessor plan under which the proceeds from the exchange of EME options for cash awards in 2000 could be deferred. Accounts under this plan are credited with interest at a rate based on 120% of the 120-month average of the 10-year Treasury Note yield as of October 15 of the prior year. Payment terms are substantially the same as those under the EDCP grandfathered plan document described below.

52	2017 Proxy Statement

EXECUTIVE COMPENSATION

SCE Non-Qualified Deferred Compensation Table – Fiscal Year 2016

Name(1)		Executive Contributions in Last Fiscal Year(2) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)		(b)	(c)	(d)	(e)	(f)
Kevin M. Payne	EDCP	24,716	14,073	56,233	—	1,187,081
Pedro J. Pizarro	EDCP	310,219	49,482	19,509	—	507,813
William M. Petmecky, III	EDCP	—	—	—	—	—
Maria Rigatti	EDCP	131,520	13,696	9,319	4,792	245,236
Ronald O. Nichols	EDCP	85444	5,127	7,862	—	179,423
Russell C. Swartz	EDCP	166,279	6,585	185,073	—	3,871,787
	RSUs	—	90,085	43,860	108,113	309,929
Peter T. Dietrich	EDCP	44,600	20,800	84,993	—	1,798,742
(1)	The balances shown represent compensation already reportable in the Summary Compensation Tables in this and prior Proxy Statements, except for the portion of interest not considered above-market under SEC rules. Although the contributions to the EDCP reflect compensation that was earned, the officers chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as unsecured general creditors, in return for interest paid at a rate commensurate with or less than EIX’s cost of capital.
(2)	The amounts reported as executive and registrant contributions in 2016 also are included as compensation in the appropriate columns of the SCE Summary Compensation Table above, except that the restricted stock units awarded in 2016 to Mr. Swartz are reported as of their grant date fair value in the Stock Awards column of the SCE Summary Compensation Table above, while in this SCE Non-Qualified Deferred Compensation Table they are reported as registrant contributions based on the closing price of EIX Common Stock on December 31, 2016 and include dividend equivalents accrued as of December 31, 2016. The restricted stock units awarded to Mr. Swartz in 2016 (and the dividend equivalents thereon) are considered to have become vested for certain purposes during 2016 as a result of the retirement vesting provisions applicable to these awards. In accordance with applicable SEC rules, these units are reflected in this table because, while the units are considered to have been vested for certain purposes at the end of 2016, they had not yet become payable.
(3)	Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (h) of the SCE Summary Compensation Table above.
(4)	For Mr. Swartz, the amount reported as aggregate withdrawals/distributions reflects 2016 payments in EIX Common Stock for restricted stock units awarded in 2013 that are considered to have become vested for certain purposes but not payable prior to 2016 as a result of the retirement vesting provisions applicable to the award; the amount reported is based on the closing price of EIX Common Stock on December 31, 2015.

Executive Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Deferred Compensation Plan was separated into two plan documents. The grandfathered plan document applies to deferrals earned, determined and vested prior to January 1, 2005, while the 2008 plan document applies to deferrals earned, determined or vested on or after January 1, 2005.

Contributions
Each NEO may elect to defer up to 75% of base salary. Each NEO may also elect to defer up to 100% (less the tax withholding due in connection with the deferral) of: any annual incentive award earned; certain special retention, recognition, or other special cash awards; the cash portion of performance share payouts; and certain other qualifying equity awards (other than stock options). The Company makes a matching contribution of up to 3% of each NEO’s annual incentive award, 6% of the portion of each NEO’s base salary that is deferred and up to 6% of the portion, if any, of non-deferred salary that exceeds 401(k) Plan Internal Revenue Code limits. NEOs vest in their matching contributions and earnings thereon after five years of service, upon death or disability, or a separation from service where the NEO becomes entitled to severance benefits under the Severance Plan. The Company has terminated matching contributions to the Executive Deferred Compensation Plan effective January 1, 2018.

Interest
Amounts deferred (including earnings and matching contributions) accrue interest until paid. The interest crediting rate on each NEO’s account balance is the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period ending September 1. EIX established this interest rate for all plan participants, and has discretion to change the interest rate on a prospective basis.

Payment of Grandfathered Benefits
Benefits under the grandfathered plan document may be deferred until a specified date, retirement, death or termination of employment. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other termination of employment. However, if a participant’s employment is terminated without cause, the participant may elect to receive payment at such time or a later date when the participant turns age 55, and the same payment options available for retirement will generally be applicable.

Each NEO was permitted to elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the grandfathered plan document, and deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Certain amounts deferred under the grandfathered plan document may be withdrawn at any time upon the election of an NEO; however, any amounts withdrawn are subject to a 10% early withdrawal penalty. Emergency hardship withdrawals without penalty also may be permitted at EIX’s discretion.

2017 Proxy Statement	53

EXECUTIVE COMPENSATION

Payment of 2008 Plan Benefits
Benefits under the 2008 plan document may be deferred until a specified date no later than the date the participant turns age 75, retirement, death, disability or other separation from service. Participants have sub-accounts for each annual deferral for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; or monthly installments for 60, 120 or 180 months.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event; however, payments may not begin later than the participant’s 75th birthday unless the participant is still employed. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated under the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

The following plans provide benefits that may become payable to NEOs, depending on the circumstances surrounding their termination of employment with the Company. When listing the potential payments to the NEOs under the plans described below, it is assumed that the applicable triggering event (retirement or other termination of employment) occurred on December 31, 2016 and that the price per share of EIX Common Stock is equal to the closing price as of the last NYSE trading day in 2016.

2008 Executive Severance Plan

EIX provides severance benefits and change-in-control benefits to executives, including all of the NEOs, under the 2008 Executive Severance Plan (the “Severance Plan”). In addition, severance benefits are provided through other plans or agreements included in the following description of severance benefits.

To receive any severance benefits, an NEO must release EIX and its affiliates from all claims arising out of the officer’s employment relationship and agree to certain confidentiality and non-solicitation restrictions in favor of the Company.

Severance Benefits – No Change in Control

Under the Severance Plan, an eligible executive is generally entitled to severance benefits if his or her employment is involuntarily terminated without “cause” and other than due to the executive’s “disability” (as these terms are defined in the Severance Plan).

Severance Plan benefits payable upon an involuntary termination without cause include:

●

A lump sum cash payment equal to the total of (i) a year’s base salary at the highest rate in effect during the preceding 24 months, (ii) an amount equal to the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months, and (iii) an amount equal to a pro-rata portion, based on the weekdays employed in the year of severance, of the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months (or such lesser pro-rata annual incentive amount payable under the terms of the 162(m) Program);

●

Eligibility for early retiree health care coverage if the NEO would have been eligible for early retiree health care coverage under the terms of an applicable non-executive severance plan, and if not, then an additional 12 to 18 months of health benefits (no additional health benefits are provided if the NEO is eligible for retiree health care under the terms applicable to non-executive non-severed employees);

●	Reimbursement of up to $20,000 for outplacement costs incurred within two years following separation from service; and
●	Reimbursement for educational costs up to $5,000 or $10,000, whichever is the applicable maximum amount allowed under the applicable non-executive severance plan.

In addition to Severance Plan benefits, other benefits payable to an eligible executive upon an involuntary termination without cause generally include:

●	Vesting in a pro-rata portion of outstanding stock options and restricted stock units with one additional year of vesting credit applied under the award terms;
●	Vesting in a pro-rata portion of outstanding performance shares that become earned based on Company performance with one additional year of vesting credit applied under the award terms;
●	A period of up to one year to exercise any vested stock options;
●	Full vesting and an additional year of service and age credits for purposes of calculating the executive’s benefit under the Executive Retirement Plan; and
●	Vesting in any unvested amounts under the Executive Deferred Compensation Plan.

Severance Benefits – Change in Control

The severance benefits described above would be enhanced if the NEO’s employment is terminated for a qualifying reason during a period that started six months before and ended two years after a change in control of EIX. Qualifying reasons are defined to include an involuntary termination of the NEO’s employment for any reason other than cause or disability, or the NEO’s voluntary termination of employment for a “good reason” (as this term is defined in the Severance Plan). Except as noted below, these benefits are not triggered automatically by a change in control absent an actual or constructive termination of the NEO’s employment by the Company without cause.

54	2017 Proxy Statement

EXECUTIVE COMPENSATION

Upon a qualifying termination, outstanding stock options, restricted stock units and performance shares and related dividend equivalents would become fully vested, with performance shares and related dividend equivalents only becoming earned if actual performance during the performance period results in a payout, and with stock options remaining exercisable for up to three years. Absent a qualifying termination, stock options and performance shares would continue to vest on their normal schedule unless the awards were not continued or assumed.

The EIX 2007 Performance Incentive Plan and terms and conditions of awards under the plan provide for special rules that would apply if outstanding equity awards were not continued or assumed in connection with any dissolution, sale of all or substantially all of the assets or stock, merger or reorganization, or other event where EIX is not the surviving corporation. Following such a transaction, and regardless of whether an NEO’s employment were terminated, outstanding stock options and performance shares and any related dividend equivalents would become fully vested. Options that became vested with a change in control would be exercised prior to the change in control or “cashed-out” in connection with the change-in-control transaction.

Performance shares and related dividend equivalents would be earned based on a shortened performance period. The performance period applicable to the performance shares would be deemed to end on the day before the change in control, and performance shares would vest and become payable, if at all, based on EIX’s TSR ranking or achievement of EPS target, as applicable, during the shortened performance period. Any performance shares that became payable during the shortened performance period associated with a change in control would be paid in cash within 74 days after the change in control, and any performance shares that did not become payable would terminate for no value on the date of the change in control.

In such a change in control transaction described above, the restricted stock units would generally continue to vest and become payable according to their original vesting schedule, unless the restricted stock units are terminated in accordance with special rules under Code Section 409A, in which case they would become fully vested.

For the EIX NEOs who were employed on December 31, 2016 by EIX or its subsidiaries, the enhanced change-in-control severance benefits would be:

●

Three times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be trebled);

●	Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);
●	Three years of service and age credits under the Executive Retirement Plan; and
●	Reimbursement of up to $50,000 for outplacement costs.

For the SCE NEOs other than Messrs. Pizarro and Payne and Ms. Rigatti, the enhanced change-in-control severance benefits would be:

●

Two times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be doubled);

●	Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);
●	Two years of service and age credits under the Executive Retirement Plan; and
●	Reimbursement of up to $30,000 for outplacement costs.

Executive Survivor Benefit Plan

The Executive Survivor Benefit Plan provided beneficiaries of participants with income continuation benefits if the participant’s death occurred while employed. If an NEO had died in 2016 while employed, the after-tax benefit would have been equal to one or two year’s cash compensation (annual salary rate plus average annual incentive percentage).

The Executive Survivor Benefit Plan was terminated effective December 31, 2016.

Deferred Compensation Plans

Upon an NEO’s retirement or other termination of employment, the NEO generally will receive a payout of any non-qualified deferred compensation balances under the Executive Deferred Compensation Plan and, for Mr. Litzinger, the AODCP. The Non-Qualified Deferred Compensation table and related discussion above describe these deferred compensation balances and payment terms. In the event of involuntary termination not for cause or qualifying termination in a change in control, unvested amounts derived from Company contributions would vest. Only Messrs. Umanoff and Nichols had such unvested amounts as of December 31, 2016, which would have totaled $49,287 and $10,739, respectively.

SCE Retirement Plan and Executive Retirement Plan

In connection with an NEO’s termination of employment, the NEO will generally receive a payout of his or her vested retirement benefits under the SCE Retirement Plan and the Executive Retirement Plan. See “Pension Benefits” above for a discussion of these retirement payments and associated survivor benefits.

2017 Proxy Statement	55

EXECUTIVE COMPENSATION

EIX Potential Payments Upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of December 31, 2016 to the EIX NEOs who were employed on that date by EIX or its subsidiaries, in the event of involuntary termination of employment without cause (severance), separation in connection with a change in control of the Company (enhanced severance), and separation due to death. The amounts reported in the table do not include benefits that would have been payable to the NEO if the triggering event had not occurred.

Name	Severance ($)	Enhanced Change in Control Severance(1) ($)	Death(2) ($)
Pedro J. Pizarro
Lump sum cash	3,630,000	8,360,000
Health care coverage(3)	186,790	186,790
Retirement plan benefits(4)	690,888	1,473,580
Equity acceleration	1,991,040	2,790,202
Reimbursable expenses(5)	30,000	60,000
Survivor benefits	—	—	4,074,549
Maria Rigatti
Lump sum cash	1,375,000	3,300,000
Health care coverage(3)	108,177	108,177
Retirement plan benefits(4)	245,593	580,906
Equity acceleration	454,911	683,499
Reimbursable expenses(5)	30,000	60,000
Survivor benefits	—	—	892,976
Adam S. Umanoff
Lump sum cash	1,375,000	3,300,000
Health care coverage	18,558	27,837
Retirement plan benefits(4)	629,598	1,099,757
Equity acceleration	1,108,368	1,581,194
Reimbursable expenses(5)	25,000	55,000
Survivor benefits	—	—	1,694,453
Kevin M. Payne
Lump sum cash	1,200,000	2,900,000
Health care coverage(3)	—	—
Retirement plan benefits(4)	372,891	740,061
Equity acceleration	479,100	565,424
Reimbursable expenses(5)	30,000	60,000
Survivor benefits	—	—	839,584
Ronald L. Litzinger
Lump sum cash	1,440,000	3,480,000
Health care coverage(3)	—	—
Retirement plan benefits(4)	1,323,719	2,540,839
Equity acceleration	1,956,984	2,449,714
Reimbursable expenses(5)	30,000	60,000
Survivor benefits	—	—	4,302,712
(1)	The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed for an involuntary termination without cause. This presentation assumes that equity awards would be continued following the change-in-control transaction. If equity awards were to be terminated in connection with a change-in-control transaction, triggering accelerated vesting of the awards in connection with the termination of the awards, then the same equity award acceleration value included in the table above would have been triggered had such a change in control and termination of the awards occurred on December 31, 2016. In such circumstances, that equity acceleration value would not also be included in severance benefits for the NEO as the benefit would have already been provided in connection with the change in control.
(2)	The amounts shown for separation due to death on December 31, 2016 are benefits that would have been payable under the Executive Survivor Benefit Plan, which was terminated effective the end of the day on December 31, 2016.
(3)	Messrs. Payne and Litzinger would have each been eligible for retiree health care benefits if the NEO retired regardless of whether he was eligible to receive severance benefits. Mr. Pizarro and Ms. Rigatti would have become eligible for retiree health care benefits as a result of eligibility for severance benefits.
(4)	Includes the actuarial value of additional years of age and service credit under the Executive Retirement Plan and, for Mr. Umanoff, the value of his Executive Retirement Plan benefit and Company contributions under the Executive Deferred Compensation Plan that vest due to severance.
(5)	Includes outplacement and educational assistance benefits.

56	2017 Proxy Statement

EXECUTIVE COMPENSATION

SCE Potential Payments Upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of December 31, 2016 to the SCE NEOs in the event of involuntary termination of employment without cause (severance), separation in connection with a change in control of the Company (enhanced severance), and separation due to death. The amounts reported in the table do not include benefits that would have been payable to the NEO if the triggering event had not occurred.

Name	Severance ($)	Enhanced Change in Control Severance(1) ($)	Death(2) ($)
Kevin M. Payne
Lump sum cash	1,200,000	2,900,000
Health care coverage(3)	—	—
Retirement plan benefits(4)	372,891	740,061
Equity acceleration	479,100	565,424
Reimbursable expenses(6)	30,000	60,000
Survivor benefits	—	—	839,584
Pedro J. Pizarro
Lump sum cash	3,630,000	8,360,000
Health care coverage(3)	186,790	186,790
Retirement plan benefits(4)	690,888	1,473,580
Equity acceleration	1,991,040	2,790,202
Reimbursable expenses(6)	30,000	60,000
Survivor benefits	—	—	4,074,549
William M. Petmecky, III
Lump sum cash	630,000	1,095,000
Health care coverage(3)	23,198	27,837
Retirement plan benefits(4)	126,567	208,969
Equity acceleration	236,845	312,731
Reimbursable expenses(6)	30,000	40,000
Survivor benefits	—	—	633,344
Maria Rigatti
Lump sum cash	1,375,000	3,300,000
Health care coverage(3)	108,177	108,177
Retirement plan benefits(4)	245,593	580,906
Equity acceleration	454,911	683,499
Reimbursable expenses(6)	30,000	60,000
Survivor benefits	—	—	892,976
Ronald O. Nichols
Lump sum cash	880,000	2,160,000
Health care coverage	11,718	17,576
Retirement plan benefits(4)	418,670	527,498
Equity acceleration	291,404	383,110
Reimbursable expenses(6)	25,000	55,000
Survivor benefits	—	—	819,195
Russell C. Swartz
Lump sum cash	760,200	1,321,300
Health care coverage(3)	—	—
Retirement plan benefits(4)	137,307	292,444
Equity acceleration(5)	—	—
Reimbursable expenses(6)	30,000	40,000
Survivor benefits	—	—	1,142,097

2017 Proxy Statement	57

EXECUTIVE COMPENSATION

Name	Severance ($)	Enhanced Change in Control Severance(1) ($)	Death(2) ($)
Peter T. Dietrich
Lump sum cash	1,008,000	1,752,000
Health care coverage	18,558	27,837
Retirement plan benefits(4)	356,000	631,376
Equity acceleration	723,056	892,004
Reimbursable expenses(6)	30,000	40,000
Survivor benefits	—	—	1,461,520
(1)	The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed for an involuntary termination without cause. This presentation assumes that equity awards would be continued following the change-in-control transaction. If equity awards were to be terminated in connection with a change-in-control transaction, triggering accelerated vesting of the awards in connection with the termination of the awards, then the same equity award acceleration value included in the table above would have been triggered had such a change in control and termination of the awards occurred on December 31, 2016. In such circumstances, that equity acceleration value would not also be included in severance benefits for the NEO as the benefit would have already been provided in connection with the change in control.
(2)	The amounts shown for separation due to death on December 31, 2016 are benefits that would have been payable under the Executive Survivor Benefit Plan, which was terminated effective the end of the day on December 31, 2016.
(3)	Messrs. Payne and Swartz would have each been eligible for retiree health care benefits if the NEO retired regardless of whether he was eligible to receive severance benefits. Mr. Pizarro and Ms. Rigatti would have become eligible for retiree health care benefits as a result of eligibility for severance benefits.
(4)	Includes the actuarial value of additional years of age and service credit under the Executive Retirement Plan and, for Mr. Nichols, the value of his Executive Retirement Plan benefit and Company contributions under the Executive Deferred Compensation Plan that vest due to severance.
(5)	Mr. Swartz’s equity would have vested due to retirement regardless of eligibility to receive severance benefits.
(6)	Includes outplacement and educational assistance benefits.

58	2017 Proxy Statement

ITEM 5: SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER PROXY ACCESS REFORM

To Be Voted On By EIX Shareholders Only

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has notified EIX that he beneficially owns at least 100 shares of EIX and intends to present Item 5 for action at the Annual Meeting. The text of the shareholder proposal is included below as submitted by the proponent, and has not been endorsed or verified by EIX. The EIX Board response to the shareholder proposal follows.

Proposal 5 — Shareholder Proxy Access Reform

Shareholders request that our board of directors take the steps necessary to allow up to 50 shareholders to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to make use of shareholder proxy access.

Even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria for a continuous 3-years at most companies examined by the Council of Institutional Investors. Additionally many of the largest investors of major companies are routinely passive investors who would be unlikely to be part of the proxy access shareholder aggregation process.

Under this proposal it is unlikely that the number of shareholders who participate in the aggregation process would reach an unwieldy number due to the rigorous rules our management adopted for a shareholder to qualify as one of the aggregation participants. Plus it is easy for our management to screen aggregating shareholders because management simply needs to find one item lacking from a list of typical proxy access requirements.

Please vote to enhance shareholder value:
Shareholder Proxy Access Reform – Proposal 5

EIX Board Recommendation “Against” Item 5

The EIX Board of Directors has considered the shareholder proposal requesting the EIX Board adopt a proxy access bylaw as described in the proposal (Item 5 on your Proxy Card) and recommends you vote “Against” the proposal for the following reasons.

The Company has already adopted Bylaws that give shareholders a meaningful and appropriate proxy access right.

The shareholder proposal is unnecessary because our shareholders already have a meaningful and appropriate proxy access right. In 2015, after engaging with a number of our shareholders, the EIX Board adopted proxy access for director elections at annual meetings. The EIX Bylaws provide the Company will include in its Proxy Statement up to two nominees (or nominees for up to 20% of the Board, whichever is greater) submitted by a shareholder or group of up to 20 shareholders owning at least 3% of EIX common stock continuously for at least three years, if the shareholder group and nominee satisfy the requirements in the EIX Bylaws. These parameters have become standard among companies that have adopted proxy access.

The EIX Board believes the current proxy access Bylaws strike an appropriate balance between promoting shareholder nomination rights and protecting the interests of all shareholders.

The shareholder proposal would require the Board to amend the EIX Bylaws to increase the number of shareholders who may aggregate shares to reach the 3% ownership requirement from 20 to 50 shareholders. However, the Board believes increasing the group aggregation limit does not reflect current best practices and is not in the best interests of our shareholders.

Before adopting proxy access, we obtained feedback from major shareholders holding approximately 30% of EIX Common Stock, including each of our top five holders. These shareholders supported the 20 shareholder limit. In fact, 311 of the 342 companies (91%) that adopted proxy access in 2015 and 2016 have a group aggregation limit of exactly 20 shareholders.

The proponent’s supporting statement implies that the current group aggregation limit would prevent pension funds from reaching the 3% ownership requirement. Based on publicly available data, the Company’s ten largest pension fund shareholders held more than 3% of EIX Common Stock as of December 31, 2016. We believe increasing the group aggregation limit from 20 to 50 shareholders would not meaningfully enhance the shareholder nomination right for the Company’s pension fund holders.

2017 Proxy Statement	59

ITEM 5: SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER PROXY ACCESS REFORM

The Company has a strong corporate governance structure and record of accountability.

The Company’s current corporate governance structure reflects a significant and ongoing commitment to strong and effective governance practices and a willingness to be responsive and accountable to shareholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address shareholder feedback.

In addition to adopting a meaningful and appropriate proxy access right, we have implemented numerous other corporate governance measures to ensure the Board remains accountable to shareholders, to provide our shareholders with a meaningful voice in the nomination and election of directors, and to provide our shareholders with the ability to communicate with directors and promote the consideration of shareholder views. For example:

●	Each director serves a one-year term and stands for reelection at each Annual Meeting.
●	Directors must be elected by a majority vote in uncontested elections.
●	All directors are independent, except for Mr. Pizarro.
●	We have an independent Board chair.
●	Board committees are composed solely of independent directors.
●	Shareholders have the ability to:
-	Call special meetings upon request of 10% of shares;
-	Act by written consent;
-	Recommend director candidates to the Governance Committee, which evaluates those recommendations in the same manner as recommendations received from other sources;
-	Directly nominate director candidates and solicit proxies for the election of those candidates in accordance with our Bylaws and federal securities laws;
-	Submit proposals for inclusion in the Company’s Proxy Statement for consideration at each Annual Meeting, subject to SEC rules and regulations;
-	Communicate directly with the Board or individual directors by following the procedures described on our website at www.edison.com/corpgov; and
-	Express their views on executive compensation through annual “say-on-pay” votes, which are considered by the Compensation Committee.

Our Board also has shown an ongoing commitment to Board refreshment and diversity. Seven of our nine director nominees have served on the Board for less than six years, including five new independent directors elected to the Board since 2014. Three of our director nominees are women and four of our director nominees reflect ethnic diversity.

For the foregoing reasons, the EIX Board recommends you vote “AGAINST” Item 5.

60	2017 Proxy Statement

MEETING AND VOTING INFORMATION

What is included in the proxy materials?

The proxy materials include the Proxy Statement (which includes a letter to shareholders and a Notice of Annual Meeting), the Annual Report, the Proxy Card, and the Notice of Internet Availability.

Why did the Company mail a Notice of Internet Availability instead of a printed copy of the materials?

Providing the proxy materials to shareholders via the Internet saves us the cost of printing and mailing documents and reduces the impact of the Annual Meeting on the environment.

If you received only a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you request them. The Notice includes instructions on how to access and review the proxy materials, submit your proxy via the Internet, and request a printed copy of proxy materials by mail.

Why did some shareholders receive printed or email copies of the proxy materials?

We are distributing printed copies of the proxy materials to shareholders who have previously requested printed copies. We are providing shareholders who have previously requested electronic delivery of proxy materials with an email containing a link to the website where the materials are available via the Internet.

Who can vote?

All owners of voting stock at the close of business on March 3, 2017 (the record date) may vote.

On each Item of EIX business, holders of EIX Common Stock are entitled to one vote per share. On each Item of SCE business, holders of SCE Cumulative Preferred Stock are entitled to six votes per share and EIX, as the holder of SCE Common Stock, is entitled to one vote per share. All shares of SCE Common and Cumulative Preferred Stock vote together as one class.

Who can attend the Annual Meeting?

All shareholders on the record date, or their duly appointed proxies, may attend the meeting. All shareholders will be required to pass through a security inspection area (where all packages will be subject to search) and check in at the registration desk at the meeting. The registration desk will open at 8:00 a.m. and meeting room doors will open at 8:30 a.m., Pacific Time. For your protection, purses, briefcases, backpacks, and packages may be subject to inspection. Shareholders may not bring signs, banners, handouts, or similar items into the meeting room. Photography and video/audio recording of the Annual Meeting are not permitted.

If you are a Registered Shareholder or a 401(k) Plan Shareholder, we can verify your share ownership from the share register with proper identification. No admission pass is required. To be admitted as a proxy for a Registered Shareholder, you must provide a written authorization from the Registered Shareholder.

If your shares are held in Street Name, you will need to bring proper identification and a letter or an account statement from your broker or other nominee reflecting your stock ownership as of the record date. To be admitted as a proxy for a broker, you must provide a written authorization from the broker with a letter or account statement reflecting the broker’s ownership as of the record date. If a nominee holds the shares, you must provide a written authorization from the nominee to the broker that is assignable, a written authorization from the broker, and a letter or account statement reflecting the nominee’s ownership as of the record date.

Individual shareholders may bring one guest to the Annual Meeting. A shareholder that is a corporation, partnership, association or other entity is limited to three authorized representatives at the Annual Meeting.

Where is the Annual Meeting Located?

The Hilton Los Angeles/San Gabriel Hotel is located just north of Interstate 10, approximately ten miles east of Downtown Los Angeles. From Interstate 10, take the Del Mar Ave. exit north (towards San Gabriel) to Valley Blvd. Turn left at Valley Blvd. to 225 West Valley Blvd.

How do I vote?

Your vote is important. You can save us the expense of additional solicitations by voting promptly. Please follow the instructions described below:

By Internet – Shareholders who received a Notice of Internet Availability may vote via the Internet by following the instructions on the Notice. Shareholders who received a Proxy Card by mail may vote via the Internet by following the instructions on the Proxy Card. When voting via the Internet, all shareholders must have available the control number on their Notice of Internet Availability or Proxy Card. Under California law, you may transmit a proxy via the Internet.

By Telephone – Registered or 401(k) Plan Shareholders may vote by telephone by calling 1-866-883-3382 and following the recorded instructions. Most shareholders who hold their shares in

2017 Proxy Statement	61

MEETING AND VOTING INFORMATION

Street Name may vote by phone by calling the number provided by their broker. When voting by telephone, all shareholders must have available the control number on their Notice of Internet Availability or Proxy Card.

By Mail – Shareholders who received a printed copy of these proxy materials may vote by mail by completing, signing, dating and returning their Proxy Card as indicated.

In Person – Registered Shareholders may vote in person by attending the Annual Meeting and completing a ballot distributed at the meeting. Shareholders who hold their shares in Street Name may vote in person by attending the Annual Meeting only if they have requested and received a legal proxy from their broker or other nominee, and deliver the proxy to the inspector of election before or at the meeting. 401(k) Plan Shareholders may not cast votes in person at the Annual Meeting.

What is the deadline to vote and how do I change my vote?

If you are a Registered Shareholder, the inspector of election will accept your proxy by telephone or via the Internet until 9:00 p.m., Pacific Time, on April 26, 2017, and by mail if it is received by the inspector of election before the polls close at the Annual Meeting. Registered Shareholders may change their vote prior to the deadline by writing to the Corporate Secretary at the address above (so it is received prior to the deadline), voting again by mail, telephone or the Internet, or voting in person at the Annual Meeting.

If you hold shares in Street Name, most brokers will accept your proxy by telephone or the Internet until 9:00 p.m., Pacific Time, on April 26, 2017, and by mail if it is received by your broker’s designated agent by 9:00 a.m., Pacific Time, on April 27, 2017. Contact your broker or other nominee before the Annual Meeting to determine the actual deadline and whether and how you can change your vote.

If you are a 401(k) Plan Shareholder, your proxy must be received by 9:00 p.m., Pacific Time, on April 25, 2017 for the 401(k) Plan trustee to vote your shares. 401(k) Plan Shareholders may change their vote prior to this deadline by voting again. The last vote received within this timeframe will be the vote counted.

What does it mean if I get more than one Notice of Internet Availability or Proxy Card?

It indicates that your shares are held in more than one account, such as two brokerage accounts, or you hold both registered and Street Name shares, or you hold shares in both EIX and SCE. Use the control numbers provided on each Notice of Internet Availability or Proxy Card and vote each Notice or Proxy Card to ensure that all of your shares are voted.

What shares are covered by the Proxy Card?

This depends on how you hold your shares, and whether you hold shares in EIX, SCE, or both EIX and SCE.

Registered and 401(k) Plan Shareholders – For EIX registered and 401(k) Plan Shareholders, you will receive or have Internet access to a single Proxy Card that covers all shares of EIX Common Stock in your registered and 401(k) Plan accounts, including fractional shares held in the 401(k) Plan but excluding fractional shares held in the Dividend Reinvestment and Direct Stock Purchase Plan.

For SCE Registered Shareholders, you will receive or have Internet access to separate Proxy Cards for each series of preferred stock registered in your name.

If you hold registered shares in both EIX and SCE, you will receive or have Internet access to separate Proxy Cards for each Company.

Street Name Shareholders – If you hold shares of EIX and/or SCE in Street Name, you will receive or have Internet access to separate Proxy Cards from each broker or other nominee.

What happens if I submit my Proxy Card but do not indicate my voting preference?

The proxies and 401(k) Plan trustee will vote “FOR” election of all nominees for director (Item 1), “FOR” ratification of the appointment of the independent registered public accounting firm (Item 2), “FOR” approval of executive compensation (Item 3), to hold the advisory vote on the frequency of Say-on-Pay votes every year (Item 4), and “AGAINST” the shareholder proposal regarding shareholder proxy access reform (Item 5, EIX only).

What happens if I submit my Proxy Card but do not sign or date my card?

Those shares will be treated as unvoted shares on all matters and will not be considered as present and part of the quorum.

What happens if I do not vote?

If you are a Registered Shareholder, your shares will not be voted.

If you hold your shares in Street Name, most brokers or other nominees will only have authority to vote your shares on ratification of the appointment of the independent registered public accounting firm (Item 2). Regarding each of the other Items, most brokers or other nominees will not have authority to vote your shares, and the shares will instead be treated as “broker non-votes.”

If you are a 401(k) Plan Shareholder, the 401(k) Plan trustee will vote your shares in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan Shareholders, unless contrary to ERISA.

How many votes do you need to hold the meeting?

A quorum is required for the Company to conduct business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes that all shareholders may cast constitutes a quorum. All shares represented by a properly signed proxy will be considered as present and part of the quorum, even if you or your broker or other nominee doesn’t vote or abstains on any or all matters.

As of the record date, EIX had 325,811,206 shares of Common Stock outstanding,325,800,887 of which may cast 325,800,887 votes. Therefore, a quorum for EIX is 162,900,444 shares. SCE had 4,800,198 shares of Cumulative Preferred

62	2017 Proxy Statement

MEETING AND VOTING INFORMATION

Stock outstanding and entitled to cast 28,801,188 votes, and 434,888,104 shares of Common Stock outstanding and entitled to cast 434,888,104 votes. Voting together as a class, the SCE shareholders may cast 463,689,292 votes. Therefore, a quorum for SCE is 231,844,647 shares.

What vote is required to adopt each Item at the meeting?

Shareholders may vote “for,” “against” or “abstain” with respect to each proposal. A director nominee will be elected and a proposal will be approved if the following votes are obtained:

●	The affirmative vote of at least a majority of the votes cast on the director or proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will not affect the vote; and
●	The affirmative vote of at least a majority of the votes required to constitute a quorum. Abstentions and broker non-votes are not treated as votes cast and therefore will have the effect of votes cast against the director or proposal for these votes.

Who will count the votes?

Wells Fargo Bank, N.A., will tabulate the votes and is expected to act as the inspector of election. To protect the confidentiality of votes cast under the 401(k) Plan, 401(k) Plan Shareholders’ voting instructions are given directly to Wells Fargo. Wells Fargo will tabulate those votes and provide aggregate voting results directly to the 401(k) Plan trustee. EIX will not have access to any of the 401(k) Plan Shareholders’ voting instructions, and 401(k) Plan voting results are only reported to EIX in the aggregate.

How much will this proxy solicitation cost?

We have retained D.F. King & Co., Inc. to assist us with the solicitation of proxies and will pay an aggregate fee of $22,500 (EIX $20,000 and SCE $2,500) plus expenses. This fee does not include the costs of printing and mailing the proxy materials. Some of the directors, officers and other employees of the Company also may solicit proxies personally, by mail, by telephone or by other electronic means for no additional compensation. We will also reimburse brokers and other nominees for their reasonable out-of-pocket and other actual expenses for forwarding proxy materials to beneficial owners and obtaining voting instructions.

Whom may I call with questions about the meeting or voting?

You may call Wells Fargo at 1-800-347-8625 or visit their Internet website at www.shareowneronline.com.

What happens if additional matters are presented at the Annual Meeting?

The Board is not aware of, and does not intend to present, any business to be acted upon at the Annual Meeting other than the Items described in this Proxy Statement. If you submit a proxy and any other matters properly come before the Annual Meeting, including matters incident to the conduct of the Annual Meeting, the persons named as proxy holders will have the discretionary authority to vote your shares under their best judgment. If any of the nominees for election to the Board become unavailable to stand for election as a director, the proxies will also have the authority to vote for substitute nominees chosen by the Board.

What is the deadline to submit shareholder proposals or other business for the 2017 Annual Meeting?

The deadline to submit shareholder proposals for the Company’s 2017 Annual Meeting was November 18, 2016. To be considered for inclusion in the 2018 Proxy Statement, shareholder proposals for the Company’s 2018 Annual Meeting must be received by November 17, 2017.

Shareholders intending to bring any other business before an Annual Meeting, including director nominations, must give written notice to the Corporate Secretary of the business to be presented. The notice must be received at our office within the periods, and with the information and documents, specified in the Bylaws.

Assuming that the 2018 Annual Meeting is held on April 26, 2018, as specified by the Bylaws, and does not change by more than 30 days earlier or later, the period for the receipt by the Corporate Secretary of written notice of other business to be brought by shareholders before the 2018 Annual Meeting, including director nominations presented for inclusion in the 2018 Proxy Statement or otherwise, will begin on September 18, 2017 and end on November 17, 2017.

2017 Proxy Statement	63

TERMS USED IN THIS PROXY STATEMENT

401(k) Plan	The employee benefit plan known as the Edison 401(k) Savings Plan through which participants may hold interests in EIX shares through the EIX Stock Fund
401(k) Plan Shareholders	Participants in the 401(k) Plan who hold interests in EIX shares through the EIX Stock Fund
Annual Meeting	The EIX and SCE annual meetings of shareholders, which are held jointly
Annual Report	The EIX and SCE 2016 combined annual report on Form 10-K, which is prepared and filed with the SEC jointly
Board	Both the EIX and SCE Boards of Directors, unless otherwise indicated
Committee	The applicable Board committees of both EIX and SCE, unless otherwise indicated
Company	Both EIX and SCE, unless otherwise indicated
Compensation Committee	The Compensation and Executive Personnel Committees of both EIX and SCE, unless otherwise indicated
Edison Energy Group or EEG	Edison Energy Group, Inc., a wholly-owned subsidiary of EIX and the holding company for EIX’s competitive businesses in emerging sectors of the electric industry
EIX	Edison International
EME

Edison Mission Energy, an indirect wholly-owned subsidiary of EIX
EME was an independent power producer that filed for bankruptcy in 2012
In April 2014, substantially all of EME’s assets and liabilities were discharged in bankruptcy or transferred to third parties

ERISA	The Employee Retirement Income Security Act of 1974
FOSO Committee	The Finance, Operations and Safety Oversight Committees of both EIX and SCE, unless otherwise indicated
Governance Committee	The Nominating/Corporate Governance Committees of both EIX and SCE, unless otherwise indicated
Notice of Internet Availability, or Notice

The notice regarding the availability on the Internet of the Company’s proxy materials, which was mailed to most shareholders in lieu of printed copies of the proxy materials, as permitted under SEC rules

Proxy Card	Either a proxy card, which you may receive if you are a Registered Shareholder, or a voting instruction form, which you may receive if you hold shares in Street Name or are a 401(k) Plan Shareholder
Proxy Statement	The EIX and SCE proxy statements, which are prepared and filed with the SEC jointly
Registered Shareholder	Your shares are registered in your own name on the Company’s records Shares held in your Dividend Reinvestment and Direct Stock Purchase Plan account are included
SCE	Southern California Edison Company
Street Name

Your shares are held in a brokerage account or through a trustee, custodian or other third party (referred to as a nominee), and you are the beneficial owner of those shares

Your name does not appear on the Company’s records as a shareholder

64	2017 Proxy Statement

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

EDISON INTERNATIONAL

ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 27, 2017
9:00 a.m., Pacific Time

Hilton Los Angeles/San Gabriel Hotel
225 West Valley Blvd.
San Gabriel, California 91776

Directions to the Edison International Annual
Meeting are available in the proxy statement which
can be viewed at www.edison.com/annualmeeting

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 27, 2017.

Notice is hereby given that the Annual Meeting of Shareholders of Edison International will be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement and the 2016 Annual Report are available at www.edison.com/annualmeeting ..

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before April 12, 2017 to facilitate timely delivery.

Matters intended to be acted upon at the meeting are listed below.

The Board of Directors recommends that you vote “FOR” Items 1, 2 and 3, “1 YEAR” for Item 4, and “AGAINST” Item 5:

1.	Election of Directors:
	01	Vanessa C.L. Chang	04	Pedro J. Pizarro	07	Ellen O. Tauscher
	02	Louis Hernandez, Jr.	05	Linda G. Stuntz	08	Peter J. Taylor
	03	James T. Morris	06	William P. Sullivan	09	Brett White

2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm

3.	Advisory Vote to Approve the Company’s Executive Compensation

4.	Advisory Vote on the Frequency of Say-on-Pay Votes

5.	Shareholder Proposal Regarding Shareholder Proxy Access Reform

THIS IS NOT A FORM FOR VOTING

You may immediately vote your proxy on the Internet at:

www.proxypush.com/eix

●	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 9:00 p.m. Pacific Time on April 26, 2017, except for Edison 401(k) Savings Plan shareholders who must vote by 9:00 p.m. Pacific Time on April 25, 2017.
●	Please have this Notice available and follow the instructions to vote your proxy.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card.

To request paper copies of the proxy materials, please contact us via:

Internet – Access the Internet and go to www.proxydocs.com/eix . Follow the instructions to log in, and order copies.

Telephone – Call us free of charge at 1-866-870-3684 from the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

Email – Send us an email at paper@investorelections.com with “EIX Materials Request” in the subject line. The email must include:
●	The 11-digit control # located in the box in the upper right hand corner on the front of this notice.
●	Your preference to receive printed materials via mail -or- an email with links to the electronic materials.
●	If you choose email delivery, you must include the email address.
●	If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” in the email.

Important Information About This Notice

This Important Notice Regarding the Availability of Proxy Materials is provided to shareholders in place of printed materials for the upcoming Annual Meeting of Shareholders. You will not receive a printed copy of the proxy materials unless you request one by following the instructions above.

In 2007, the Securities and Exchange Commission adopted a rule permitting companies to send shareholders a notice regarding the Internet availability of proxy materials rather than distribute printed proxy materials. Distributing these proxy materials via the Internet saves us the cost of printing, mailing and storing documents, and reduces the impact of the Annual Meeting on the environment.

This Notice contains specific information regarding the Annual Meeting, the proposals to be voted on at the Annual Meeting, and the Internet site where the proxy materials may be found. It is not a form for voting and should not be returned to the Company or Wells Fargo Shareowner Services. Please use the company and control numbers provided on the first page of this Notice to vote your shares at www.proxypush.com/eix ..

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/eix Use the Internet to vote your proxy.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Your vote by phone or Internet authorizes the proxies and/or the Edison 401(k) Savings Plan Edison International stock fund trustee to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Voting instructions to the Edison International stock fund trustee are confidential. All stock for which the Edison International stock fund trustee has not received voting instructions by 9:00 p.m., Pacific Time, on April 25, 2017, will be voted in the same proportion to the 401(k) Savings Plan shares voted by other 401(k) Savings Plan participants, unless contrary to ERISA. All other stock may be voted by phone or Internet through 9:00 p.m., Pacific Time, on April 26, 2017.

If you vote your proxy by Internet or by Telephone, please do NOT mail your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

⇩ Please fold here – Do not separate ⇩

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3, “1 Year” for Item 4, and “AGAINST” Item 5.

1.	Election of directors:
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	01 Vanessa C.L. Chang	☐	☐	☐	06 William P. Sullivan	☐	☐	☐

	02 Louis Hernandez, Jr.	☐	☐	☐	07 Ellen O. Tauscher	☐	☐	☐

	03 James T. Morris	☐	☐	☐	08 Peter J. Taylor	☐	☐	☐

	04 Pedro J. Pizarro	☐	☐	☐	09 Brett White	☐	☐	☐

	05 Linda G. Stuntz	☐	☐	☐

2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm			☐	For	☐	Against	☐	Abstain

3.	Advisory Vote to Approve the Company’s Executive Compensation			☐	For	☐	Against	☐	Abstain

4.	Advisory Vote on the Frequency of Say-on-Pay Votes	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

5.	Shareholder Proposal Regarding Shareholder Proxy Access Reform			☐	For	☐	Against	☐	Abstain

WHEN PROPERLY EXECUTED, THIS PROXY CARD WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1, 2 AND 3, “1 YEAR” FOR ITEM 4, AND “AGAINST” ITEM 5.

Date	I plan to attend the meeting. ☐

Signature(s) in Box
Please sign exactly as your name(s) appears on this card. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this card.

2017 ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 27, 2017
9:00 a.m. Pacific Time

Hilton Los Angeles/San Gabriel Hotel
225 West Valley Blvd.
San Gabriel, California 91776

EDISON INTERNATIONAL	proxy card

Annual Meeting — April 27, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PEDRO J. PIZARRO and MARIA RIGATTI are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Edison International to be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776, on April 27, 2017, at 9:00 a.m., Pacific Time, or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side.

The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED “FOR” ITEMS 1, 2 AND 3, “1 YEAR” FOR ITEM 4, AND “AGAINST” ITEM 5. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting.

VOTING INSTRUCTIONS TO THE EDISON INTERNATIONAL STOCK FUND TRUSTEE, STATE STREET BANK AND TRUST COMPANY:

If the undersigned holds shares through the Edison 401(k) Savings Plan, this card also provides the following voting instructions to the Edison International stock fund trustee. The Edison International stock fund trustee is instructed to vote confidentially the shares of stock credited and conditionally credited to the undersigned’s account as of March 3, 2017. The undersigned understands that the stock will be voted as directed provided the Edison International stock fund trustee or its agent receives this card by 9:00 p.m., Pacific Time, on April 25, 2017, and all stock for which the Edison International stock fund trustee or its agent has not received instructions by this card at the designated time will be voted in the same proportion to the 401(k) Savings Plan shares voted by other 401(k) Savings Plan participants, unless contrary to ERISA.

IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PLEASE MARK, SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES. TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SIDE OF THIS CARD.

See reverse for voting instructions.

The following email was sent on March 17, 2017 to Edison International registered and 401(k) Plan shareholders who previously requested email delivery of their proxy materials:

Dear Edison International Shareholder:

The 2017 Annual Meeting of Shareholders will be held at 9:00 a.m. on Thursday, April 27, 2017 at the Hilton Los Angeles/San Gabriel Hotel, San Gabriel, CA, 91776.

Our records indicate that you consented to receive your proxy materials over the Internet. This email provides the information you need to view the proxy materials online and vote your shares.

The Proxy Statement and 2016 Annual Report are available at www.edison.com/annualmeeting.

The Notice of Annual Meeting is included in the Proxy Statement.

You may use the Internet to vote your proxy 24 hours a day, 7 days a week, through 9:00 p.m. Pacific Time on April 26, 2017, except shares held through the Edison 401(k) Savings Plan must be voted by 9:00 p.m. Pacific Time on April 25, 2017.

You will need the following important number to access the Internet voting site and vote your shares:

Your personal eleven-digit control number: 00000000000

If you receive more than one email, it means that your shares are held in more than one account. Use the control numbers provided on each email to ensure that all of your shares are voted.

Thank you for your attention to this important matter.

Barbara E. Mathews
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary